As filed with the Securities and Exchange Commission on March 30, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Ply Gem Industries, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3089	11-1727150
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

303 West Major Street

Kearney, Missouri 64060
(800) 800-2244
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Shawn K. Poe

303 West Major Street
Kearney, Missouri 64060
(800) 800-2244
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

          Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class	Amount to be	Offering Price	Aggregate	Registration
of Securities to be Registered	Registered	Per Share	Offering Price(1)	Fee(2)

9% Senior Subordinated Notes Due 2012	$225,000,000	100%	$225,000,000	$28,507.50

Guarantees of 9% Senior Subordinated Notes Due 2012	N/A	N/A	N/A	N/A(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.

(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.

(3)	No additional consideration is being received for the guarantees, and, therefore no additional fee is required.

          The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

	State or Other	Primary Standard	IRS
	Jurisdiction of	Industrial	Employer
	Incorporation or	Classification	Identification
Name	Organization	Code Number	Number

Ply Gem Holdings, Inc.	Delaware	3089	20-0645710
Great Lakes Window, Inc.	Ohio	3089	34-1548026
Kroy Building Products, Inc.	Delaware	3089	04-3248415
Napco, Inc.	Delaware	3089	13-3637496
Thermal-Gard, Inc.	Pennsylvania	3089	25-1832352
Variform, Inc.	Missouri	3089	43-0799731
Napco Window Systems, Inc.	Delaware	3089	06-1592534

      The address of each of the additional registrants is c/o Ply Gem Industries, Inc., 303 West Major Street, Kearney, Missouri 64060, (800) 800-2244.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH           , 2004

PROSPECTUS

Ply Gem Industries, Inc.

Exchange Offer for $225,000,000

9% Senior Subordinated Notes due 2012

The Notes and the Guarantees

•	We are offering to exchange $225,000,000 of our outstanding 9% Senior Subordinated Notes due 2012, which were issued on February 12, 2004 and which we refer to as the initial notes, for a like aggregate amount of our registered 9% Senior Subordinated Notes due 2012, which we refer to as the exchange notes. The exchange notes will be issued under an indenture dated as of February 12, 2004.

•	The exchange notes will mature on February 15, 2012. We will pay interest on the exchange notes on February 15 and August 15, beginning on August 15, 2004.

•	The exchange notes are guaranteed on a senior subordinated unsecured basis by our parent, Ply Gem Holdings, Inc., and our domestic subsidiaries: Great Lakes Window, Inc., Kroy Building Products, Inc., Napco, Inc., Thermal-Gard, Inc., Variform, Inc. and Napco Window Systems, Inc.

•	The exchange notes will be our unsecured senior subordinated obligations. They will be subordinated to our existing and future senior debt, including borrowings under our new senior credit facilities, and effectively subordinated to any secured debt and to any indebtedness of our subsidiaries that are not guarantors. As of December 31, 2003, on a pro forma basis, the notes would have been subordinated to approximately $222.6 million of senior debt and approximately $32.5 million ($65.0 million new revolving credit facility net of (i) approximately $3.0 million drawn at closing and (ii) approximately $29.5 million of undrawn letters of credit relating to our assumed indebtedness) would have been available for borrowing as additional senior debt under the revolving portion of our new senior credit facilities. We will be permitted to incur additional indebtedness, including senior debt, in the future under the terms of the indenture.

Terms of the exchange offer

•	It will expire at 5:00 p.m., New York City time, on 2004, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all of our outstanding initial notes, which are validly tendered and not withdrawn, for exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•	The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

            Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 17.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

Page

Forward-Looking Statements	i
Industry Data	ii
Trademarks and Patents	ii
Acquisition Entities	ii
Prospectus Summary	1
Risk Factors	17
The Transactions	26
Use of Proceeds	28
Capitalization	29
Unaudited Pro Forma Financial Information	30
Selected Historical Financial Information	35
Management’s Discussion and Analysis of Financial Condition and Results of Operations	38
Industry Overview and Trends	49
Business	51
Management	59
Security Ownership of Certain Beneficial Owners and Management	66
Certain Relationships and Related Transactions	68
Description of Other Indebtedness	70
The Exchange Offer	73
Description of the Notes	82
Certain U.S. Federal Income Tax Considerations	128
Plan of Distribution	133
Legal Matters	134
Experts	134
Where You Can Find More Information	134
Ply Gem Industries, Inc. index to Combined Financial Statements	F-1
Ply Gem Holdings, Inc. index to Balance Sheet	F-46
STOCK PURCHASE AGREEMENT
AMENDED & RESTATED CERTIFICATE OF INCORPORATION
AMENDED BYLAWS
CERTIFICATE OF INCORPORATION
BYLAWS
ARTICLES OF INCORPORATION
CERTIFICATE OF AMENDMENT TO ARTICLES
BY-LAWS
RESTATED CERTIFICATE OF INCORPORATION
BY-LAWS
CERTIFICATE OF INCORPORATION
CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INC.
CERTIFICATE OF MERGER
BY-LAWS
ARTICLES OF INCORPORATION
BY-LAWS
CERTIFICATE OF INCORPORATION
CERTIFICATE OF MERGER AND ARTICLES OF MERGER
CERTIFICATE OF AMENDMENT TO ARTICLES OF INC.
CERTIFICATE OF AMENDMENT TO ARTICLES OF INC.
BY-LAWS
CERTIFICATE OF INCORPORATION
BY-LAWS
INDENTURE
REGISTRATION RIGHTS AGREEMENT
AMENDED & RESTATED CREDIT AGREEMENT
CREDIT AGREEMENT
U.S. SECURITY AGREEMENT
PHANTOM STOCK PLAN
2004 STOCK OPTION PLAN
CHANGE IN CONTROL SEVERANCE BENEFIT PLAN
LETTER TO LEE MEYER
LETTER TO SHAWN POE
LETTER TO JOHN WAYNE
LETTER TO MARK WATSON
LETTER TO BRYAN SEVEINSON
SEPARATION CONSULTING & NONCOMPETITION AGREEMENT
DEBT FINANCING ADVISORY AGREEMENT
GENERAL ADVISORY AGREEMENT
TAX SHARING AGREEMENT
TRANSITION SERVICES AGREEMENT
STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT
COMPUTATION OF RATIOS OF EARNINGS & FIXED CHARGES
LIST OF SUBSIDIARIES
CONSENT OF ERNST & YOUNG LLP
CONSENT OF ERNST & YOUNG LLP
FORM T-1

FORWARD-LOOKING STATEMENTS

      Certain of the matters discussed in this prospectus may constitute forward-looking statements.

      These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All written and oral forward-looking statements made in connection with this prospectus which are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the “Risk Factors” and other cautionary statements included herein. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

      The information in this prospectus is not a complete description of our business or the risks associated with an investment in our securities. There can be no assurance that other factors will not affect the accuracy

i

of these forward-looking statements or that our actual results will not differ materially from the results anticipated in such forward-looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under “Risk factors,” and the following:

•	our high degree of leverage and significant debt service obligations;

•	restrictions under the indenture governing the notes and our new senior credit facilities;

•	the competitive nature of our industry;

•	changes in interest rates, and general economic, home repair and remodeling and new home construction market conditions;

•	changes in the price and availability of raw materials; and

•	changes in our relationships with our significant customers.

INDUSTRY DATA

      Industry data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

TRADEMARKS AND PATENTS

      We own all of the following trademarks and brands in connection with our goods: Ambassador(TM), American ‘76 Collection®, American Comfort®, American Herald®, American Splendor(TM), American Tradition®, Camden Pointe®, Cedar Select®, Chateau®, Consul(TM), Contractor’s Choice®, Durabuilt®, Duragrain®, Diplomat(TM), Envoy(TM), Great Lakes®, Great Lakes Gold(TM), Hampton III®, Millbridge(TM), Monitor(TM), Napco®, Napco Premium 2000(TM), Napco Premium 3000(TM), Napco Prime(TM), Nostalgia Series®, Olde Providence®, Ply Gem(TM), Premier(TM), Regency(TM), Timber Oak®, Uniframe®, Varigrain Preferred® and Victoria Harbor®.

      Castle Ridge®, Cedar Lane®, Chatham Ridge(TM), Forest Ridge®, Heritage Hill(TM), New World Scallops(TM), Oakside®, Parkridge®, Parkside(TM), Rough Sawn Cedar(TM), Somerset(TM) and Vision Pro® are trademarks and brands owned by Georgia-Pacific Corporation.

      All other trademarks or service marks referred to in this prospectus are the property of their respective owners and are not our property.

ACQUISITION ENTITIES

      Ply Gem Industries, Inc., which we also refer to in this prospectus as “Ply Gem,” is a Delaware corporation, incorporated in 1987. Upon completion of the Acquisition described in this prospectus, we became a wholly-owned subsidiary of Ply Gem Holdings, Inc., a Delaware corporation, which we refer to in this prospectus as “Ply Gem Holdings.” Ply Gem Holdings is a wholly-owned subsidiary of Ply Gem Investment Holdings, Inc., which we refer to in this prospectus as “Ply Gem Investment Holdings,” an entity formed by Caxton-Iseman Capital, Inc. and its affiliates.

      Prior to the Acquisition, we were a wholly-owned subsidiary of WDS LLC, a limited liability company. WDS LLC is a wholly-owned subsidiary of Nortek, Inc., which we refer to in this prospectus as “Nortek,” or our former parent. Nortek is a wholly-owned subsidiary of Nortek Holdings, Inc., which we refer to as “Nortek Holdings.” Prior to the Acquisition, we were known as the Windows, Doors and Siding division of Nortek.

ii

PROSPECTUS SUMMARY

      This summary may not contain all of the information that may be important to you. You should read this prospectus carefully in its entirety before making an investment decision. In particular, you should read the section entitled “Risk factors” and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus. Unless the context indicates otherwise, the terms “our company,” “we,” “us” and “our” refer to Ply Gem Industries, Inc. and its consolidated subsidiaries, after giving effect to the completion of the acquisition of Ply Gem Industries, Inc. by Ply Gem Holdings, or the “Acquisition,” as described in this prospectus. References to statements as being “pro forma” or “on a pro forma basis” mean after giving effect to the Acquisition and the other transactions described in our unaudited pro forma financial statements. See “Unaudited pro forma financial information.” Unless otherwise noted, references to “EBITDA” and other financial terms have the meanings set forth under “— Summary historical and pro forma financial information.”

Our Company

      We are a leading manufacturer of residential exterior building products in North America. We offer a comprehensive product line of vinyl siding and skirting, vinyl windows and doors, and vinyl and composite fencing, railing and decking that serves both the home repair and remodeling and new home construction sectors in all 50 states and Western Canada. Vinyl products, which represented approximately 88.3% of our 2003 net sales on a pro forma basis, have the leading and increasing share of sales by volume in siding and windows, and the fastest growing share of sales by volume in fencing in the U.S. We also manufacture vinyl and aluminum soffit and siding accessories, aluminum trim coil, wood windows and steel and fiberglass doors, enabling us to bundle complementary and color-matched products and accessories with our core vinyl products. We believe our broad product offering and geographically diverse manufacturing base allow us to better serve our customers and provide us with a competitive advantage over other vinyl building products suppliers. For the year ended December 31, 2003, on a pro forma basis, we had net sales of $531.4 million, net earnings of $16.4 million, and EBITDA of $75.4 million.

      We market our products using several leading brands across multiple price points, which enables us to diversify our sales across distribution channels with minimal channel conflict. We believe this strategy allows us to reach the greatest number of end customers and provide nationwide service. Additionally, we have developed a proprietary vendor managed inventory, or “VMI,” program for certain of our siding and accessories customers, which enables us to track, forecast and place purchase orders on behalf of those customers. Customers who have implemented our VMI program have experienced higher service levels, more accurate fill rates, higher inventory turns and lower selling, general and administrative expenses. We believe we are able to compete on favorable terms and maintain our strong customer base as a result of our extensive distribution coverage, high quality, innovative and comprehensive product line, proprietary VMI program and production efficiency.

      Siding and accessories accounted for approximately 58.6% of our pro forma net sales for the year ended December 31, 2003. We sell our siding and accessories to specialty distributors (one-step distribution) and to wholesale distributors (two-step distribution). Our specialty distributors sell directly to remodeling contractors and builders. Our wholesale distributors sell to retail home centers and lumberyards who, in turn, sell to remodeling contractors, builders and consumers. In the wholesale channel, we are the sole supplier of vinyl siding and accessories to Georgia-Pacific Corporation, the largest building products distributor in the U.S. Through Georgia-Pacific and our Georgia-Pacific dedicated, 22 person sales force, our vinyl siding and accessories are sold to major retail home centers, lumberyards and manufactured housing manufacturers. A portion of our siding and accessories is also sold directly to Lowe’s Home Improvement Centers under our Durabuilt brand.

      Windows and doors accounted for approximately 30.4%, and fencing, railing and decking products accounted for approximately 11.0%, of our pro forma net sales for the year ended December 31, 2003, respectively. We market our windows and doors through wholesale, millwork and specialty distributors and contractors, and we market our fencing, railing and decking primarily through a nationwide network of fabricators.

      We operate a total of nine manufacturing facilities across all our product categories, strategically located near our customers. We are a low-cost manufacturer of high-quality vinyl siding. We have adopted and implemented a strategy and deployed related technologies in our siding operations which we call “virtual plant,” which provides us with the flexibility to quickly move production between plants based on capacity utilization in order to maximize our manufacturing efficiency. We believe our strategically located facilities and virtual plant strategy enable us to control manufacturing and transportation costs and provide customers with reliable service and product delivery times.

Industry Overview and Trends

      We estimate the total size of the residential exterior building products sectors in which we compete in the U.S. to be approximately $31.0 billion. Demand for exterior building products, including siding and accessories, windows and doors, and fencing, railing and decking, is primarily driven by repair and remodeling of existing homes and construction of new homes, which are affected by changes in national and local economic and demographic conditions, employment levels, availability of financing, interest rates, consumer confidence and other factors. Within exterior building products, vinyl is taking share of sales by volume from certain alternative materials due to its low maintenance, durability, high performance, ease of installation, energy efficiency, lower price and superior aesthetics.

Vinyl siding

      Vinyl represents approximately 45% of U.S. residential siding sales by volume. According to the Freedonia Group, vinyl is expected to grow to approximately 47% of residential siding sales by volume by 2007. Vinyl siding has grown to represent nearly two-thirds of home repair and remodeling siding sales by volume, and between 1992 and 2002 more than tripled sales by volume to account for approximately 30% of siding used in new home construction.

Vinyl windows and doors

      Vinyl has also become the preferred material for replacement windows, and in recent years has achieved increased acceptance in new home construction. Vinyl windows now account for over 54% of the units sold for U.S. home repair and remodeling, and approximately 38% of windows sold for U.S. new home construction. Vinyl accounted for approximately 36% of patio door demand in 2002 and is expected to become the leading material used for patio doors by 2004. The demand for vinyl continues to grow in both the patio door and residential entry and passage door sectors.

Vinyl fencing, railing and decking

      Demand for U.S. fencing and decking products is estimated to be $5.4 billion in 2003. Vinyl and composite materials represent 18.0% of fencing demand and 10.4% of decking sales by volume. Demand for vinyl and composite fencing has grown by over 37% per year from 1997 to 2003, while sales by volume of vinyl and composite decking have grown by approximately 35% annually from 1998 to 2003. Demand for fencing products is expected to grow at an annual rate of 16.8% for the period 2003 to 2008, and sales by volume of vinyl and composite decking products are expected to grow at an annual rate of 17.1% for the same period. Management estimates that U.S. railing sales are approximately $1.1 billion in size and that vinyl and composite represent approximately $100.0 million, or 9.1%, of railing sales.

Our Competitive Strengths

      We believe we are well positioned in our industry and that our key competitive strengths are:

•	Leading Sector Positions. We believe we are the No. 3 supplier of vinyl siding in the U.S. overall, and hold the No. 1 position in the retail and manufactured housing channels. We continue to gain volume in the one-step distribution channel of siding and accessories and have increased our unit sales within this channel by 19.0% from 2000 to 2003, which exceeds the channel growth rate. We believe we are the largest domestic manufacturer of vinyl skirting and the fourth largest manufacturer of metal accessories. We are recognized as a leader and innovator in the growing fencing, railing and decking product category and believe we currently hold the No. 2 position in vinyl fencing. We have established ourselves as a leading window and door manufacturer in Western Canada.

•	High Quality Products with Strong Brand Names. Our brands are well recognized for innovation and quality in the building trade, and we believe that they are a distinguishing factor in customer selection. We sell our high-quality products under several brand names, including: American Splendor, Camden Pointe, CWD, Durabuilt, Great Lakes Gold, Kroy, Monitor, Napco, Ply Gem, Regency, Timberlast, Timber Oak, Uniframe and Variform, among others, and through Georgia-Pacific. During the last three years, we have introduced a number of new brands, including American Splendor premium vinyl siding, which has received critical praise from a leading consumer rating organization. We believe there are significant opportunities to leverage our existing brands by targeting cross-selling opportunities.

•	Multi-Channel Distribution Network. We have a multi-channel distribution network that serves both the home repair and remodeling and new home construction sectors, which exhibit different, but often counter-balancing, demand characteristics. Our multiple brand and multi-channel distribution strategy has increased our sales and penetration within these sectors. We have also grown our sales by establishing new distribution points. We believe our strategy minimizes channel conflict and reduces our reliance on any one channel, which provides us with greater ability to sustain our financial performance through economic fluctuations.

•	Diversified Sales Base. We offer a comprehensive product line to a diverse customer base in all 50 states and Western Canada. Our customer base includes distributors, retail home centers, lumberyards, remodeling contractors and builders. We have long-standing relationships with Georgia-Pacific and Lowe’s. We have been the sole supplier of vinyl siding and accessories to Georgia-Pacific since 1988 and currently are the sole supplier to Lowe’s. In addition to our broad product offering and strong customer base, our sales base is also broadened by our ability to provide a complete product package by bundling our core vinyl siding products with our color-matched line of vinyl and metal soffit and accessories and other complementary products.

•	Efficient Manufacturing. We are a low-cost manufacturer of high-quality vinyl siding. We continue to achieve manufacturing efficiencies across our product categories through strategic sourcing, process-based reductions in material, production and warranty costs, and control of selling, general and administrative expense. Our production efficiency and quality processes have historically resulted in warranty claim rates that are below the industry average, and our productivity initiatives have helped reduce our vinyl siding manufacturing cost per pound by approximately 16.2% from 2000 to 2003. We are committed to continuous improvement across product categories and have made approximately $31.3 million in capital expenditures, including upgrades to equipment, facilities and technology, over the three years ended December 31, 2003.

•	Strong Management Team with Significant Ownership. We are led by an experienced and committed senior management team with an average of approximately 20 years of relevant industry experience. Under our CEO, Lee Meyer, we have successfully increased our share of sales by volume within the residential exterior building products industry and have continuously improved our manufacturing operations to develop a low-cost manufacturing platform. As a result, we have significantly improved our operating earnings as a percentage of net sales, from 3.1% in 2000 to 11.1%, on a pro forma basis, for the year ended December 31, 2003. In connection with the Acquisition, members of our management team made significant investments in the equity of Ply Gem Investment Holdings, our indirect parent. They acquired stock and received phantom stock awards representing approximately 14.5% of the common stock and 1.9% of the preferred stock of Ply Gem Investment Holdings on a fully diluted basis.

Our Strategy

      We seek to distinguish ourselves from other manufacturers of residential exterior building products and to sustain our profitability through the following key strategies:

•	Continue Share Gains. We intend to increase our share of total sales in each of our product categories. We have successfully expanded geographic coverage, increased sales and gained relative volume in several key sectors, including vinyl siding and fencing in the U.S., by establishing new distribution points. For example, in vinyl siding we have increased the number of Variform and Napco distribution points from 231 in 1999 to 418 in 2003. We will target several additional geographic areas by adding brands and distributors. We will also pursue opportunities for cross-selling and bundling our products within existing sectors, to further leverage our channel partners and exclusive industry partnerships. In our fencing product category, we acquired an additional plant in 2001 and we will continue to expand our fencing and decking product line and geographic coverage.

•	Expand Brand Coverage and Product Innovation. We intend to leverage the reputation of our brands for innovation and quality to fill in our product offerings and price points. In addition, we plan to maximize the value of our new product innovations and technologies by deploying best practices and manufacturing techniques across our product categories. For example, we believe our recent innovations and expertise in manufacturing composite materials for railing and decking have favorably positioned our siding and accessories products as the siding sector prepares for the introduction of composite materials. We currently employ 15 research and development professionals dedicated to new product development, reformulation, product redesign and other manufacturing and product improvements.

•	Further Improve Manufacturing Efficiencies. While we have significantly improved our vinyl siding manufacturing cost structure over the last several years, we believe that there are further opportunities for improvement. In addition, we intend to introduce similar manufacturing improvements and best practices in our other product categories, including, for example, expansion of our virtual plant strategy to our windows manufacturing facilities. We also plan to optimize product development, sales and marketing, materials procurement, operations and administrative functions across all of our product categories. A significant opportunity involves leveraging total raw material expenditures to obtain volume discounts and minimize costs. In addition, integration of our sales and marketing efforts across our product categories provides an ongoing opportunity to significantly improve sector penetration while lowering overall selling, general and administrative expense as a percentage of sales.

The Transactions

      On February 12, 2004, Ply Gem Investment Holdings, through Ply Gem Holdings, acquired all of our outstanding shares of capital stock, in accordance with a stock purchase agreement entered into among Ply Gem Investment Holdings, Nortek and WDS LLC on December 19, 2003, for aggregate consideration of $560.0 million (less net assumed indebtedness and the aggregate value of certain management stock options cancelled or forfeited in connection with the Acquisition). We refer to this stock purchase as the “Acquisition.” As a result, Ply Gem Holdings became our direct parent and Ply Gem Investment Holdings became our indirect parent.

      Prior to the consummation of the Acquisition, an investor group led by Caxton-Iseman Capital and its affiliates, together with certain members of our management, made an aggregate investment of approximately $141.0 million (in cash and the value of management equity awards) in Ply Gem Investment Holdings, which in turn made an equity contribution to Ply Gem Holdings. We refer to this transaction as the “Equity Contribution.”

      Simultaneously with the closing of the Acquisition, we entered into $255.0 million of new senior credit facilities, consisting of a $65.0 million revolving credit facility and $190.0 million of term loan facilities. At closing, we borrowed the full amounts under the term loan facilities and approximately $3.0 million under the revolving credit facility to fund the Acquisition and pay related transaction costs and expenses. We refer to this transaction as the “Bank Financing.”

      As used in this prospectus, the term “Transactions” means, collectively:

•	the Acquisition;

•	the Equity Contribution;

•	the Bank Financing; and

•	the offering of the initial notes.

Ownership Structure

      The chart below summarizes our ownership and corporate structure upon completion of the Transactions.

Our Equity Sponsor

      Caxton-Iseman Capital is a New York-based private equity investment firm specializing in leveraged buyouts. The firm’s investment vehicles currently have equity capital in excess of $1.8 billion available for buyout investments. The firm was founded in 1993 by Frederick Iseman and Caxton Corporation. Caxton Corporation is a New York-based investment management firm managing funds currently in excess of

$7.5 billion. Since the firm’s inception in 1993, Caxton-Iseman Capital has made equity investments in the following industries: restaurants, food service, information technology services, leisure and gaming, print and database publishing, defense, medical devices and hotel management.

(1)	Subsequent to the Transactions, we amended and restated our new senior credit facilities on March 3, 2004, to increase our U.S. term loan facility from $160.0 million to $170.0 million.

(2)	Subsequent to the Transactions, we amended and restated our new senior credit facilities on March 3, 2004, to reduce our revolving credit facility from $65.0 million to $55.0 million.

      Current and prior portfolio holdings include: Anteon International Corporation, Buffets Holdings, Inc., Cremascoli Ortho, Deanco, Franklin Hotels, Glass’s Information Service, Leisure Link Group and Magnavox Electronic Systems.

      Our company is incorporated under the laws of the State of Delaware. Our principal executive offices are located at 303 West Major Street, Kearney, Missouri 64060. Our telephone number is (800) 800-2244.

      Our parent, Ply Gem Holdings, Inc., is a Delaware corporation, incorporated in 2004. Ply Gem Holdings is a holding company whose only substantial asset is our stock. Ply Gem Holdings has no operations. Our subsidiaries, Kroy Building Products, Inc., Napco, Inc. and Napco Window Systems, Inc. are Delaware corporations, incorporated in 1994, 1989 and 2000, respectively. Our subsidiary Great Lakes Window, Inc., is an Ohio corporation, incorporated in 1986. Our subsidiary Thermal-Gard, Inc. is a Pennsylvania corporation, incorporated in 1999. Our subsidiary Variform, Inc. is a Missouri corporation, incorporated in 1964.

Summary of the Exchange Offer

      We are offering to exchange $225,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer	We will exchange our exchange notes for a like aggregate principal amount at maturity of our initial notes.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we decide to extend it.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

• the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Commission,

• no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us, and

• all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at its address indicated under “The Exchange Offer — Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer — Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer — Procedures for Tendering Initial Notes — Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m. New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer — Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the exchange notes to you as promptly as practicable after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer — Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer — Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

• except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act,

• you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and

• the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

• changes in applicable law or the interpretations of the staff of the Commission do not permit us to effect the exchange offer,

• for any reason the exchange offer is not consummated by September 9, 2004,

• any holder notifies us prior to the 30th day following consummation of this exchange offer that it is prohibited by law or Commission policy from participating in the exchange offer,

• in the case of any holder who participates in the exchange offer, such holder notifies us prior to the 30th day following the consummation of the exchange offer that it did not receive exchange notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act), or

• any initial purchaser of the notes so requests with respect to initial notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “Risk Factors — Your failure to participate in the exchange offer will have adverse consequences.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “— Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

• you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto,

• the exchange notes acquired by you are being acquired in the ordinary course of business,

• you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes,

• you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

• if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

• if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer — Procedure for Tendering Initial Notes — Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors — Risks Relating to the Exchange Offer — Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuers in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of the Terms of the Exchange Notes

      The following summary is not intended to be complete. For a more detailed description of the notes, see “Description of the notes.”

Issuer	Ply Gem Industries, Inc.

Exchange Notes	$225,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2012. The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Interest	The notes will accrue interest from the date of their issuance at the rate of 9% per year. Interest on the notes will be payable semi-annually in arrears on February 15 and August 15 of each year, starting on August 15, 2004.

Maturity Date	February 15, 2012.

Optional Redemption	We may redeem the notes, in whole or part, at any time on or after February 15, 2008 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest.

At any time prior to February 15, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of qualified equity offerings at a redemption price equal to 109% of the principal amount, plus accrued and unpaid interest; provided that:

• at least 65% of the aggregate principal amount of the notes remains outstanding immediately after the occurrence of such redemption; and

• such redemption occurs within 90 days of the date of the closing of any such qualified equity offering.

Change of Control	If we experience a change of control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. We might not be able to pay you the required price for notes you present to us at the time of a change of control because our new senior credit facilities or other indebtedness may prohibit payment or we might not have enough funds at that time. Following any such offer to purchase, under certain circumstances, prior to February 15, 2008, we may redeem all, but not less than all, of the notes not tendered in such offer at a price equal to 101% of the principal amount, plus accrued and unpaid interest. In addition, if we experience a change of control prior to February 15, 2008, we may redeem all, but not less than all, of the notes at a redemption price equal to 100% of the principal amount plus a “make-whole” premium.

Ranking; Guarantees	The notes will be unsecured and will be subordinated in right of payment to all of our existing and future senior debt, including borrowings under our new senior credit facilities. The notes will be effectively subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries that are not guarantors.

Our parent company, Ply Gem Holdings, and each of our existing and future restricted subsidiaries that guarantee our new senior credit facilities, subject to certain exceptions, will jointly and severally guarantee the notes on a senior subordinated basis. The guarantees will be general unsecured obligations of the guarantors and will be subordinated in right of payment to all existing and future senior debt of the guarantors, which includes their guarantees of our new senior credit facilities.

As of December 31, 2003, on a pro forma basis, we and the guarantors would have had approximately $222.6 million of senior debt and we would have approximately an additional $32.5 million available to be borrowed under the revolving portion of our new senior credit facilities. Our Canadian subsidiary would have had an additional $1.5 million of liabilities (including trade payables), to which the notes would have been effectively subordinated.

Certain Covenants	The indenture governing the notes will contain covenants that will limit our ability and the ability of our subsidiaries to, among other things:

• incur additional indebtedness;

• pay dividends or make other distributions or repurchase or redeem our stock;

• make investments;

• sell assets;

• incur certain liens;

• enter into agreements restricting our subsidiaries’ ability to pay dividends;

• enter into transactions with affiliates; and

• consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the notes” in this prospectus.

Absence of a Public Market	The exchange notes are new securities and there is currently no established market for them. We cannot assure you as to the development or liquidity of any market for the exchange notes. Please refer to the section of this prospectus entitled “Risk Factors — Risks Relating to the Exchange Offer — There may be no active or liquid market for the exchange notes.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Form of the Exchange Notes	The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with U.S. Bank National Association as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of Notes — Book Entry; Delivery and Form” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

Risk Factors	See “Risk factors” beginning on page 17 for discussion of factors you should carefully consider before deciding to invest in the notes.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

      The summary historical financial information presented below under the captions “Statement of operations data” and “Other financial data” for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and for each of two years in the period ended December 31, 2002, are derived from our audited financial statements, which are included elsewhere in this prospectus together with the report thereon.

      On January 9, 2003, our former indirect parent, Nortek Holdings, was acquired in a recapitalization transaction, or the “Nortek Recapitalization,” by certain affiliates and designees of Kelso & Company L.P. and certain members of management of our former parent, Nortek. The Nortek Recapitalization was accounted for as a purchase and resulted in a new valuation of the assets and liabilities of Nortek Holdings and its subsidiaries, including us. The results of operations for these periods are not necessarily indicative of the results for the full fiscal year.

      The unaudited statement of operations data for the full year ended December 31, 2003, which includes the Pre-Recapitalization period from January 1, 2003 through January 9, 2003 and the Post Re-capitalization period from January 10, 2003 through December 31, 2003, has been compared to the historical fiscal year ended December 31, 2002 for purposes of comparison and management’s discussion and analysis of the results of operations. Any references to fiscal 2003 refer to such full year.

      The summary unaudited pro forma financial data set forth below give effect to the Transactions and the other matters described under “Unaudited pro forma financial information” included elsewhere in this prospectus, as if such matters occurred on January 1, 2003 in the case of the unaudited pro forma statement of operations data and as of December 31, 2003 in the case of the unaudited pro forma balance sheet data. The unaudited pro forma information does not purport to represent what our results of operations or financial position would have been if the Transactions and such other matters had occurred as of the dates indicated or what those results will be for future periods.

      This summary historical and pro forma financial information are qualified in their entirety by the more detailed information appearing in our financial statements and related notes, “Unaudited pro forma financial information,” “Management’s discussion and analysis of financial condition and results of operations” and other financial information included elsewhere in this prospectus.

Pre-Nortek Recapitalization(1)	Post-Nortek
Recapitali-
zation(1)
Pro Forma
Fiscal Year Ended	Full Year	Full Year
December 31,	Jan. 1, 2003	Jan. 10, 2003	Ended	Ended
to Jan. 9,	to Dec. 31,	December 31,	December 31,
2001	2002	2003	2003	2003	2003

(Dollars in thousands)	(Unaudited)
Statement of operations data:
Net Sales	$484,973	$508,953	$8,824	$522,565	$531,389	$531,389
Costs and Expenses:
Cost of products sold	363,187	368,802	7,651	393,674	401,325	401,325
Selling, general and administrative expense, net	71,943	79,625	1,529	73,933	75,462	67,182
Amortization of goodwill and intangible assets(2)	10,648	3,118	70	3,837	3,907	3,907

445,778	451,545	9,250	471,444	480,694	472,414

Operating earnings (loss)	39,195	57,408	(426)	51,121	50,695	58,975
Interest expense, net	(26,195)	(33,508)	(974)	(32,921)	(33,895)	(32,091)

Earnings (loss) from continuing operations before provision (benefit) for income taxes	13,000	23,900	(1,400)	18,200	16,800	26,884
Provision (benefit) for income taxes	6,200	8,100	(500)	7,200	6,700	10,533

Earnings (loss) from continuing operations	6,800	15,800	(900)	11,000	10,100	16,351
Earnings (loss) from discontinued operations(3)	(21,800)	3,400	—	—	—	—

Net Earnings (loss)	$(15,000)	$19,200	$(900)	$11,000	$10,100	$16,351

Other financial data:
Net cash provided by operating activities	$43,918	$24,147	$1,853	$24,205	$26,058	$	N/A
Net cash provided by (used in) investing activities	(15,699)	67,076	(312)	(7,973)	(8,285)	N/A
Net cash used in financing activities	(28,399)	(144,993)	(4,706)	(11,443)	(16,149)	N/A
Capital expenditures	13,819	9,397	349	7,687	8,036	8,036
Depreciation and amortization expense(2)	21,044	14,071	327	16,089	16,416	16,416
EBITDA(4)	60,239	71,479	(99)	67,210	67,111	75,391
Ratio of earnings to fixed charges(5)	1.4	x	1.6	x	N/A	1.5	x	1.5	x	1.8x
Pro forma balance sheet data (at period end):
Restricted cash and cash equivalents	$1,538
Working capital(6)	$51,716
Total assets	$695,332
Total debt, including current maturities	$447,562
Stockholder’s equity	$141,000

(1)	On January 9, 2003, our former indirect parent, Nortek Holdings, was acquired in a recapitalization transaction by certain affiliates and designees of Kelso & Company L.P. and certain members of management of our former parent, Nortek. The Nortek Recapitalization was accounted for as a purchase and resulted in a new valuation of the assets and liabilities of Nortek Holdings and its subsidiaries, including us. See note 1 of the notes to our combined financial statements included elsewhere in this prospectus.

(2)	Amortization of goodwill and intangible assets reflects the adoption of SFAS No. 142 “Goodwill and other Intangible Assets” on January 1, 2002. Amortization of goodwill included in 2001 was $7.6 million with no amortization recorded in 2002 or 2003.

(3)	Discontinued operations consist of our subsidiaries, Peachtree Doors and Windows, Inc. and SNE Enterprises, Inc. (sold in September 2001), Hoover Treated Wood Products, Inc. (sold in April 2002) and Richwood Building Products, Inc. (sold in November 2002).

(4)	EBITDA means net earnings (loss) plus earnings (loss) from discontinued operations, interest expense (net of investment income), provision (benefit) for income taxes, and depreciation and amortization. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Management believes that the presentation of EBITDA included in this prospectus provides useful information to investors regarding our results of operations because they assist in analyzing and benchmarking the performance and value of our business. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA included in this prospectus should be considered in addition to, and not as a substitute for, net earnings in accordance with GAAP as a measure of performance in accordance with GAAP. You are cautioned not to place undue reliance on EBITDA. The following sets forth the reconciliation of EBITDA to net earnings (loss):

	Pre-Nortek Recapitalization(1)			Post-Nortek
				Recapitali-
				zation(1)
					Combined	Pro Forma
	Fiscal Year Ended				Full Year	Full Year
	December 31,		Jan. 1, 2003	Jan. 10, 2003	Ended	Ended
			to Jan. 9,	to Dec. 31,	December 31,	December 31,
	2001	2002	2003	2003	2003	2003

						(Unaudited)
(Dollars in thousands)
Net earnings (loss)(a)	$(15,000)	$19,200	$(900)	$11,000	$10,100	$16,351
Less: Earnings (loss) from discontinued operations	21,800	(3,400)	—	—	—	—
Interest expense, net	26,195	33,508	974	32,921	33,895	32,091
Provision (benefit) for income taxes	6,200	8,100	(500)	7,200	6,700	10,533
Depreciation and amortization	21,044	14,071	327	16,089	16,416	16,416

EBITDA	$60,239	$71,479	$(99)	$67,210	$67,111	$75,391 (b)

(a)	Net earnings (loss) for historical periods have not been adjusted to eliminate Nortek’s historical allocations to Ply Gem for Nortek’s management fees and Nortek’s historical allocation to Ply Gem of corporate expenses, which will be replaced with our stand-alone costs estimated to be $2.4 million annually, following consummation of the Acquisition. Historical management fees were $5.4 million, $10.2 million and $7.2 million for the fiscal years ended December 31, 2001, 2002 and 2003, respectively. Historical allocations of corporate expenses were $(0.3) million, $3.5 million and $3.4 million for the fiscal years ended December 31, 2001, 2002 and 2003, respectively.

(b)	Pro forma EBITDA for the fiscal year ended December 31, 2003 has not been adjusted to account for:

(i)	losses of $0.6 million from our Thermal-Gard, Inc. subsidiary, the operations of which we intend to close in 2004;

(ii)	the additional savings of $1.9 million that we would have realized from lower PVC resin costs that were renegotiated effective July 2003 had they been in place for the entire fiscal year ended December 31, 2003.

(iii)	the additional savings of $1.3 million that we would have realized from the closure of our Butler, PA vinyl siding facility in May 2003 had it been closed for the entire fiscal year ended December 31, 2003.

(iv)	the severance and direct costs of $0.8 million, including removal and transfer of equipment, we incurred in connection with the closure of our Butler, PA vinyl siding facility.

(v)	the direct costs of $1.9 million we incurred in establishing our new retail fencing business, including the net cost of the buy-out of competitors’ material, and excess manufacturing and freight cost associated with the start-up of a new fabrication process at our Fairbluff, NC facility.

(vi)	the severance and relocation costs of $0.7 million we incurred in connection with changes in senior management at a windows products subsidiary.

(5)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings (loss) from continuing operations before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, plus amortization of deferred financing expense and our estimate of the interest within rental expense. Earnings for the period January 1, 2003 to January 9, 2003 were inadequate to cover fixed charges by $2.4 million.

(6)	Working capital is defined as current assets (excluding cash and cash equivalents, restricted cash and cash equivalents, unrestricted marketable securities available for sale, at fair value, and assets from discontinued operations), less current liabilities (excluding the current portion of long-term debt and liabilities from discontinued operations).

RISK FACTORS

      Our business, operations and financial condition are subject to various risks. Some of these risks are described below, and you should take these risks into account in evaluating us or any investment decision involving us. This section does not describe all risks applicable to us, our industry or our business, and it is intended only as a summary of certain material risk factors.

Risks Associated with Our Business

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the notes.

      We have substantial indebtedness. As of December 31, 2003, on a pro forma basis, we would have had approximately $447.6 million of indebtedness outstanding and up to $32.5 million of additional borrowing capacity under the revolving portion of our new senior credit facilities. In addition, subject to restrictions in the indenture and our new senior credit facilities, we may incur additional indebtedness.

      Our high level of indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations on the notes;

•	require us to dedicate a substantial portion of our cash flow from operations to interest and principal payments on our indebtedness, reducing the availability of our cash flow for other purposes, such as capital expenditures, acquisitions and working capital;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to general adverse economic and industry conditions;

•	place us at a disadvantage compared to our competitors that have less debt;

•	expose us to fluctuations in the interest rate environment because our new senior credit facilities are at variable rates of interest; and

•	limit our ability to borrow additional funds.

      We expect to obtain the money to pay our expenses, fund working capital and capital expenditures, and to pay the interest on the notes, our new senior credit facilities and other debt from cash flow from our operations and from borrowings under our new senior credit facilities. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the industry in which we operate and competitive pressures. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt (including the notes) and to meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt (including the notes), sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us or at all. In addition, the terms of existing or future debt agreements, including our new senior credit facilities and the indenture governing the notes, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve such alternatives could significantly adversely affect the value of the notes and our ability to pay principal of and interest on the notes.

The indenture for the notes and our new senior credit facilities impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.

      The indenture for the notes and our new senior credit facilities impose significant operating and financial restrictions on us. These restrictions will limit our ability and the ability of our subsidiaries to, among other things, incur additional indebtedness, make investments, sell assets, incur certain liens, enter into agreements restricting our subsidiaries’ ability to pay dividends, or merge or consolidate. In addition, our new senior credit facilities require us to maintain specified financial ratios. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

We face competition from other vinyl exterior building products manufacturers and alternative building materials.

      We compete with other national and regional manufacturers of vinyl exterior building products. Some of these companies are larger and have greater financial resources than us. Accordingly, these competitors may be better able to withstand changes in conditions within the industries in which we operate and may have significantly greater operating and financial flexibility than we do. These competitors could take a greater share of sales and cause us to lose business from our customers. Additionally, our products face competition from alternative materials: wood, metal, fiber cement and masonry in siding, and wood and aluminum in windows. An increase in competition from other vinyl exterior building products manufacturers and alternative building materials may adversely impact our business and financial performance.

Downturns in the home repair and remodeling and new home construction sectors or the economy could negatively affect our business, operating results and the value of the notes.

      The home repair and remodeling and new home construction sectors may be significantly affected by changes in economic and other conditions such as gross domestic product levels, employment levels, demographic trends and consumer confidence. These factors can negatively affect the demand for and pricing of our products. More specifically, for example, demand for home repair and remodeling products may be adversely affected by material increases in interest rates and the reduced availability of financing for home improvements. Any deterioration in these factors could have a material adverse effect on our business, financial condition and results of operations.

Changes in PVC resin and aluminum costs and availability can adversely affect our profit margin.

      Our principal raw materials, PVC resin and aluminum, have been subject to rapid price changes, particularly PVC resin in 2000. While we have historically been able to substantially pass on significant PVC resin and aluminum cost increases through price increases to our customers, our results of operations for individual quarters can and have been negatively impacted by a delay between the time of PVC resin and aluminum cost increases and price increases in our products. While we expect that any significant future PVC resin and aluminum cost increases will be offset over time by price increases to our customers, we may not be able to pass on any future price increases.

Because we depend on a core group of significant customers, our sales, cash flows from operations and results of operations may be negatively affected if our key customers reduce the amount of products they purchase from us.

      Our top ten customers together accounted for approximately 42.4% of our net sales in the year ended December 31, 2003. Our largest customer, Georgia-Pacific, distributes our vinyl siding and accessories through multiple channels within its building products distribution division, and accounted for approximately 28.4% of our 2003 net sales. We expect a small number of customers will continue to account for a substantial portion of our net sales for the foreseeable future.

      The loss of, or a significant adverse change in, our relationships with Georgia-Pacific or any other major customer could have a material adverse effect on us. On March 12, 2004, Georgia-Pacific announced that it has reached a definitive agreement to sell its building products distribution business to a new company owned by Cerberus Capital Management, L.P., a private, New York-based investment firm, and members of the distribution business’ management team. The loss of, or a reduction in orders from, any significant customers, losses arising from customers’ disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major retail customer could have a material adverse effect on us. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

Our business is seasonal and can be affected by inclement weather conditions.

      Markets for our products are seasonal and can be affected by inclement weather conditions. Historically, our business has experienced increased sales in the second and third quarters of the year due to increased construction during those periods. Because much of our overhead and expense are fixed throughout the year, our operating profits tend to be lower in the first and fourth quarters. Inclement weather conditions can affect the timing of when our products are applied or installed, causing reduced profit margins when such conditions exist.

If we are unable to meet future capital requirements, our business may be adversely affected.

      We periodically make capital investments to, among other things, maintain and upgrade our facilities and enhance our production processes. As we grow our businesses, we may have to incur significant capital expenditures. We cannot assure you that we will have, or be able to obtain, adequate funds to make all necessary capital expenditures when required, or that the amount of future capital expenditures will not be materially in excess of our anticipated or current expenditures. If we are unable to make necessary capital expenditures, our product offering may become dated, our productivity may decrease and the quality of our products may be adversely affected, which, in turn, could reduce our sales and profitability.

Increases in the cost of labor, union organizing activity and work stoppages at our facilities or the facilities of our suppliers could materially affect our financial performance.

      Our financial performance is affected by the availability of qualified personnel and the cost of labor. Currently, approximately 8.5% of our employees are represented by labor unions. We cannot assure you that strikes or other types of conflicts with personnel will not arise or that we will not become a subject of union organizing activity. Furthermore, some of our direct and indirect suppliers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these suppliers could result in slowdowns or closures of facilities where components of our products are manufactured. Any interruption in the production or delivery of our products could reduce sales of our products and increase our costs.

We may be adversely affected by the separation of our business from Nortek.

      Since being acquired in 1997, we have operated as a division of Nortek. As a result of the Acquisition, we became an independent entity, which we believe will result in full incremental stand-alone selling, general and administrative expense of approximately $2.4 million in our first year. We believe that this represents the full incremental stand-alone expense, and compares to a pre-Acquisition management fee of $7.2 million and an additional corporate allocation of approximately $3.4 million we paid in 2003. We cannot assure you that our estimate is accurate or that our separation from Nortek will progress smoothly, either of which could adversely impact our results. Stand-alone expenses may increase. Following the Acquisition, we will in the future pay Caxton-Iseman Capital an annual advisory fee based on our EBITDA, as defined in our General Advisory Agreement. With respect to 2004 only, this fee is contingent upon achievement of certain financial performance metrics. See “Certain relationships and related transactions — Caxton-Iseman arrangements.”

We may be subject to claims arising from our former operations as a Nortek subsidiary, including claims arising from disposal of operations. Nortek may not have the ability to fulfill its indemnification obligations to us in connection with the Acquisition.

      Under the terms of the stock purchase agreement governing the Acquisition, our former parent, Nortek, has agreed to indemnify us for liabilities arising from our former ownership or operation of subsidiaries or properties where such ownership or operation ceased prior to the completion of the Acquisition, including environmental liabilities, liabilities arising in connection with certain leases, product liability and other litigations, benefit plans, and for certain other liabilities. Our ability to seek indemnification from Nortek is, however, limited by the strength of Nortek’s own financial condition, which could change in the future. These liabilities could be significant, and if we are unable to enforce the Nortek indemnification obligation, could make it difficult to pay the interest or principal amount of the notes when due. For details on the indemnification provisions of the stock purchase agreement relating to the Acquisition, see “The Transactions — The Acquisition.”

Our acquisitions may expose us to unanticipated negative consequences.

      We may, from time to time, explore opportunities to acquire related businesses, some of which could be material to us. As of the date of this prospectus, we have no agreements and are not in any discussions to acquire any material businesses or assets. We may not be able to effectively integrate any companies we acquire or successfully implement appropriate operational, financial and management systems and controls to achieve the benefits expected to result from such acquisitions. We may also be subject to unexpected claims and liabilities arising from acquisitions we have made or may make in the future and the Acquisition itself. These claims and liabilities could be costly to defend, could be material in amount and might exceed either the limitations of any applicable indemnification provisions or the financial resources of the indemnifying parties. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of businesses we acquire could negatively impact our business and results of operations. Further, the benefits that we anticipate from these acquisitions may not develop. For details on the indemnification provisions of the stock purchase agreement relating to the Acquisition, see “The Transactions — The Acquisition.”

We could face potential product liability claims relating to products we manufacture.

      We face an inherent business risk of exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage. In the event that any of our products prove to be defective, among other things, we may be responsible for damages related to any defective products and we may be required to recall or redesign such products. Because of the long useful life of our products, it is possible that latent defects might not appear for several years. We can not assure you that any insurance we maintain will continue to be available on terms acceptable to us or that such coverage will be adequate for liabilities actually incurred. Further, any claim or product recall could result in adverse publicity against us, which could adversely affect our sales or increase our costs.

We are dependent on certain key personnel, the loss of whom could materially affect our financial performance and prospects.

      Our continued success depends to a large extent upon the continued services of our senior management and certain key employees. We have entered into various equity-based compensation agreements with our senior executives, including Messrs. Meyer, Wayne, Poe, Watson, Sveinson and McCready, designed to encourage their retention. Each member of our senior management team has substantial experience and expertise in our industry and has made significant contributions to our growth and success. We cannot assure you, however, that members of our senior management will continue in their current positions, and the loss of the services of any of these individuals could have a material adverse effect on our revenue, our financial performance and our results of operations.

Interruptions in deliveries of raw materials or finished goods could adversely affect our profitability or revenues.

      Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives were found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of a necessary raw material or finished good could cause us to cease manufacturing of one or more products for a period of time.

Environmental requirements may impose significant costs and liabilities on us.

      Our facilities are subject to numerous U.S. and Canadian federal, state, provincial and local laws and regulations relating to the presence of hazardous materials, pollution and the protection of the environment, including those governing emissions to air, discharges to water, use, storage and transport of hazardous materials, storage, treatment and disposal of waste, remediation of contaminated sites and protection of worker health and safety. From time to time, our facilities are subject to investigation by governmental regulators. We believe we are in material compliance with all applicable requirements of such laws and regulations. However, our efforts to comply with environmental requirements do not remove the risk that we may be held liable, or incur fines or penalties, and that the amount of liability, fines or penalties may be material, for, among other things, releases of hazardous substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for newly-discovered contamination at any of our properties from activities conducted by previous occupants. Certain environmental laws impose strict, and under certain circumstances joint and several, liability for the cost of addressing releases of hazardous substances upon certain classes of persons, including site owners or operators and persons that disposed or arranged for the disposal of hazardous substances at contaminated sites. Under the stock purchase agreement governing the Acquisition, our former parent, Nortek, has agreed to indemnify us for any such liabilities arising from our former ownership or operation of subsidiaries or properties where such ownership or operation ceased prior to the completion of the Acquisition and for certain other properties. Our ability to seek indemnification from Nortek is however limited by the strength of Nortek’s own financial condition. For details on the indemnification provisions of the stock purchase agreement relating to the Acquisition, see “The Transactions — The Acquisition.”

      Changes in environmental laws and regulations or in their enforcement, the discovery of previously unknown contamination or other liabilities relating to our properties and operations or the inability to enforce the Nortek indemnification obligation could result in significant environmental liabilities which could make it difficult to pay the interest or principal amount of the notes when due. In addition, we might incur significant capital and other costs to comply with increasingly stringent U.S. or Canadian environmental laws or enforcement policies which would decrease our cash flow available to service our indebtedness.

Manufacturing or assembly realignments may result in a decrease in our near-term earnings.

      We continually review our manufacturing and assembly operations and sourcing capabilities. Effects of periodic manufacturing realignments and cost savings programs could result in a decrease in our near-term earnings until the expected cost reductions are achieved. Such programs may include the consolidation and integration of facilities, functions, systems and procedures. Such actions may not be accomplished as quickly as anticipated and the expected cost reductions may not be achieved or sustained.

We rely on a variety of intellectual property rights. Any threat to, or impairment of, these rights could negatively affect our business.

      As a company that manufactures and markets branded products, we rely heavily on trademark and service mark protection to protect our brands. We have a significant number of issued patents and rely on copyright protection for certain of our technologies. These protections may not adequately safeguard our intellectual property and we may incur significant costs to defend our intellectual property rights, which may harm our operating results. There is a risk that third parties, including our current competitors, will infringe on our intellectual property rights, in which case we would have to defend these rights. There is also a risk that third parties, including our current competitors, will claim that our products infringe on their intellectual property rights. These third parties may bring infringement claims against us or our customers.

We are controlled by our principal equity holder, which has the power to take unilateral action.

      Affiliates of and companies managed by Caxton-Iseman Capital, including Caxton-Iseman (Ply Gem) L.P. and Frederick Iseman, control our affairs and policies. Circumstances may occur in which the interests of these equity holders could be in conflict with the interests of the holders of the notes. In addition, these equity holders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to holders of the notes. See “Management,” “Security ownership of certain beneficial owners and management” and “Certain relationships and related transactions.”

Risks Associated with the Exchange Notes

Your right to receive payments on the exchange notes is subordinated to our senior debt.

      Payment on the exchange notes will be subordinated in right of payment to all of our senior debt, including our new senior credit facilities. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the notes. In these cases, we may not have sufficient funds to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior debt and, due to the turnover provisions in the indenture, less, ratably, than the holders of unsubordinated obligations, including trade payables. In addition, all payments on the notes will be blocked in the event of a payment default on designated senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior debt.

      As of December 31, 2003, on a pro forma basis, the notes would have been subordinated to approximately $222.6 million of senior debt and approximately $32.5 million ($65.0 million new revolving credit facility net of (i) approximately $3.0 million drawn at closing and (ii) approximately $29.5 million of undrawn letters of credit relating to our assumed indebtedness) would have been available for borrowing as additional senior debt under the revolving portion of our new senior credit facilities. We will be permitted to incur additional indebtedness, including senior debt, in the future under the terms of the indenture.

Our Canadian subsidiary and our other future foreign subsidiaries will not be guarantors, and your claims will be subordinated to all of the creditors of the non-guarantor subsidiaries.

      Our Canadian subsidiary, CWD Windows and Doors, Inc., is not a guarantor. This non-guarantor subsidiary generated approximately 9.2% of our net sales, 32.4% of our net earnings and 11.7% of our EBITDA, on a pro forma basis, for the fiscal year ended December 31, 2003. In addition, it held approximately 4.3% of our consolidated assets as of December 31, 2003, on a pro forma basis. Any right of ours to receive the assets of any of our non-guarantor subsidiaries upon their bankruptcy, liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be subject to the claims of that subsidiary’s creditors, including trade creditors. To the extent that we are recognized as a creditor of that subsidiary, we may have such claim, but we would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness and other liabilities of that subsidiary senior to that held by us. As of December 31, 2003, on a pro forma basis, these notes would have been effectively junior to approximately $31.5 million of liabilities (including trade payables) of our non-guarantor subsidiary, including term loans of $30.0 million under our new senior credit facilities, which are guaranteed by Ply Gem and therefore constitute senior debt under the indenture.

We may not be able to satisfy our obligations to holders of the exchange notes upon a change of control.

      Upon the occurrence of a “change of control,” as defined in the indenture, each holder of the exchange notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest. A change of control will be deemed not to have occurred so long as the Permitted Holders (as defined in the indenture) have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Ply Gem. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our new senior credit facilities. In addition, a change of control may constitute an event of default under our new senior credit facilities. A default under our new senior credit facilities would result in an event of default under the indenture if the lenders accelerate the debt under our new senior credit facilities.

      If a change of control occurs, we may not have enough assets to satisfy all obligations under our new senior credit facilities and the indenture related to the notes. Upon the occurrence of a change of control we could seek to refinance the indebtedness under our new senior credit facilities and the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

There is no established trading market for the notes, and you may not be able to sell them quickly or at the price that you paid.

      The exchange notes are a new issue of securities and there is no established trading market for the notes. We do not intend to apply for the notes or any exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. As a result, we cannot assure you as to the liquidity of any trading market for the notes or the exchange notes.

      We also cannot assure you that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the exchange notes or, in the case of any holders of notes that do not exchange them, the trading market for the notes following the offer to exchange the notes for exchange notes. Future trading prices of the notes and exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes and, if issued, the exchange notes will be subject to disruptions. Any disruptions may have a negative effect on the value of the notes, regardless of our prospects and financial performance.

Any guarantees of the notes by our subsidiaries may be voidable, subordinated or limited in scope under laws governing fraudulent transfers and insolvency.

      Under federal and foreign bankruptcy laws and comparable provisions of state and foreign fraudulent transfer laws, a guarantee of the notes by a subsidiary guarantor could be voided, if, among other things, at the time the subsidiary guarantor issued its guarantee, the applicable subsidiary guarantor:

•	intended to hinder, delay or defraud any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which such subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

      The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a subsidiary guarantor in the United States would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

      To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer — Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

      Based on interpretations of the staff of the Commission contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

Your failure to participate in the exchange offer will have adverse consequences.

      The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

      In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

•	changes in law or the applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer,

•	for any reason the exchange offer is not consummated within 210 days of the date of the issuance of the initial notes,

•	any holder notifies us prior to the 30th day following consummation of this exchange offer that it is prohibited by law or applicable interpretations of the staff of the Commission from participating in the exchange offer,

•	in the case of any holder who participates in the exchange offer, such holder notifies us prior to the 30th day following the consummation of the exchange offer that it did not receive exchange notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act), or

•	any initial purchaser so requests with respect to initial notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution.

      In these cases, we will at our sole expense:

•	as promptly as practicable, file the Shelf Registration Statement covering resales of the notes;

•	use our commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 180th day after the occurrence of one of the events described above; and

•	use our commercially reasonable efforts to keep the Shelf Registration Statement effective for the lesser of two years after the date of issuance of the initial notes or such time as all of the applicable notes have been sold thereunder.

      We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.

THE TRANSACTIONS

The Acquisition

      On February 12, 2004, Ply Gem Holdings, Inc., our direct parent, acquired all of our outstanding common stock for aggregate consideration of $560.0 million, subject to any adjustments based on our working capital (as defined in the stock purchase agreement), less the aggregate principal amount of net assumed indebtedness of $29.6 million, and less the aggregate value of options to purchase stock of Nortek Holdings held by certain members of our management cancelled or forfeited in connection with the Acquisition, pursuant to a stock purchase agreement between Ply Gem Investment Holdings, formerly known as CI Investment Holdings, Inc., an entity formed by Caxton-Iseman Capital and its affiliates, and Nortek, our former indirect parent, and WDS LLC, our former parent and collectively with Nortek, the “Sellers.” In accordance with the terms of the stock purchase agreement, at the closing, Ply Gem Investment Holdings assigned its rights to purchase all our shares under the stock purchase agreement to its wholly-owned subsidiary, Ply Gem Holdings. We refer to this stock purchase as the “Acquisition.” Prior to the Acquisition, we were known as the Windows, Doors and Siding division of Nortek.

Indemnification

      In addition to customary indemnification for breaches of representations, warranties and covenants, the Sellers have agreed to fully indemnify Ply Gem Investment Holdings for any losses it sustains relating to: (a) the operations of Nortek, its subsidiaries or affiliates and former subsidiaries or affiliates other than us; (b) operations we sold or otherwise discontinued prior to the Acquisition; (c) certain of our and our discontinued operations’ employee benefit plans; (d) certain leases under which we are a guarantor, co-tenant or other obligor that relate to our sold or discontinued operations; (e) certain pending litigation proceedings; (f) environmental liabilities incurred prior to the Acquisition in connection with the operations of Thermal-Gard, Inc., a subsidiary the operations of which we intend to discontinue in the first half of 2004; and (g) certain potential environmental liabilities arising in connection with our Calgary, Alberta operations.

      The Sellers have covenanted to use their reasonable commercial efforts to novate certain sale and lease contracts relating to discontinued operations, thereby removing us and our affiliates from certain indemnification obligations thereunder, which obligations we retained in connection with the sales of certain of our businesses.

      In addition, the Sellers will indemnify Ply Gem Investment Holdings for certain losses relating to tax liabilities.

      Ply Gem Investment Holdings will indemnify the Sellers for any breach by it of representations, warranties, covenants and agreements it made under the stock purchase agreement.

Fees and expenses

      Under the terms of the stock purchase agreement, Ply Gem Investment Holdings, Nortek and WDS LLC each paid their own expenses relating to the Acquisition.

Transition services agreement

      Under the terms of the stock purchase agreement, we entered into a Transition Services Agreement with Nortek, pursuant to which Nortek will continue to provide to us and our subsidiaries a number of support services it had provided to us prior to the Acquisition, for up to six months following the closing of the Acquisition. We will pay Nortek for specified costs and expenses it incurs in providing these transitional services to us.

The Financings

The Equity Contribution

      Prior to the consummation of the Acquisition, an investor group led by Caxton-Iseman Capital and its affiliates, together with certain members of our management, including Messrs. Meyer, Wayne, Poe, Watson, Sveinson, and McCready made an aggregate investment of approximately $141.0 million (in cash, including from management, and the value of management equity awards) in Ply Gem Investment Holdings, which in turn made an equity contribution to Ply Gem Holdings. See “Certain relationships and related transactions.”

The Bank Financing

      Simultaneously with the offering of initial notes and the Acquisition, we entered into $255.0 million of new senior credit facilities, consisting of a $65.0 million revolving credit facility and $190.0 million of new term loan facilities. We borrowed the full amounts under the term loan facilities and approximately $3.0 million under the revolving credit facility, to fund the Acquisition and pay related transaction costs and expenses.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

      The gross proceeds from the offering of initial notes were $225.0 million. Concurrently with the consummation of the offering of initial notes, we entered into new senior credit facilities. We used the proceeds from the offering of initial notes and borrowings under the new senior credit facilities to fund the Acquisition and pay related transaction costs and expenses. See “The Transactions” and “Description of Other Indebtedness.”

      The following table summarizes the estimated sources and uses of funds for the Transactions, assuming the closing occurred as of December 31, 2003.

Sources (dollars in millions)

Revolving credit facility(1)	$3.0
Term loan facilities(2)	190.0
Senior subordinated notes	225.0
Net assumed indebtedness(3)	29.1
Sponsor and management equity(4)	141.0
Acquisition costs funded with acquired cash	1.9

Total sources	$590.0

Uses (dollars in millions)

Purchase price of equity(5)	$526.6
Net assumed indebtedness(3)	29.1
Cancellation of management stock options(6)	4.3
Estimated transaction costs and expenses(7)	30.0

Total uses	$590.0

(1)	Represents the $65.0 million revolving credit facility, $3.0 million of which was drawn at closing. Subsequent to the Transactions, we amended and restated our new senior credit facilities on March 3, 2004, to reduce our revolving credit facility from $65.0 million to $55.0 million.

(2)	Subsequent to the Transactions, we amended and restated our new senior credit facilities on March 3, 2004, to increase our U.S. term loan facility from $160.0 million to $170.0 million.

(3)	Consists of outstanding principal and accrued interest under municipal loan agreements that remain outstanding following the Acquisition. This amount is net of restricted cash and cash equivalents of approximately $0.5 million relating to this indebtedness on our balance sheet.

(4)	Includes cash contributions and the value of management equity awards granted in connection with the Acquisition.

(5)	Consists of $560.0 million less assumed indebtedness of $29.1 million and $4.3 million aggregate value of options to purchase stock of Nortek Holdings held by certain members of our management cancelled or forfeited in connection with the Acquisition.

(6)	Includes amounts related to cancellation/forfeiture of options to purchase stock of Nortek Holdings held by certain members of our management in connection with the Acquisition.

(7)	Transaction costs include estimated commitment, placement, financial advisory and other transaction fees and legal, accounting and other costs payable in connection with the Transactions.

CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 2003, on a historical basis and on a pro forma basis. This table should be read in conjunction with the information contained in “Use of proceeds,” “Selected historical financial information,” “Unaudited pro forma financial information,” “Management’s discussion and analysis of financial condition and results of operations,” and our financial statements and notes thereto included elsewhere in this prospectus.

	Actual	Pro Forma
	as of	as of
	December 31,	December 31,
	2003	2003

(Dollars in thousands)		(Unaudited)
Debt:
Senior revolving credit facility(1)	$—	$3,000
Senior term loan facilities(2)	—	190,000
Assumed indebtedness(3)	29,562	29,562
Senior subordinated notes	—	225,000
Intercompany debt	394,735	—

Total debt	424,297	447,562
Stockholder’s equity:
Parent company investment	(27,699)	—
Common stock	—	1
Additional paid-in capital	—	140,999

Total stockholder’s equity	(27,699)	141,000

Total capitalization	$396,598	$588,562

(1)	Represents the $65.0 million revolving credit facility, $3.0 million of which was drawn at closing. Subsequent to the Transactions, we amended and restated our new senior credit facilities on March 3, 2004, to reduce our revolving credit facility from $65.0 million to $55.0 million.

(2)	Subsequent to the Transactions, we amended and restated our new senior credit facilities on March 3, 2004, to increase our U.S. term loan facility from $160.0 million to $170.0 million.

(3)	Consists of outstanding principal and accrued interest on secured indebtedness under municipal loan agreements that remained outstanding following the Acquisition.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma financial statements have been derived from our historical financial statements, adjusted to give pro forma effect to the Transactions.

      The unaudited pro forma statements of operations data presented herein give pro forma effect as if the Transactions occurred on January 1, 2003. The unaudited balance sheet data at December 31, 2003 gives pro forma effect as if the Transactions occurred on December 31, 2003.

      The unaudited statement of operations data for the full year ended December 31, 2003 includes the Pre-Recapitalization period from January 1, 2003 through January 9, 2003 and the Post-Recapitalization period from January 10, 2003 through December 31, 2003. Any references to fiscal 2003 refer to such full year.

      The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. The pro forma adjustments and certain assumptions are described in the accompanying notes. The Acquisition has been accounted for using the purchase method of accounting.

      The unaudited pro forma financial data set forth below should be read in conjunction with our financial statements, the notes thereto and “Management’s discussion and analysis of financial condition and results of operations” included elsewhere in this prospectus.

UNAUDITED PRO FORMA BALANCE SHEET

	As of December 31, 2003

		Pro Forma
	Actual	Adjustments		Pro Forma

	(Dollars in thousands)
Assets
Current Assets:
Unrestricted cash and cash equivalents	$8,517	$(1,933	)(1)	$6,584
Restricted cash and cash equivalents	1,538	—		1,538
Accounts receivable, net	45,236	—		45,236
Inventories	44,136	—		44,136
Prepaid expenses and other current assets	13,672	—		13,672

Total current assets	113,099	(1,933)		111,166
Property and equipment, net	122,816	—		122,816
Goodwill	219,977	152,527	(2)	372,504
Other assets, net	47,476	41,370	(3)	88,846

Total assets	$503,368	$191,964		$695,332

Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$1,136	$1,900	(4)	$3,036
Accounts payable	18,876	—		18,876
Accrued expenses and taxes, net	32,452	—		32,452

Total current liabilities	52,464	1,900		54,364

New senior revolving credit facility	—	3,000	(4)	3,000
New senior term loan facilities	—	188,100	(4)	188,100
Senior subordinated notes	—	225,000	(4)	225,000
Notes, mortgage notes and obligations	423,161	(394,735	)(5)	28,426
Other long-term liabilities	55,442	—		55,442
Equity (deficit):
Parent company investment	(27,699)	27,699	(6)	—
Common stock	—	1	(6)	1
Additional paid-in capital	—	140,999	(6)	140,999
Retained earnings	—	—		—

Total equity (deficit)	(27,699)	168,699		141,000

Total liabilities and equity	$503,368	$191,964		$695,332

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

(dollars in thousands)

(1)	Reflects direct acquisition cost funded with acquired cash.

(2)	Reflects the adjustment to goodwill as a result of the acquisition of Ply Gem by Ply Gem Holdings. The fair values of our assets and liabilities have not been determined, and accordingly, the estimated purchase price in excess of the net book value of our assets and liabilities has been fully allocated to goodwill as follows:

Estimated purchase price:
Cash consideration at closing		$526,653
Assumed indebtedness, net		29,072
Non-cash management equity awards		4,275
Direct acquisition cost		6,250

Total consideration and direct acquisition cost		566,250
Less: historical cost and net asset value acquired:
Parent company investment	(27,699)
Assumed indebtedness, net	29,072
Elimination of intercompany indebtedness	394,735
Net liabilities indemnified by Nortek	17,615

	413,723	(413,723)

Estimated purchase price in excess of net asset value allocated to goodwill		$152,527

(3)	Reflects (i) capitalized deferred financing costs related to the new senior credit facilities and the offering of the senior subordinated notes, (ii) the establishment of a receivable from Nortek to Ply Gem in an amount equal to certain liabilities for which Nortek will indemnify us as part of the Stock Purchase Agreement. The table that follows presents the pro forma adjustments in other assets.

Capitalized deferred finance cost	$23,755
Net receivable due from Nortek for indemnified liabilities	17,615

Total adjustments to other assets	$41,370

(4)	Represents the change in our capital structure in connection with the Transactions.

New senior term loan facilities (current portion)	$1,900
New senior revolving credit facility	3,000
New senior term loan facilities (long-term portion)	188,100

Subtotal new senior credit facilities	$193,000

New senior subordinated notes	$225,000

(5)	Represents the elimination of intercompany notes payable to other Nortek subsidiaries that were eliminated in connection with the Transactions.

(6)	Represents the change in equity as a result of the Transactions. The total of common stock and additional paid-in capital represents the amount contributed to effect the Transactions.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2003

		Pro Forma
	Actual	Adjustments		Pro Forma

	(Dollars in thousands)
Statement of operations:
Net sales	$531,389	$—		$531,389
Costs and expenses:
Cost of products sold	401,325	—		401,325
Selling, general and administrative expense, net	75,462	(8,280	)(1)	67,182
Amortization of goodwill and intangible assets	3,907	—		3,907

	480,694	(8,280)		472,414

Operating earnings	50,695	8,280		58,975
Interest expense, net	(33,895)	1,804	(2)	(32,091)

Earnings from continuing operations before provision for income taxes	16,800	10,084		26,884
Provision for income taxes	6,700	3,833		10,533

Earnings from continuing operations	$10,100	$6,251		$16,351

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

(dollars in thousands)

(1)	Represents the following adjustments to selling, general and administrative expense to reflect the net change from Nortek’s historical management fee and other allocated corporate expenses offset by stand-alone costs estimated to be incurred by us to replicate the services covered by Nortek’s management fee and allocated expenses.

          The table that follows presents the adjustments to selling, general and administrative expense.

Fiscal Year Ended
December 31, 2003

Nortek management fee	$(7,200)
Allocated corporate expenses	(3,447)
Stand-alone costs estimated	2,367

Total adjustment to selling, general and administrative expense	$(8,280)

(2)	The adjustments to interest expense, net reflect the elimination of interest incurred on $394,700 of intercompany notes that were eliminated as a result of the Acquisition and $61 of intercompany interest income in our Canadian window subsidiary also related to intercompany balances that no longer exist following the Transactions. These eliminations are offset by estimated interest expense on the senior subordinated notes and estimated interest expense on our senior secured credit facilities as well as the amortization of capitalized deferred financing charges. In addition, we retained various other existing mortgage notes and other related indebtedness payable in installments. The table that follows presents the adjustment to interest expense, net.

Fiscal Year Ended
December 31, 2003

Intercompany interest expense elimination	$32,665
Interest expense under new senior credit facilities	(7,342)
Interest expense under the senior subordinated notes	(20,250)
Amortization of capitalized deferred financing charges	(3,269)

Total adjustment to interest expense, net	$1,804

(3)	Represents the estimated tax effect of the pro forma adjustments items at an effective rate of 38.0%.

SELECTED HISTORICAL FINANCIAL INFORMATION

      The selected historical financial information presented below under the captions “Statement of operations data,” and “Other financial data” for the period from January 10, 2003 through December 31, 2003, the period from January 1, 2003 through January 9, 2003, and for each of the two years in the period ended December 31, 2002, and the “Balance sheet data” as of December 31, 2003, 2002 and 2001 are derived from our audited financial statements, which are included elsewhere in this prospectus together with the report thereon. The selected historical financial information presented below under the caption “Statement of operations data” and “Other financial data” for the fiscal year ended December 31, 2000 is derived from our audited financial statements, not included in this prospectus. The selected historical financial information presented below under the captions “Statement of Operations data” and “Other financial data” for the fiscal year ended December 31, 1999, and the “Balance sheet data” as of December 31, 1999 and 2000 is derived from our unaudited financial statements not included in this prospectus.

      On January 9, 2003, our former indirect parent, Nortek Holdings, was acquired in a recapitalization transaction by certain affiliates and designees of Kelso & Company L.P. and certain members of management of our former parent, Nortek. The Nortek Recapitalization was accounted for as a purchase and resulted in a new valuation of the assets and liabilities of Nortek Holdings and its subsidiaries, including us. The results of operations for these periods are not necessarily indicative of the results for the full fiscal year.

      The unaudited statement of operations data for the full year ended December 31, 2003, which includes the Pre-Recapitalization period from January 1, 2003 through January 9, 2003 and the Post-Recapitalization period from January 10, 2003 through December 31, 2003, has been compared to the historical fiscal year ended December 31, 2002 for purposes of comparison and management’s discussion and analysis of the results of operations. Any references to fiscal 2003 refer to such full year.

      This selected historical financial information is qualified in its entirety by the more detailed information appearing in our financial statements and related notes and “Management’s discussion and analysis of financial condition and results of operations” and other financial information included elsewhere in this prospectus.

										Post-Nortek
	Pre-Nortek Recapitalization(1)									Recapitalization(1)
												Combined
												Full year
	Fiscal Year Ended December 31,								Jan. 1, 2003			Ended
									to Jan. 9,	Jan. 10, 2003 to		December 31,
	1999		2000		2001		2002		2003	Dec. 31, 2003		2003

(dollars in thousands)	(Unaudited)
Statement of operations data:
Net Sales	$409,532		$481,278		$484,973		$508,953		$8,824	$522,565		$531,389
Costs and Expenses:
Cost of products sold	309,628		387,982		363,187		368,802		7,651	393,674		401,325
Selling, general and administrative expense, net	55,384		67,698		71,943		79,625		1,529	73,933		75,462
Amortization of goodwill and intangible assets(2)	9,797		10,654		10,648		3,118		70	3,837		3,907

	374,809		466,334		445,778		451,545		9,250	471,444		480,694

Operating earnings (loss)	34,723		14,944		39,195		57,408		(426)	51,121		50,695
Interest expense, net	(4,623)		(14,244)		(26,195)		(33,508)		(974)	(32,921)		(33,895)

Earnings (loss) from continuing operations before provision (benefit) for income taxes	30,100		700		13,000		23,900		(1,400)	18,200		16,800
Provision (benefit) for income taxes	14,400		3,700		6,200		8,100		(500)	7,200		6,700

Earnings (loss) from continuing operations	15,700		(3,000)		6,800		15,800		(900)	11,000		10,100
Earnings (loss) from discontinued operations(3)	400		2,400		(21,800)		3,400		—	0		0

Net Earnings (loss)	$16,100		$(600)		$(15,000)		$19,200		$(900)	$11,000		$10,100

Other financial data:
Net cash provided by operating activities	N/A		$26,653		$43,918		$24,147		$1,853	$24,205		$26,058
Net cash provided by (used in) investing activities	N/A		1,546		(15,699)		67,076		(312)	(7,973)		(8,285)
Net cash provided by (used in) financing activities	N/A		(12,535)		(28,399)		(144,993)		(4,706)	(11,443)		(16,149)
Capital expenditures	15,240		6,207		13,819		9,397		349	7,687		8,036
Depreciation and amortization expense(2)	17,975		20,101		21,044		14,071		327	16,089		16,416
EBITDA(4)	52,698		35,045		60,239		71,479		(99)	67,210		67,111
Ratio of earnings to fixed charges(5)	4.7	x	1.0	x	1.4	x	1.6	x	N/A	1.5	x	1.5x
Balance sheet data (at period end):	(Unaudited)		(Unaudited)
Cash and cash equivalents	$50,173		$62,255		$60,663		$6,893		N/A	$8,517
Working capital(6)	62,053		59,199		57,562		55,127		N/A	51,716
Total assets	827,561		809,944		715,744		574,354		N/A	503,368
Total debt, including current maturities	140,223		216,554		480,227		425,762		N/A	424,297
Stockholder’s equity	503,967		411,739		103,000		29,760		N/A	(27,699)

(1)	On January 9, 2003, our former indirect parent, Nortek Holdings was acquired in a recapitalization transaction by certain affiliates and designees of Kelso & Company L.P. and certain members of management of our former parent, Nortek. The Nortek Recapitalization was accounted for as a purchase and resulted in a new valuation of the assets and liabilities of Nortek Holdings and its subsidiaries, including us. See note 1 of the notes to our combined financial statements included elsewhere in this prospectus.

(2)	Amortization of goodwill and intangible assets reflects the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets” on January 1, 2002. Amortization of goodwill included in 2001 was $7.6 million with no impairment or amortization in 2002 or 2003.

(3)	Discontinued operations consist of our subsidiaries, Peachtree Doors and Windows, Inc. and SNE Enterprises, Inc. (sold in September 2001), Hoover Treated Wood Products, Inc. (sold in April 2002) and Richwood Building Products, Inc. (sold in November 2002).

(4)	EBITDA represents net earnings (loss) plus earnings (loss) from discontinued operations, interest expense (net of investment income), provisions (benefit) for income taxes, and depreciation and amortization. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Management believes that the presentation of EBITDA included in this prospectus provides useful information to investors regarding our results of operations because they assist in analyzing and benchmarking the performance and value of our business. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA included in this prospectus should be considered in addition to, and not as a substitute for, net earnings in accordance with GAAP as a measure of performance in accordance with GAAP. You are cautioned not to place undue reliance on EBITDA. The following sets forth the reconciliation of EBITDA to net earnings (loss):

						Post-Nortek
	Pre-Nortek Recapitalization(1)					Recapitalization(1)

							Full Year
	Fiscal Year Ended December 31,				Jan. 1 2003		Ended
					to Jan. 9,	Jan. 10 2003 to	December 31,
	1999	2000	2001	2002	2003	Dec. 31, 2003	2003

	(Unaudited)
(Dollars in thousands)
Net earnings (loss)(a)	$16,100	$(600)	$(15,000)	$19,200	$(900)	$11,000	$10,100
Less: Earnings (loss) from discontinued operations	(400)	(2,400)	21,800	(3,400)	—	—	—
Interest expense, net	4,623	14,244	26,195	33,508	974	32,921	33,895
Provision (benefit) for income taxes	14,400	3,700	6,200	8,100	(500)	7,200	6,700
Depreciation and amortization	17,975	20,101	21,044	14,071	327	16,089	16,416

EBITDA	$52,698	$35,045	$60,239	$71,479	$(99)	$67,210	$67,111

(a)	Net earnings (loss) for historical periods have not been adjusted to eliminate Nortek’s historical allocations to Ply Gem for Nortek’s management fees and Nortek’s historical allocation to Ply Gem of corporate expenses, which will be replaced with our stand-alone costs following consummation of the Acquisition. Historical management fees were $4.5 million, $4.9 million, $5.4 million, $10.2 million, and $7.2 million for the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively. Historical allocations for corporate expenses were $3.5 million, $3.9 million, $(0.3) million, $3.5 million, and $3.4 million for the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively.

(5)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings (loss) from continuing operations before provision for income taxes plus fixed charges. Fixed charges consist of interest expense plus amortization of deferred financing expense and our estimate of the interest within rental expense. Earnings for the period January 1, 2003 to January 9, 2003 were inadequate to cover fixed charges by $2.4 million.

(6)	Working capital is defined as current assets (excluding cash and cash equivalents, restricted cash and cash equivalents and unrestricted marketable securities available for sale, at fair value, and assets from discontinued operations) less current liabilities (excluding the current portion of long-term debt and liabilities from discontinued operations).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. The following discussion should be read in conjunction with “Selected historical financial information,” “Unaudited pro forma financial information” and our financial statements and the accompanying notes thereto included elsewhere in this prospectus.

General

      We are a leading manufacturer of residential exterior building products in North America. We offer a comprehensive product line of vinyl siding and skirting, vinyl windows and doors, and vinyl and composite fencing, railing and decking that serves both the home repair and remodeling and new home construction sectors in all 50 states and Western Canada. We also manufacture vinyl and aluminum soffit and siding accessories, aluminum trim coil, wood windows and steel and fiberglass doors, enabling us to bundle complementary and color-matched products and accessories with our core vinyl products. We believe our broad product offering and geographically diverse manufacturing base allow us to better serve our customers and provide us with a competitive advantage over other vinyl building products suppliers. For the fiscal year ended December 31, 2003, on a pro forma basis, we had net sales of $531.4 million, net earnings of $16.4 million and EBITDA of $75.4 million.

Impact of the Transactions

      As a result of the Acquisition, we are no longer a division of Nortek, but have become a stand-alone company. Prior to the Acquisition, we had a fee arrangement with our former parent, Nortek, under which we reimbursed Nortek for certain parent company corporate charges and have accounted for these charges in accordance with SEC Staff Accounting Bulletin No. 55. For the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003, our fees to Nortek for these corporate charges were $4.5 million, $4.9 million, $5.4 million, $10.2 million, and $7.2 million, respectively. This fee arrangement was terminated in connection with the Acquisition. In addition, prior to the Acquisition, we paid an allocation of corporate expenses to Nortek based upon the specific identification method. For the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003, Nortek’s allocations of these corporate expenses were $3.5 million, $3.9 million, $(0.3) million, $3.5 million, and $3.4 million, respectively. We estimate that in our first year as a stand-alone company, we will incur approximately $2.4 million of incremental operating expenses to pay for services, including accounting, tax, legal, insurance and treasury, which we previously received from Nortek under these arrangements. These incremental operating expenses are included in our pro forma unaudited statements of operations for the fiscal year ended December 31, 2003 included elsewhere in this prospectus, but are not reflected in any of our historical results or the results of operations discussion as set forth below. Incremental operating expenses may increase in subsequent years. See “Unaudited pro forma financial information” and note 1 to the notes to our consolidated financial statements included elsewhere in this prospectus.

      We will in the future pay Caxton-Iseman Capital an annual advisory fee based on our EBITDA, as defined in our General Advisory Agreement. With respect to 2004 only, this fee is contingent upon achievement of certain financial performance metrics. See “Certain Relationships and Related Transactions — Caxton-Iseman Arrangements.”

      In order to finance the Acquisition, our parent, Ply Gem Holdings, received an equity contribution from Ply Gem Investment Holdings, and we entered into new senior credit facilities and issued the initial notes. See “The Transactions.”

Discontinued operations

      On November 22, 2002, we sold the capital stock of our Richwood Building Products, Inc. subsidiary for approximately $8.5 million of net cash proceeds and recorded a pre-tax loss of approximately $3.0 million in the fourth quarter of 2002. In accordance with SFAS No. 142, we allocated $4.2 million of goodwill to Richwood in connection with the determination of the loss on sale based upon the relative fair value of Richwood to our total fair value. The related goodwill amortization prior to January 1, 2002 and goodwill has been included in the results of discontinued operations and assets of discontinued operations, respectively, for all periods presented.

      On April 2, 2002, we sold the capital stock of our Hoover Treated Woods Products, Inc. subsidiary for approximately $20.0 million of net cash proceeds and recorded a pre-tax gain of approximately $5.4 million in the second quarter of 2002. Approximately $8.5 million of the cash proceeds were used to pay down outstanding debt under our then existing credit facility in the second quarter of 2002, which was later terminated.

      On September 21, 2001, we sold the capital stock of our subsidiaries, Peachtree Doors and Windows, Inc. and SNE Enterprises, Inc. for approximately $45.0 million in the aggregate in cash, and recorded a pre-tax loss on the sale of approximately $34.0 million in the third quarter of 2001, including the write-off of approximately $11.7 million of unamortized intangible assets. A portion of the cash proceeds was used to pay down approximately $20.5 million of outstanding debt under our then existing credit facility.

      In 2004, we intend to close the operations and sell the assets of our Thermal-Gard, Inc. subsidiary in Punxatawney, Pennsylvania. The closure is not expected to have a material impact on our financial statements.

Nortek Recapitalization

      On January 9, 2003, Nortek Holdings, our former indirect parent, was acquired by certain affiliates and designees of Kelso & Company L.P. and certain members of management of our former parent, Nortek. Our company, Ply Gem Industries, Inc., our subsidiaries and CWD Windows and Doors, a division of Broan-Nutone CanadaInc., Nortek and Nortek Holdings accounted for the Nortek Recapitalization as a purchase in accordance with the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” which resulted in a new valuation for the assets and liabilities of Nortek Holdings and its subsidiaries (including us) based upon fair values as of the date of the Recapitalization. As permitted under SEC Staff Accounting Bulletin No. 54, “Push Down Basis of Accounting Required in Certain Limited Circumstances,” we have reflected all applicable purchase accounting adjustments recorded by Nortek Holdings in our combined financial statements for all future financial statements covering periods subsequent to the Nortek Recapitalization. See note 1 of the notes to our combined financial statements included elsewhere in this prospectus.

Financial statement presentation

      Net Sales. Net sales represent the selling price of our products plus certain shipping charges less applicable provisions for discounts and allowances. Allowances include cash discounts, volume rebates and gross returns among others.

      Cost of Products Sold. Cost of products sold includes direct material and manufacturing costs, manufacturing depreciation, third-party and in-house delivery costs and product warranty expense.

      Selling, General and Administrative Expense. Selling, general and administrative expense, or “SG&A expense,” includes all non-product related operating expenses, including selling, marketing, research and development costs, information technology and other general and administrative expenses.

      Operating Earnings. Operating earnings represents net sales less cost of products sold, SG&A expense and amortization of goodwill and intangible assets.

      Comparability. The unaudited data for the full year ended December 31, 2003, which includes the Pre-Recapitalization period from January 1, 2003 through January 9, 2003 and the Post-Recapitalization period from January 10, 2003 through December 31, 2003, has been compared to the fiscal year ended December 31, 2002 for purposes of management’s discussion and analysis of the results of operations.

Impact of commodity pricing

      Our principal raw materials, PVC resin and aluminum, have historically been subject to rapid price changes. We have in the past been able to substantially pass on significant cost increases through price increases to our customers. Our results of operations for individual quarters can and have been impacted by a delay between the time of PVC resin and aluminum cost increases and decreases and related price changes that we implement in our products.

Impact of weather

      Since our building products are intended for exterior use, our sales and operating earnings tend to be lower during periods of inclement weather. Weather conditions in the first quarter of each calendar year historically result in that quarter producing significantly less sales revenue than in any other period of the year. As a result, we have historically had lower profits or losses in the first quarter, and reduced profits in the fourth quarter of each calendar year due to the weather. Our results of operations for individual quarters in the future may be impacted by adverse weather conditions.

Critical Accounting Policies

      The following discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Certain of our accounting policies require the application of judgments in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. We periodically evaluate the judgments and estimates used for our critical accounting policies to ensure that such judgments and estimates are reasonable for our interim and year-end reporting requirements. These judgments and estimates are based on our historical experience, current trends and information available from other sources, as appropriate. If different conditions result from those assumptions used in our judgments, the results could be materially different from our estimates. While all significant policies are important to our consolidated financial statements, some of these policies may be viewed as being critical. Our critical accounting policies include the following:

      Revenue Recognition. We generally recognize sales based upon shipment of products to our customers and have procedures in place at each of our subsidiaries to ensure that an accurate cut-off is obtained for each reporting period. Revenue includes selling price of the product and all shipping costs paid by the customer. Revenue is reduced at the time of sale for estimated sales returns and all applicable allowances and discounts based on historical experience. We also provide for estimates of warranty, bad debts, shipping costs and certain sales-related customer programs at the time of sale. Shipping and warranty costs are included in cost of products sold. Bad debt expense and sales-related marketing programs are included in selling, general and administrative expense. We believe that our procedures for estimating such amounts are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are reconciled to the actual amounts.

      Accounts Receivable. We maintain an allowance for doubtful accounts for estimated losses from the inability of our customers to make required payments, which is provided for in bad debt expense. We determine the adequacy of this allowance by regularly reviewing our accounts receivable aging and evaluating individual customers’ receivables, considering customers’ financial condition, credit history and other current economic conditions. If a customer’s financial condition were to deteriorate which might impact its ability to make payment, then additional allowances may be required.

      Inventories. Inventories in the accompanying combined balance sheets are valued at the lower of cost or market. At December 31, 2003, 2002 and 2001, approximately $10,097,000, $13,282,000 and $13,090,000 of total inventories, respectively, were valued on the last-in, first-out method, or “LIFO.” Under the first-in, first-out method, or “FIFO,” of accounting, such inventories would have been approximately $402,000 higher at December 31, 2003 and $770,000 and $936,000 lower at December 31, 2002 and 2001, respectively. All other inventories were valued under the FIFO method. In connection with both LIFO and FIFO inventories, we record provisions, as appropriate, to write-down obsolete and excess inventory to estimated net realizable value. The process for evaluating obsolete and excess inventory often requires subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may cause the actual results to differ from the estimates at the time such inventory is disposed or sold.

      Asset Impairment. In the third quarter of 2001, we adopted SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” or “SFAS No. 144,” which addressed financial accounting and reporting for the impairment or disposal of long-lived assets. Adoption of this accounting standard did not result in any material changes in net earnings (loss) from accounting standards previously applied. Adoption of this standard did result in the accounting for the gain (loss) on the sale of certain businesses and their related operating results as discontinued operations. The presentation of all periods presented has been reclassified to conform to the new standard. In accordance with SFAS No. 144, we evaluate the realizability of certain long-lived assets, which primarily consist of property and equipment and intangible assets, based on expectations of non-discounted future cash flows for each subsidiary having a material amount of SFAS No. 144 long-lived assets. If the sum of the expected non-discounted future cash flow is less than the carrying amount of all assets including SFAS No. 144 long-lived assets, we would recognize an impairment loss. Based upon our most recent analysis, we believe that no material impairment of SFAS No. 144 long-lived assets existed at December 31, 2003.

      Insurance Liabilities. We record insurance liabilities and related expense for health, workers’ compensation, product and general liability losses and other insurance reserves and expenses in accordance with either the contractual terms of their policies or, if self-insured, the total liabilities that are estimable and probable as of the reporting date. Insurance liabilities are recorded as current liabilities to the extent they are expected to be paid in the succeeding year with the remaining requirements classified as long-term liabilities. The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims and incurred but not reported claims as of the reporting date. We rely heavily on historical trends and, in certain cases, the advice and calculations of third-party actuarial consultants when determining the appropriate insurance reserves to record in our combined balance sheet for a substantial portion of our workers’ compensation and general and product liability losses.

      Income Taxes. Federal income taxes have been recorded in our combined financial statements based upon our pro rata share of Nortek’s consolidated federal tax provision. We account for deferred income taxes using the liability method in accordance with SFAS No. 109 “Accounting for Income Taxes,” or “SFAS No. 109,” which requires that the deferred tax consequences of temporary differences between the amounts recorded in our financial statements and the amount included in our federal and state income tax returns be recognized in the balance sheet. The amount recorded in our financial statements at December 31 of each year reflects estimates of final amounts due to timing of completion and filing of actual income tax returns. Estimates are required with respect to, among other things, the appropriate state income tax rates to use in the various states that we and our subsidiaries are required to file, the potential utilization of operating and capital loss carry-forwards for both federal and state income tax purposes and valuation allowances required, if any, for tax assets that may not be realized in the future.

Results Of Operations

      The following table sets forth our results of operations based on the amounts and the percentage relationship of the items listed to net sales for the periods indicated. However, our results of operations set forth below and elsewhere in the prospectus may not necessarily reflect what would have occurred if we had been a separate, stand-alone entity during the periods presented or what will occur in the future. Our results of operations in future periods may differ from our historical performance due to changes in our business as discussed above under “— General.”

      The unaudited statement of operations data for the full year ended December 31, 2003, which includes the Pre-Recapitalization period from January 1, 2003 through January 9, 2003 and the Post-Recapitalization period from January 10, 2003 through December 31, 2003, has been compared to the historical fiscal year ended December 31, 2002 for purposes of comparison and management’s discussion and analysis of the results of operations. Any references to fiscal 2003 refer to such full year.

							Post-Nortek
	Pre-Nortek Recapitalization						Recapitalization

	Fiscal Year Ended December 31,

					Jan. 1, 2003 to		Jan. 10, 2003 to		Full Year Ended
	2001		2002		Jan. 9, 2003		Dec. 31, 2003		Dec. 31, 2003

(Dollars in thousands)
Statement of operations data:
Net sales	$484,973	100.0%	$508,953	100.0%	$8,824	100.0%	$522,565	100.0%	$531,389	100.0%
Cost of products sold	363,187	74.9	368,802	72.5	7,651	86.7	393,674	75.3%	401,325	75.5%

Gross profit	121,786	25.1	140,151	27.5	1,173	13.3	128,891	24.7%	130,064	24.5%
Selling, general and administrative expense	71,943	14.8	79,625	15.6	1,529	17.3	73,933	14.1%	75,462	14.2%
Amortization of goodwill and intangible assets	10,648	2.2	3,118	0.6	70	0.8	3,837	0.7%	3,907	0.7%

Operating earnings	39,195	8.1	57,408	11.3	(426)	(4.8)	51,121	9.8%	50,695	9.5%
Interest expense (net)	(26,195)	(5.4)	(33,508)	(6.6)	(974)	(11.0)	(32,921)	(6.3)%	(33,895)	(6. 4)%

Earnings from continuing operations before provision for income taxes	13,000	2.7	23,900	4.7	(1,400)	(15.9)	18,200	3.5%	16,800	3.2%
Provision for income taxes	6,200	1.3	8,100	1.6	(500)	(5.7)	7,200	1.4%	6,700	1.3%

Earnings (loss) from continuing operations	6,800	1.4	15,800	3.1	(900)	(10.2)	11,000	2.1%	10,100	1.9%
Earnings (loss) from discontinued operations	(21,800)	(4.5)	3,400	0.7	—	—	—	—	—	—

Net Earnings (loss)	$(15,000)	(3.1)%	$19,200	3.8%	$(900)	(10.2)%	$11,000	2.1%	$10,100	1.9%

Full Year ended December 31, 2003 compared with fiscal year ended December 31, 2002

      Net Sales. Net sales for the full year ended December 31, 2003 increased by $22.4 million, or 4.4%, from $509.0 million for the fiscal year ended December 31, 2002, to $531.4 million for the full year ended December 31, 2003. The increase in net sales occurred across all of our primary product categories through unit volume growth with both existing and new customers. In addition, our increased sales reflected the positive impact of price increases that were launched in the first half of the year in our siding and fencing products in response to rising PVC resin material costs.

      Cost of Products Sold. Cost of products sold increased as a percentage of net sales from approximately 72.5% for the fiscal year ended December 31, 2002 to approximately 75.5% for the full year ended December 31, 2003. The increased percentage was largely driven by the increased cost of certain purchased materials, in particular, PVC resin, and certain costs we incurred totaling approximately $1.9 million in connection with the start-up of a new fabrication process for a new large retail customer of our fencing products. These costs were partially offset in the period by increased selling price and specific cost improvement actions, including the renegotiation of our PVC resin pricing effective July 1, 2003. Additionally, we estimate that we realized $1.9 million in savings in the manufacture of our siding products during the full year ended December 31, 2003 from the closure of our Butler, Pennsylvania manufacturing facility in May 2003.

      Selling, General and Administrative Expense. Our SG&A expense in the full and fiscal years ended December 31, 2003 and December 31, 2002 included the Nortek management fee of $7.2 million and $10.2 million, respectively, and an allocation of corporate expenses of $3.4 million and $3.5 million, respectively, referred to above in “— General — Impact of the Transactions.” SG&A expense for the full year ended December 31, 2003 was $75.5 million, which represents a $4.1 million decrease, or 5.2%, from $79.6 million for the fiscal year ended December 31, 2002. The decline in SG&A expense was primarily driven by decreased bad debt expense relating to our Thermal-Gard window products (compared to the higher than normal bad debt expense incurred in 2002) and lower selling and marketing expense in our siding products that resulted from management’s restructuring of certain selling programs. The decrease in SG&A expense was partially offset by $0.6 million of severance and relocation costs associated with management changes in our domestic windows operations and approximately $0.8 million of costs associated with the closure of our Butler, Pennsylvania manufacturing facility in May 2003.

      Operating Earnings. Operating earnings decreased $6.7 million from $57.4 million for the fiscal year ended December 31, 2002 to $50.7 million for the full year ended December 31, 2003. As discussed above, the decrease in operating earnings was principally due to higher cost of purchased materials, particularly PVC resin, costs related to the start-up of a new fabrication process for a new large retail customer, the closure of our Butler, Pennsylvania facility and severance and relocation costs associated with management changes in our domestic windows operation. The cost increases were partially offset by increased selling price, specific cost improvement actions, lower selling, general and administrative expense and higher sales volume. Operating earnings were reduced by depreciation expense and amortization of intangible assets, which were approximately $14.1 million and $16.4 million for the fiscal years ended December 31, 2002 and December 31, 2003, respectively.

Fiscal year ended December 31, 2002 compared with fiscal year ended December 31, 2001

      Net Sales. Net sales increased approximately $24.0 million, or 4.9%, from $485.0 million in 2001, to $509.0 million in 2002. The increase in net sales was principally due to (a) strong new construction and remodeling activity, as well as favorable weather conditions, which created increased volume for vinyl siding, (b) growing demand for vinyl fencing and decking products, (c) increased volume by our Canadian window operations and (d) increased sales prices of certain window product lines, partially offset by lower sales volume of vinyl window product lines to domestic customers primarily due to outdated products at our Thermal-Gard business.

      Cost of Products Sold. Cost of products sold, as a percentage of net sales, decreased from 74.9% for the year ended 2001 to 72.5% for the year ended 2002. The decrease in the percentage principally resulted from reductions realized in the cost of certain purchased materials and component parts, in part, due to lower prices and the effect of lower costs from cost reduction measures implemented in 2001, particularly PVC resin for vinyl siding products. Although PVC resin costs decreased overall, PVC resin costs in the second half of 2002 were higher than the second half of 2001 and continued at a higher level through the first half of 2003. In addition, increased sales volume of vinyl siding products without a proportionate increase in cost was also a favorable factor in improving cost of products sold, as a percentage of net sales. These decreases were partially offset by material and conversion cost increases related to certain of our window product lines. In 2001, we acquired a 200,000 square foot manufacturing facility for our fencing, railing and decking product lines and incurred additional cost of products sold related to direct start-up costs and unabsorbed fixed overhead.

      Selling, General and Administrative Expense. Our SG&A expense in 2002 and 2001 included the Nortek management fee of $10.2 million and $5.4 million, and an allocation of corporate expenses of $3.5 million and $(0.3) million, respectively, referred to above in “— General — Impact of the Transactions.” SG&A expense increased from approximately $71.9 million, or approximately 14.8% as a percentage of net sales, in 2001 to approximately $79.6 million, or approximately 15.6% as a percentage of net sales in 2002. In 2001, SG&A expense included approximately $1.6 million of litigation expense related to our domestic window products.

      Operating Earnings. Operating earnings increased $18.2 million from $39.2 million in 2001, to approximately $57.4 million in 2002. The increase in operating earnings was principally due, as discussed above, to an increase in earnings from vinyl siding and related products, which benefited in 2002 from reduced material costs as a result of price and cost improvements associated with strategic sourcing activities and higher sales volume as compared to 2001. Consolidated operating earnings were reduced by depreciation expense and amortization of intangible assets of approximately $21.0 million and $14.1 million for 2001 and 2002, respectively.

Liquidity and Capital Resources

Historical

      Our primary cash needs are for working capital, capital expenditures and debt service. We have historically financed these cash requirements through internally generated cash flow and funds borrowed under our former credit facility (which was terminated in July 2002) and from our former parent, Nortek.

      Net cash provided by operating activities for the fiscal years ended December 31, 2003, 2002 and 2001 was $26.1 million, $24.1 million and $43.9 million, respectively. The $2.0 million increase in net cash from operating activities that occurred from 2002 to 2003 was primarily driven by the $2.6 million impact of discontinued operations in 2002 and improved working capital, which was partially offset by reduced earnings from continuing operations. The $19.8 million decrease in net cash from operating activities that occurred from 2001 to 2002 was driven by an $8.9 million impact from discontinued operations and increased accrued expenses, which included among other things, $1.2 million of accrued expenses for the sale of discontinued operations of Peachtree Doors and Windows, Inc. and SNE Enterprises, Inc., and $1.8 million in higher accrued management incentives as compared to 2000. Management incentive expenses in 2000 were lower due to lower earnings performance in 2000, as well as other normal working capital fluctuations.

      Net cash used in investing activities was $8.3 million for the fiscal year ended December 31, 2003 and was essentially all related to capital expenditures. Net cash provided by investing activities was $67.1 million for the fiscal year ended December 31, 2002 and included $29.5 million from the sale of discontinued operations and $47.4 million net proceeds from the sale and purchase of investments and marketable securities. Net cash used in investing activities was $15.7 million in 2001 and was primarily driven by capital spending of $13.8 million. In addition, 2001 included $45.0 million from the sale of discontinued operations and $47.4 million from the net purchases of investments and marketable securities.

      Net cash used in financing activities for the fiscal years ended December 31, 2003, 2002 and 2001 was $16.1 million, $145.0 million, and $28.4 million, respectively. The increase in net cash used in 2002 resulted from net transfers to Nortek, our former parent, consisting of interest on intercompany loans, and included the transfer of net proceeds from the sale and purchase of investments and marketable securities. All other intercompany loans owed to Nortek and its other subsidiaries at the time of the Transactions were repaid in full in conjunction with the Acquisition.

      Our capital expenditures for the fiscal years ended December 31, 2003, 2002 and 2001 were $8.0 million, $9.4 million and $13.8 million, respectively. We expect our capital expenditures in the near future to remain consistent with our expenditures in past periods.

      We had no business acquisition expenditures in the years ended December 31, 2001, 2002 and 2003.

After the Acquisition

      We intend to fund our ongoing capital and working capital requirements, including our internal growth, through a combination of cash flows from operations and, if necessary, from borrowings under the revolving credit portion of our new senior credit facilities. On a pro forma basis, we would have had $447.6 million of indebtedness and $32.5 million of availability under our new revolving credit facility. Concurrently with the Acquisition, we issued the initial notes and entered into $255.0 million of new senior credit facilities. Our new senior credit facilities consist of a $65.0 million revolving credit facility and $190.0 million of term loan facilities. We borrowed the full amounts under the term loan facilities, and approximately $3.0 million under the revolving credit facility, to fund the Acquisition and to pay related transaction costs and expenses. Subsequent to the Transactions, we amended and restated our new senior credit facilities on March 3, 2004 to increase our U.S. term loan facility from $160.0 million to $170.0 million and reduce our revolving credit facility from $65.0 million to $55.0 million. We intend to use the additional $10.0 million to pay down a like amount of existing indebtedness under our municipal loan agreements. Following repayment of those amounts, our indebtedness and the availability under our new revolving credit facility will be the same as described above.

      The borrowings under the revolving credit facility will be available until its maturity to fund our working capital requirements, capital expenditures and other general corporate needs. The revolving credit facility will mature five years after the closing and will have no scheduled amortization or commitment reductions. The term loan facilities will mature seven years after the closing and will have quarterly scheduled amortization of $500,000 beginning in the quarter ending June 30, 2004 and for the next 23 calendar quarters thereafter, and $47,000,000 on June 30, 2010, September 30, 2010, December 31, 2010 and on the maturity date. Interest payments on the senior subordinated notes and required principal and interest payments on borrowings under our new senior credit facilities will substantially increase our cash requirements. Our significant debt service obligations following the Acquisition could, under certain circumstances, have material consequences to you. See “Risk factors — Risks associated with our business — Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the notes.”

      Our new senior credit facilities and the indenture for the senior subordinated notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. The terms of our new senior credit facilities and the terms of the senior subordinated notes also significantly restrict our ability to pay dividends and otherwise distribute assets to our parent, Ply Gem Holdings. In addition, our new senior credit facilities require us to comply with certain financial ratios. Indebtedness under our new senior credit facilities is secured by substantially all of our assets, including our real and personal property, inventory, accounts receivable, intellectual property and other intangibles. In addition, our new senior credit facilities are guaranteed by our direct parent and secured by its assets (including our equity interests), as well as guaranteed and secured by the equity interests and substantially all of the assets of our current and, if any, future subsidiaries, subject to exceptions. See “Description of other indebtedness — Our new senior credit facilities.”

      We anticipate that the funds generated by operations and funds available under our new senior credit facilities will be adequate to finance our ongoing operational cash flow needs and debt service obligations for the foreseeable future.

Contractual Obligations

      The following table summarizes our contractual cash obligations under financing arrangements and lease commitments, on a pro forma basis as of December 31, 2003, excluding interest amounts:

				More Than
				3 Years Yet
	Total	Less Than		Less Than	5 Years
	Amount	1 Year	1-3 Years	5 Years	or More

	(dollars in thousands)
New revolving credit facility	$3,000	$—	$—	$—	$3,000
New term loan facilities	190,000	1,425	5,700	3,800	179,075
Mortgages notes and industrial revenue bonds payable	29,562	1,136	3,162	1,093	24,171
Senior subordinated notes	225,000				225,000
Non-cancelable lease commitments	9,469	4,036	4,865	487	81

Total	$457,031	$6,597	$13,727	$5,380	$431,327

Inflation; Seasonality

      Our performance is dependent to a significant extent upon the levels of home repair and remodeling and new home construction spending, all of which are affected by such factors as interest rates, inflation, consumer confidence and unemployment.

      The demand for our products is seasonal, particularly in the Northeast and Midwest regions of the United States and Western Canada where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home repair and remodeling and new home construction sectors. Our sales are usually lower during the first and fourth quarters. Since a portion of our manufacturing overhead and operating expenses are relatively fixed throughout the year, operating income and net earnings tend to be lower in quarters with lower sales levels. In addition, the demand for cash to fund our working capital is greater from late in the fourth quarter through the first quarter.

Qualitative and Quantitative Disclosures About Market Risk

      Our principal interest rate exposure relates to the term loans outstanding under our new senior credit facilities. We have $190.0 million of term loans outstanding, bearing interest at a variable rate, based on an adjusted LIBOR rate plus an applicable interest margin or the base rate plus an applicable interest margin. Each quarter point increase or decrease in the interest rate on the term loans would change our interest expense by approximately $0.5 million per year. We also have a new revolving credit facility which will provide for borrowings of up to $65.0 million, which will also bear interest at variable rates in the same manner as the term loan facilities. Assuming the new revolving credit facility is fully drawn, each quarter point increase or decrease in the applicable interest rate would change our interest expense by approximately $0.2 million per year. We are also party to several municipal loan agreements, some of which accrue interest at a variable rate. The aggregate net amount of principal outstanding on the municipal loans that is subject to a variable rate of interest is $26.7 million, as of December 31, 2003. Each quarter point increase or decrease in the interest rate on the municipal loans subject to variable rates of interest would change our interest expense by approximately $0.1 million per year. In the future we may enter into interest rate swaps, involving exchange of floating or fixed rate interest payments, to reduce our exposure to interest rate volatility.

Recent Accounting Pronouncements

      SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with early adoption permitted. We adopted SFAS No. 143 on January 1, 2003. Adoption of this accounting standard was not material to our financial statements included elsewhere herein.

      SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections” (“SFAS No. 145”), was issued in April 2002 and addresses the reporting of gains and losses resulting from the extinguishment of debt, accounting for sale-leaseback transactions and rescinds or amends other existing authoritative pronouncements. SFAS No. 145 requires that any gain or loss on extinguishment of debt that does not meet the criteria of APB 30 for classification as an extraordinary item shall not be classified as extraordinary and shall be included in earnings from continuing operations. The provisions of this statement related to the extinguishment of debt are effective for financial statements issued in fiscal years beginning after May 15, 2002 with early application encouraged. We adopted SFAS No. 145 on January 1, 2003 and adoption of this accounting standard was not material to the results presented in the financial statements included elsewhere herein.

      Effective January 1, 2003, we adopted SFAS No. 146, “Accounting for Costs Associated with Exit of Disposal Activities” (“SFAS No. 146”), which addresses the accounting and reporting for costs associated with exit or disposal activities, nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability

Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”) and substantially nullifies EITF Issue No. 88-10, “Costs Associated with Lease Modification or Termination” (“EITF 88-10”). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on our financial statements included elsewhere herein.

      In the fourth quarter 2003, we adopted the fair value method of accounting for stock-based compensation in accordance with SFAS No. 123. We adopted SFAS No. 123 using the prospective method of transition in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation — Transaction and Disclosure” (“SFAS No. 148”). The prospective method under SFAS No. 148 required us to adopt SFAS No. 123 effective January 1, 2003 for all stock options issued during 2003. Prior to January 1, 2003, we accounted for options granted to employees using the intrinsic value method pursuant to the provisions of APB 25, under which no compensation cost was recognized since the options were granted with exercise prices equal to the fair market value of the common stock at the date of grant. The adoption of this accounting standard was not material to the results presented in the financial statements included elsewhere herein.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). Along with new disclosure requirements, FIN 45 requires guarantors to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. This differs from the prior practice to record a liability only when a loss is probable and reasonably estimable. The recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We adopted the disclosure provisions of FIN 45 as of December 31, 2002 and adopted the entire interpretation on January 1, 2003. Adoption of FIN 45 was not material to our financial statements included elsewhere herein.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51” (“FIN 46”). FIN 46 clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46 apply to us immediately for variable interest entities created after January 31, 2003 and for existing variable interest entities no later than the end of the first annual reporting period beginning after December 15, 2003. We do not expect any material impact on our financial statements as a result.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”), which clarifies the financial accounting and reporting proscribed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) for derivative instruments, including certain derivative instruments embedded in other contracts. Certain provisions of SFAS No. 149 related to implementation issues of SFAS No. 133 are already effective and other provisions related to forward purchases or sales are effective for both existing contracts and new contracts entered into after June 30, 2003. We had previously adopted SFAS No. 133, including the implementation issues addressed in SFAS No. 149, and the adoption of the new provisions of SFAS No. 149 on July 1, 2003 did not have a material impact on our financial statements included elsewhere herein.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”), which addresses the accounting and reporting for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and for all existing financial instruments beginning in the first interim period after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. We adopted SFAS

No. 150 on July 1, 2003. Adoption of this accounting standard did not have a material impact on our financial statements included elsewhere herein.

      In December 2003, the FASB issued the revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“SFAS No. 132”) to require additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The revised SFAS No. 132 provides only for additional disclosures and does not change the accounting for pension and postretirement plans.

INDUSTRY OVERVIEW AND TRENDS

      We estimate the total size of the residential exterior building products sectors in which we compete in the U.S. to be approximately $31.0 billion. Demand for exterior building products, including siding and accessories, windows and doors, and fencing, railing and decking, is primarily driven by repair and remodeling of existing homes and construction of new homes, which are affected by changes in national and local economic and demographic conditions, employment levels, availability of financing, interest rates, consumer confidence and other factors.

Home Repair and Remodeling

      Since the early 1990s, demand for home repair and remodeling has remained robust as a result of strong economic growth, low interest rates and favorable demographic trends. According to the U.S. Census Bureau, expenditures for maintenance, repairs and improvements increased from $120.0 billion in 1992 to $138.3 billion in 1997 and $175.7 billion in 2002, representing a five and ten-year compound annual growth rate of 2.9% and 3.9%, respectively.

      Leading drivers of home repair and remodeling expenditures include the age and size of the housing stock, the rate of existing home sales, home size and homeownership rates. According to the Census Bureau, the median age of the U.S. housing stock increased to approximately 29 years in 2000, up 16% from 25 years in 1990. Additionally, over the past fifteen years, the size of a typical new home has increased, with the current average of over 2,300 square feet. Home ownership has also been rising steadily over the past decade from 64.4% in 1992 to 68.3% in 2002.

New Home Construction

      New home construction has experienced strong growth since the early 1990s. Since 1991, housing starts have increased at a compound annual growth rate of 4.9%. With steady growth in new housing starts, the stock of U.S. housing has also increased from approximately 107.0 million at the end of 1991 to 119.9 million at the end of 2002. Mortgage rates, another key driver of home sales and general home improvement work, are currently near 30-year lows. Growth continues to be supported by a favorable interest rate environment and strong demographic trends, as increasing immigration drives demand for starter homes, and maturing baby boomers seek second homes and trade-up properties.

Industry Trends

      Vinyl has taken share and continues to take share from certain alternative materials within exterior residential building products due to its low maintenance, high durability, high performance, ease of installation, energy efficiency, lower price and superior aesthetics.

U.S. Siding

      U.S. siding sales have grown steadily over the past fifteen years, reaching an estimated $8.2 billion in 2002. Vinyl currently represents approximately 45% of U.S. residential siding sales by volume. According to the Freedonia Group, vinyl is expected to grow to approximately 47% of residential siding sales by volume by 2007. Vinyl siding has grown to represent nearly two-thirds of home repair and remodeling siding sales by volume, and has more than tripled sales by volume to account for approximately 30% of siding used in new home construction between 1992 and 2002.

      The growing demand for vinyl siding is driven by several factors relating to product characteristics and application benefits that provide advantages relative to alternative siding materials. Vinyl’s advantages include low installed cost, high durability, low maintenance, ease of installation, and resistance to rot, mildew and insect infestations. Consumer demand for product style and diversity will support growing demand for accessories and accents such as shakes, scallops and finish trims.

      While manufactured housing currently represents only 5% of vinyl siding applications, vinyl is well positioned to benefit from an expected rebound in shipments of manufactured homes. According to a 2003 industry study by the Freedonia Group, demand for siding in the production of manufactured housing is forecast to expand at a rate of 11.4% per year through 2007 (reaching six million squares), growing faster than the overall siding demand.

U.S. Windows and Doors

      The U.S. windows and doors demand has grown rapidly over the past ten years and was estimated in 2002 to be $24.5 billion. The primary drivers have been growth in remodeling and an increasing trend towards larger homes that require more windows and doors with more amenities. Unlike many other building products that are commodity-like in nature, windows and doors are decorative-type products with high levels of differentiation and corresponding variations in pricing. Since replacement windows in particular need to fit into pre-existing openings in a house, producers of replacement windows require significant manufacturing flexibility to produce a wide variety of custom sizes.

      As with siding, vinyl has grown to become the preferred material for replacement windows, and in recent years has also achieved increased acceptance in new construction. The Freedonia Group estimates that vinyl window and door shipments will grow at a compound annual rate of 5.0% from $3.6 billion in 2002 to $5.9 billion in 2012. In 2002, vinyl windows accounted for 48.4% of the total demand for windows in the United States. Vinyl accounted for over 54% of the replacement window units sold in 2002, and 38% of the new window units sold in 2002. Vinyl demand is projected to benefit from an increase in sales by volume of replacement windows as a percent of total residential window sales. Replacement windows are estimated to grow to 59% of total window demand in 2008, and further grow to represent 62% of total window demand in 2012.

      Within new home construction, builders are increasingly accepting vinyl as a viable alternative to wood in new windows, and enhancements in material aesthetics have, and are expected to continue to, support demand for new windows made from plastic materials. According to the Freedonia Group, vinyl is expected to overtake wood as the leading material in windows for new home construction by 2007.

      Demand for patio doors has increased from 3.7 million units in 1999 to an estimated 4.0 million units in 2003. Vinyl accounted for approximately 36% of patio door usage in 2002 and is expected to become the leading material used for patio doors by 2004.

Western Canada Windows & Doors

      Demand for windows and doors in Canada, as in the U.S., is driven by repair and remodeling of existing homes and construction of new homes. Economic drivers specific to Western Canada include oil and natural gas exploration and production, agriculture and population inflow. Housing starts in Western Canada for 2002 grew approximately 29% from 2001 levels, driven by growth in Western Canada’s population. As of 2001, approximately 21% of all homes were built between 1971 and 1980, while only 15% were built between 1991 and 2001. Among all occupied homes, 67% were more than 20 years old.

Fencing, Railing and Decking

      Demand for U.S. fencing and decking products is estimated to be $5.4 billion in 2003. Vinyl and composite materials represent 18.0% of fencing demand and 10.4% of decking sales by volume. The lasting aesthetic appeal and the low maintenance attributes of vinyl and composite fencing and decking have increased demand for the products. Demand for vinyl and composite fencing has grown by over 37% per year from 1997 to 2003, while sales by volume of vinyl and composite decking have grown by approximately 35% annually from 1998 to 2003. Demand for fencing products is expected to grow at an annual rate of 16.8% for the period 2003 to 2008, and sales by volume of vinyl and composite decking products are expected to grow at an annual rate of 17.1% for the same period. Management estimates that U.S. railing sales are approximately $1.1 billion in size and that vinyl and composite represent approximately $100.0 million, or 9.1%, of railing sales.

BUSINESS

Company Overview

      We are a leading manufacturer of residential exterior building products in North America. We offer a comprehensive product line of vinyl siding and skirting, vinyl windows and doors, and vinyl and composite fencing, railing and decking that serves both the home repair and remodeling and new home construction sectors in all 50 states and Western Canada. Vinyl products, which represented approximately 88.3% of our 2003 net sales on a pro forma basis, have the leading and increasing share of sales by volume in siding and windows, and the fastest growing share of sales by volume in fencing in the U.S. We also manufacture vinyl and aluminum soffit and siding accessories, aluminum trim coil, wood windows and steel and fiberglass doors, enabling us to bundle complementary and color-matched products and accessories with our core vinyl products. We believe our broad product offering and geographically diverse manufacturing base allow us to better serve our customers and provide us with a competitive advantage over other vinyl building products suppliers. For the fiscal year ended December 31, 2003, on a pro forma basis, we had net sales of $531.4 million, net earnings of $16.4 million, and EBITDA of $75.4 million.

      We market our products using several leading brands across multiple price points, which enables us to diversify our sales across distribution channels with minimal channel conflict. We believe this strategy allows us to reach the greatest number of end customers and provide nationwide service. Additionally, we have developed a proprietary vendor managed inventory, or “VMI,” program for our siding and accessories customers, which enables us to track, forecast and place purchase orders on behalf of those customers. Customers who have implemented our VMI program have experienced higher service levels, more accurate fill rates, higher inventory turns and lower selling, general and administrative expenses. We believe we are able to compete on favorable terms and maintain our strong customer base as a result of our extensive distribution coverage, high quality, innovative and comprehensive product line, proprietary VMI program and production efficiency.

      Siding and accessories accounted for approximately 58.6% of our pro forma net sales for the fiscal year ended December 31, 2003. We sell our siding and accessories to specialty distributors (one-step distribution) and to wholesale distributors (two-step distribution). Our specialty distributors sell directly to remodeling contractors and builders. Our wholesale distributors sell to retail home centers and lumberyards who, in turn, sell to remodeling contractors, builders and consumers. In the wholesale channel, we are the sole supplier of vinyl siding and accessories to Georgia-Pacific Corporation, the largest building products distributor in the U.S. Through Georgia-Pacific and our Georgia-Pacific dedicated, 22 person sales force, our vinyl siding and accessories are sold to major retail home centers, lumberyards and manufactured housing manufacturers. A portion of our siding and accessories is also sold directly to Lowe’s Home Improvement Centers under our Durabuilt brand.

      Windows and doors accounted for approximately 30.4%, and fencing, railing and decking products accounted for approximately 11.0%, of our pro forma net sales for the fiscal year ended December 31, 2003. We market our windows and doors through wholesale, millwork and specialty distributors and contractors, and we market our fencing, railing and decking primarily through a nationwide network of fabricators.

      We operate a total of nine manufacturing facilities, excluding our Thermal-Gard facility in Punxsutawney, PA, which will be closed in 2004, across all our product categories, strategically located near our customers. We are a low-cost manufacturer of high-quality vinyl siding. We have adopted and implemented a strategy and deployed related technologies in our siding operations which we call “virtual plant,” which provides us with the flexibility to quickly move production between plants based on capacity utilization in order to maximize our manufacturing efficiency. We believe our strategically located facilities and virtual plant strategy enable us to control manufacturing and transportation costs and provide customers with reliable service and product delivery times.

Our Competitive Strengths

      We believe we are well positioned in our industry and that our key competitive strengths are:

•	Leading Sector Positions. We believe we are the No. 3 supplier of vinyl siding in the U.S. overall, and hold the No. 1 position in the retail and manufactured housing channels. We continue to gain volume in the one-step distribution channel of siding and accessories and have increased our unit sales within this channel by 19.0% from 2000 to 2003, which exceeds the channel growth rate. We believe we are the largest domestic manufacturer of vinyl skirting and the fourth largest manufacturer of metal accessories. We are recognized as a leader and innovator in the growing fencing, railing and decking product category and believe we currently hold the No. 2 position in vinyl fencing. We have established ourselves as a leading window and door manufacturer in Western Canada.

•	High Quality Products with Strong Brand Names. Our brands are well recognized for innovation and quality in the building trade, and we believe that they are a distinguishing factor in customer selection. We sell our high-quality products under several brand names, including: American Splendor, Camden Pointe, CWD, Durabuilt, Great Lakes Gold, Kroy, Monitor, Napco, Ply Gem, Regency, Timberlast, Timber Oak, Uniframe and Variform, among others, and through Georgia-Pacific. During the last three years, we have introduced a number of new brands, including American Splendor premium vinyl siding, which has received critical praise from a leading consumer rating organization. We believe there are significant opportunities to leverage our existing brands by targeting cross-selling opportunities.

•	Multi-Channel Distribution Network. We have a multi-channel distribution network that serves both the home repair and remodeling and new home construction sectors, which exhibit different, but often counter-balancing, demand characteristics. Our multiple brand and multi-channel distribution strategy has increased our sales and penetration within these sectors. We have also grown our sales by establishing new distribution points. We believe our strategy minimizes channel conflict and reduces our reliance on any one channel, which provides us with greater ability to sustain our financial performance through economic fluctuations.

•	Diversified Sales Base. We offer a comprehensive product line marketed to a diverse customer base in all 50 states and Western Canada. Our customer base includes distributors, retail home centers, lumberyards, remodeling contractors and builders. We have long-standing relationships with Georgia-Pacific and Lowe’s, have been the sole supplier of vinyl siding and accessories to Georgia-Pacific since 1988 and currently are the sole supplier to Lowe’s. In addition to our broad product offering and strong customer base, our sales base is also broadened by our ability to provide a complete product package by bundling our core vinyl siding products with our color-matched line of vinyl and metal soffit and accessories and other complimentary products.

•	Efficient Manufacturing. We are a low-cost manufacturer of high-quality vinyl siding. We continue to achieve manufacturing efficiencies across our product categories through strategic sourcing, process-based reductions in material, production and warranty costs, and control of selling, general and administrative expense. Our production efficiency and quality processes have historically resulted in warranty claim rates that are below the industry average, and our productivity initiatives have helped reduce our vinyl siding manufacturing cost per pound by approximately 16.2% from 2000 to 2003. We are committed to continuous improvement across product categories, and have made approximately $31.3 million in capital expenditures, including upgrades to equipment, facilities and technology, over the three years ended December 31, 2003.

•	Strong Management Team with Significant Ownership. We are led by an experienced and committed senior management team with an average of approximately 20 years of relevant industry experience. Under our CEO, Lee Meyer, we have successfully gained share of sales by volume within the residential exterior building products industry and have continuously improved our manufacturing operations to develop a low-cost manufacturing platform. As a result, we have significantly improved our operating earnings as a percentage of net sales, from 3.1% in 2000 to 11.1% on a pro forma basis in 2003. In connection with the Acquisition, Mr. Meyer and our management team made significant investments in the equity of Ply Gem Investment Holdings, our indirect parent. They acquired stock and received phantom stock awards representing approximately 14.5% of the common stock and 1.9% of the preferred stock of Ply Gem Investment Holdings on a fully diluted basis.

Our Strategy

      We seek to distinguish ourselves from other manufacturers of residential exterior building products and to sustain our profitability through the following key strategies:

•	Continue Share Gains. We intend to increase our share of total sales in each of our product categories. We have successfully expanded geographic coverage, increased sales and gained relative volume in several key sectors, including vinyl siding and fencing in the U.S., by establishing new distribution points. For example, in vinyl siding we have increased the number of Variform and Napco distribution points from 231 in 1999 to 418 in 2003. We will target several additional geographic areas by adding brands and distributors. We will also pursue opportunities for cross-selling and bundling our products within existing sectors to further leverage our channel partners and exclusive industry partnerships. In our fencing product category, we acquired an additional plant in 2001 and we will continue to expand our fencing and decking product line and geographic coverage.

•	Expand Brand Coverage and Product Innovation. We intend to leverage the reputation of our brands for innovation and quality to fill in our product offerings and price points. In addition, we plan to maximize the value of our new product innovations and technologies by deploying best practices and manufacturing techniques across our product categories. For example, we believe our recent innovations and expertise in manufacturing composite materials for railing and decking have favorably positioned our siding and accessories products as the siding sector prepares for the introduction of composite materials. We currently employ 15 research and development professionals dedicated to new product development, reformulation, product redesign and other manufacturing and product improvements.

•	Further Improve Manufacturing Efficiencies. While we have significantly improved our vinyl siding manufacturing cost structure over the last several years, we believe that there are further opportunities for improvement. In addition, we intend to introduce similar manufacturing improvements and best practices in our other product categories, including, for example, expansion of our virtual plant strategy to our windows manufacturing facilities. We also plan to optimize product development, sales and marketing, materials procurement, operations and administrative functions across all of our product categories. A significant opportunity involves leveraging total raw material expenditures to obtain volume discounts and minimize costs. In addition, integration of our sales and marketing efforts across our product categories provides an ongoing opportunity to significantly improve sector penetration while lowering overall selling, general and administrative expense as a percentage of sales.

Our Products and Brands

      Our principal product categories are siding and accessories, windows and doors and fencing, railing and decking, with vinyl products representing approximately 88.3% of our 2003 net sales. Our siding and accessories products, which accounted for approximately 58.6% of our 2003 net sales, include vinyl siding, vinyl skirting, vinyl and aluminum soffit, aluminum trim coil, J-channels, wide crown molding, window and door trim, F-channels, H-molds, fascia, undersill trims and outside/inside corner posts. We sell our siding and accessories under our Variform and Napco brand names and under the Georgia-Pacific brand name through a private label program. We also sell our Olde Providence line of vinyl siding and accessories to Lowe’s under our Durabuilt private label brand name.

      Our windows and doors products, which accounted for approximately 30.4% of our 2003 net sales, include vinyl and wood windows and steel and fiberglass doors. We sell our windows and doors under our Great Lakes, Ply Gem, Uniframe, Napco and CWD brand names. Our vinyl and vinyl-composite fencing, railing and decking products, which accounted for approximately 11% of our 2003 net sales, are sold under our Kroy brand name and under the Georgia-Pacific and Lowe’s Fusion Fence brand names through our private label program.

      A summary of our siding and accessories and windows and doors product lines is presented in the table below according to price point.

Price Point	Siding and Accessories Products	Window and Door Products

Specialty/ Super Premium	Nostalgia Series Shakes and Scallops (Variform)
Victoria Harbor (Variform)
Cedar Select Shakes and Scallops (Napco)
American ’76 Collection (Napco)
Rough Sawn Cedar (Georgia-Pacific)
New World Scallops (Georgia-Pacific)
Somerset (Georgia-Pacific)
	Chatham Ridge (Georgia-Pacific)	Uniframe (Great Lakes)

Premium	Timber Oak (Variform) Varigrain Preferred (Variform) American Splendor (Napco) Cedar Lane (Georgia-Pacific)	Ply Gem (Great Lakes) Great Lakes Gold (Great Lakes) Ambassador (CWD) Diplomat (CWD) Regency (CWD) Premier (CWD)

Standard	Camden Pointe (Variform) American Herald (Napco) American Tradition (Napco) Heritage Hill (Georgia-Pacific) Forest Ridge (Georgia-Pacific) Shadow Ridge (Georgia-Pacific) Castle Ridge (Georgia-Pacific)	Monitor (Great Lakes) Great Lakes (Great Lakes) Napco Premium 3000 (NWS) Napco Premium 2000 (NWS) Envoy (CWD)

Economy	Contractor’s Choice (Variform) American Comfort (Napco) Olde Providence (Napco) Vision Pro (Georgia-Pacific)	Napco Prime (NWS) Consul (CWD)

Manufactured Housing	Parkside (Georgia-Pacific) Oakside (Georgia-Pacific)

      The breadth of our product lines and our multiple brand and price point strategy enable us to target all areas of the siding and accessories, windows and doors and fencing, railing and decking sectors, including multiple distribution channels (wholesale, retail and manufactured housing) and end sectors (home repair and remodeling and new home construction), with minimal channel conflict.

Customers and Distribution

      We have a multi-channel distribution network that serves both the home repair and remodeling and new home construction sectors, which exhibit different, often counter-balancing, demand characteristics. In conjunction with our multiple brand and price point strategy, we believe our multi-channel distribution strategy enables us to increase our sales and sector penetration while minimizing channel conflict. We believe our strategy reduces our reliance on any one channel, which provides us with a greater ability to sustain our financial performance through economic fluctuations.

      We sell our siding and accessories to specialty distributors (one-step distribution) and to wholesale distributors (two-step distribution). Our specialty distributors sell directly to remodeling contractors and builders. Our wholesale distributors sell to retail home centers and lumberyards who, in turn, sell to remodeling contractors, builders and consumers. In the wholesale channel we are the sole supplier of vinyl siding and accessories to Georgia-Pacific Corporation, the largest building products distributor in the U.S. Through Georgia-Pacific and our Georgia-Pacific dedicated, 22 person sales force, our vinyl siding and accessories are sold to major retail home centers, lumberyards and manufactured housing manufacturers. A portion of our siding and accessories is also sold directly to Lowe’s Home Improvement Centers under our Durabuilt brand name.

      Our domestic windows and doors product lines are sold for use in home repair and remodeling and new home construction primarily through our diversified customer base of dealers and distributors. Dealers typically market directly to homeowners or contractors in connection with remodeling requirements while distributors concentrate on local independent retailers. Our Canadian windows and doors product lines are primarily sold to buying groups formed by builders (mostly for new home construction) and lumberyards through six distribution centers. We believe we have established relationships with all the key regional buying groups representing large, reputable builders and lumberyards in Canada.

      Our growing customer base for fencing, railing and decking consists of fabricators, retail home centers and lumberyards (including through fabricating original equipment manufacturers, or “OEMs”). Fabricators customize our fencing, railing and decking to the specific needs of a customer site, including routing posts, cutting rails and final product assembly, while fabricating OEMs combine our lineals with the products of other manufacturers to create their own uniquely branded product offering.

      Our top ten customers, including all the channels through which we sell our products to them, together accounted for approximately 42.4% of our 2003 net sales. We expect a small number of customers may continue to account for a substantial portion of our net sales for the foreseeable future.

Relationship with Georgia-Pacific

      We are the sole supplier of vinyl siding and accessories to Georgia-Pacific. This relationship, established in the early 1980s and made exclusive in 1988, has expanded over the years to include a broad line of products, including vinyl siding, skirting, soffit and railing and vinyl and metal accessories. The product portfolio is marketed under the Georgia-Pacific brand name for distribution through all of Georgia-Pacific’s channels, including retail home centers such as Lowe’s, lumberyards and manufactured housing manufacturers. Georgia-Pacific, through its numerous distribution channels, accounted for approximately 28.4% of our 2003 net sales.

      The relationship provides us with access to the largest building products distributor in the U.S. with national distribution and logistics capability, and access to a strong brand name with a leading position in the retail home center, lumberyard and manufactured housing channels. A portion of the products we sell to Georgia-Pacific are shipped directly to Georgia-Pacific’s customers.

      Georgia-Pacific in turn receives substantial benefits from our unique capabilities including: a comprehensive product line; our VMI program (which allows us to track, forecast and place purchase orders based on Georgia-Pacific’s inventory on hand and existing orders); a low cost manufacturing base (allowing for a substantial share of the highly competitive manufactured housing sector); and a Georgia-Pacific-dedicated sales organization (which maintains strong, direct relationships with Georgia-Pacific’s customers).

Sales, Marketing and Service

      In order to meet the unique needs of each of the sectors for our various product categories, we maintain sales teams for each of our product categories and some of our brands. We employ 158 sales and marketing personnel. We maintain a 22 person sales team that caters exclusively to the needs of Georgia-Pacific, maintaining strong direct relationships with Georgia-Pacific’s existing customers and establishing new customers for Georgia-Pacific. We have also created a national account manager position and a national distribution sales manager position to support our growing Lowe’s business and other retail accounts for fencing products.

      Our product sales teams are headed up by sales managers, who manage our distinct, strategically positioned teams of territory sales representatives. We have developed a broad suite of support capabilities to service our customers’ needs, including teams of field service technicians and inside-technical service representatives who field issues and provide technical service support as needed.

      We employ a variety of marketing and promotional materials to promote our products generally, including product sample cases, point-of-sale displays, color selection samples and product literature. Marketing materials are provided by distributors and contractors, however they are generally aimed at the end users of the products. Products are promoted through comprehensive brand specific websites. We also provide co-op advertising funds to customers to support the local promotion of our product lines.

Production and Facilities

      We operate nine manufacturing facilities across the U.S. and in Calgary, Canada.

      Vinyl siding, skirting, soffit and accessories are manufactured in our Kearney, Missouri, Martinsburg, West Virginia, and Jasper, Tennessee facilities, while all metal products are produced in our Valencia, Pennsylvania facility. Without further investment to increase capacity, our three vinyl siding plants have the necessary capacity to support our planned sales growth in vinyl siding until 2006, when we expect that we will add one new extruder for approximately $1.5 million. The metal plant has sufficient capacity to support planned levels of sales growth for the foreseeable future.

      Our windows and doors manufacturing facilities have benefited from our continued investment and commitment to product development and product quality combined with increasing integration of best practices across our product offerings. These initiatives have allowed us to lower production costs, shorten lead times and improve product quality. We currently have sufficient capacity to provide for expected growth in windows and doors sales through 2006. The facilities can further expand capacity in a cost effective manner by expanding production shifts. Ongoing capital investments will focus upon new product development and equipment maintenance and improvement.

      Due to anticipated increased demand for fencing, railing and decking products, we expect additional capacity will be required in each year through 2006. We expect our capital expenditures in the near future to remain consistent with our expenditures in past periods.

      We believe we will benefit from our continued efforts to leverage product development, manufacturing capacity and manufacturing capabilities across our different vinyl products. For example, we have invested in the manufacturing of new composite fencing products that are of better quality, improved aesthetics and can be manufactured at a lower cost than competitive products, and are now applying those techniques in the research and development of composite siding products.

Raw Materials and Suppliers

      PVC resin and aluminum are major components in the production of our products, and changes in PVC resin and aluminum pricing have a direct impact on our cost of products sold. We have historically been able to pass on price increases to our customers. The results of operations for individual quarters can be negatively impacted by a delay between the time of PVC resin and aluminum price increases and price increases that we implement in our products, or conversely can be positively impacted by a delay between the time of PVC resin and aluminum price decreases and competitive pricing moves that we implement. No assurances can be given that we will be able to pass on price increases in the future. We believe that we have improved our cost structure to mitigate the impact of PVC resin and aluminum pricing on our operating results. Initiatives we have undertaken to improve our cost structure include: improving efficiency in vinyl material usage through process improvements and scrap reduction, identifying alternative materials and/or material sources in product development, improving product design to facilitate reductions in manufacturing and materials costs and increasing overall efficiency, and optimizing product formulation to reduce input costs while maintaining or improving overall product quality.

      We have made significant efforts to establish mutually beneficial long-term relationships with suppliers. As such, we have sought to secure partnerships with only those suppliers that are prepared to provide us with high quality raw materials and that are prepared to help us maximize the value that we provide to customers.

Competition

      We compete with other national and regional manufacturers of exterior building products. We are one of the largest vinyl siding manufacturers, alongside CertainTeed, Owens Corning, Alcoa and Alside. We also compete with numerous other vinyl siding manufacturers. The vinyl windows and patio doors sector in the

U.S. is highly fragmented, comprised primarily of local and regional manufacturers. Our competitors include Silverline Building Products in the Northeast, Simonton Windows in the Mid-Atlantic and Southeast and Milgard Manufacturing, Inc. (Masco Corp.) and Viking Industries, Inc. in the Pacific Northwest. Significant growth in vinyl fencing, railing and decking has attracted many new entrants, and the sector today is very fragmented. Our competitors include U.S. Fence, Homeland, Westech, Bufftech, Outdoor Technologies, Royal, Outdoor Advantage, Fiberon and Trex. Some of our national and regional competitors are larger in size and have greater financial resources than we do. We generally compete on product performance, sales and services support and price. We also face competition from alternative materials, such as wood, aluminum, fiber cement, masonry and other metals.

Trademarks and Patents

      We rely on patent, trademark, trade secret and other intellectual property law and protective measures to protect our proprietary rights. We have a significant number of trademarks registered in the United States covering our material brands. To date, we have been granted 41 patents in the United States and abroad and have a significant number of U.S. and international patent applications pending.

      Although we employ a variety of intellectual property in the development and manufacturing of our products, we believe that none of that intellectual property is individually critical to our current operations. Taken as a whole, however, we believe our intellectual property rights are significant. We cannot assure you that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology. In addition, the laws of many foreign countries do not protect our intellectual property to the same extent as the laws of the United States. From time to time, third parties have or may assert infringement claims against us or against our customers in connection with the use of our products.

Properties

      Our corporate headquarters are located in Kearney, Missouri. We own and operate the following facilities, except as indicated. We also own and lease several additional properties in the U.S. and Canada.

Location	Square Footage	Product Category	Facility Use

Calgary, AB, Canada	301,000	Window and Doors	Manufacturing and Administration
Toledo, OH	301,000	Window and Doors	Manufacturing and Administration
Jasper, TN(1)	270,000	Siding and Accessories	Manufacturing and Administration
Fair Bluff, NC	200,000	Fencing, Railing and Decking	Manufacturing and Administration
Kearney, MO	175,000	Siding and Accessories	Manufacturing and Administration
Valencia, PA	175,000	Siding and Accessories	Manufacturing and Administration
Martinsburg, WV	163,000	Siding and Accessories	Manufacturing and Administration
Williamsport, MD(2)	144,914	Siding and Accessories	Warehouse
Sarver, PA(3)	119,000	Window and Doors	Manufacturing and Administration
York, NE	94,000	Fencing, Railing and Decking	Manufacturing and Administration

(1)	The lease for this facility expires on February 1, 2017.

(2)	The lease for this facility is currently on a monthly basis, and we have entered into a lease that will expire January 31, 2005.

(3)	We are purchasing this property pursuant to an installment sales contract, under which we will make payments through 2011.

Management Information Systems

      Over the past two years, we have made a significant investment to upgrade our operating software to a common, centralized MIS platform for our siding, fencing, railing and decking products. We believe that significant potential opportunities remain for us to enhance communications and reduce administrative costs across our businesses while improving response times to potential market opportunities.

Environmental and Other Regulatory Matters

      We are subject to Canadian and U.S. federal, state, provincial and local environmental laws and regulations that relate to the presence of hazardous materials, pollution and the protection of the environment, including those governing emissions to air, discharges to water, use, storage and transport of hazardous materials, storage, treatment and disposal of waste, remediation of contaminated sites, and protection of worker health and safety. From time to time, our facilities are subject to investigation by environmental regulators. We believe that our current operations are in substantial compliance with all applicable environmental laws and that we maintain all material permits required to operate our business.

      Based on available information, we do not believe that any known compliance obligations, claims, releases or investigations will have a material adverse effect on its results of operations, cash flows or financial position. However, there can be no guarantee that these or newly discovered matters or any inability to enforce available indemnification agreements will not result in material costs.

      We voluntarily comply with the Vinyl Siding Institute, or “VSI,” Certification Program with respect to our vinyl siding and accessories. Prior to 1998, there was no commonly-adopted industry certification process for vinyl siding products. Uniform minimum standards were available, but uniform compliance was not assured. In 1998, the VSI, under the leadership of our President and Chief Executive Officer, Lee Meyer, at that time the Chairman of the VSI, instituted a new industry-wide program to assure compliance with minimum product standards. All major vinyl siding manufacturers, representing over 90% of all products, now comply with these guidelines.

      Under the VSI Certification Program, third party verification and certification, provided by Architectural Testing, Inc., or “ATI,” is used to ensure uniform compliance with the minimum standards set by the American Society for Testing and Materials, or “ASTM.” Those products compliant with ASTM specifications for vinyl siding will perform satisfactorily in virtually any environment. ATI initially inspects all qualifying products for compliance and inspects plants to assure effective quality control programs. In addition, compliance with advertised specifications is verified. All manufacturing plants are inspected bi-annually during unannounced visits to monitor compliance. Upon certification, products are added to the official VSI list of certified products and are eligible to bear the official VSI certification logo.

Employees

      Currently we have approximately 2,200 employees. Employees at our Valencia and Sarver, Pennsylvania metal plants are our only employees with whom we have a collective bargaining agreement. Approximately 8.5% of our employees are represented by the United Steelworkers of America, AFL-CIO-CLC, pursuant to an agreement that expires on November 30, 2006. We believe our relationships with our employees are good. We have a number of programs in place which we designed to retain, incentivize and reward our employees for performance.

Litigation

      In the ordinary course of our business, we are a party to a number of legal actions, none of which are expected to have a material impact on us.

MANAGEMENT

Board of Directors and Executive Officers

      The Boards of Directors of Ply Gem Investment Holdings, Ply Gem Holdings and Ply Gem are identical.

Name	Age	Position(s)

Frederick Iseman	51	Chairman of the Board and Director
Lee D. Meyer	55	President, Chief Executive Officer and Director
John Wayne	42	President, Siding and Accessories
Shawn Poe	42	Vice President and Chief Financial Officer
Mark Watson	41	President, Great Lakes Window, Inc.
Bryan Sveinson	45	President, CWD Windows & Doors
David S. McCready	42	President, Fencing, Railing and Decking
Robert A. Ferris	61	Chairman of the Executive Committee and Director
Steven M. Lefkowitz	39	Director
John D. Roach	60	Director

      Set forth below is a brief description of the business experience of each of the members of our board of directors and our executive officers.

Frederick Iseman — Chairman of the Board and Director

      Since the Acquisition, Frederick Iseman has served as our chairman of the Board of Directors. Mr. Iseman is currently Chairman and Managing Partner of Caxton-Iseman Capital, a private equity firm which was founded by Mr. Iseman in 1993. Prior to establishing Caxton-Iseman Capital, Mr. Iseman founded Hambro-Iseman Capital Partners, a merchant banking firm. From 1988 to 1990, Mr. Iseman was a member of the Hambro International Venture Fund. Mr. Iseman is Chairman of the Board of Anteon International Corporation, Chairman of the Board of Buffets Holdings, Inc., and a member of the Advisory Board of Duke Street Capital and the Advisory Board of STAR Capital Partners Limited.

Lee D. Meyer — President & Chief Executive Officer

      Lee D. Meyer was appointed President and Chief Executive Officer of our company in January 2002. Since the Acquisition, Mr. Meyer has served as a director. Mr. Meyer previously had been the President of Variform, one of our siding and accessories subsidiaries. Mr. Meyer joined Variform in 1993 as the Vice President of Manufacturing, and held successive positions as Vice President of Operations, Senior Vice President and General Manager, before he became President of Variform in 1998. Prior to joining Variform, Mr. Meyer held positions at GE Plastics, Borg Warner Chemicals and the Chemicals Division of Quaker Oats. Mr. Meyer graduated from the University of Nebraska in 1971 with a BS in Chemical Engineering and an MBA in Finance and Economics in 1979. He also received his license as a Registered Professional Engineer in 1979. Mr. Meyer has been a member of the Vinyl Siding Institute, or the “VSI,” since 1994 and is currently a member of the Executive Committee and is the Chairman of the VSI Certification Oversight Committee, which oversees voluntary minimum standards for vinyl siding products. In June 2003, Mr. Meyer completed a tenure of approximately five years as Chairman of the Vinyl Siding Institute. Mr. Meyer is also the VSI representative to the Society of Plastics Industry and a member of the Windows and Doors Manufacturers Association.

John Wayne — President, Siding and Accessories

      Mr. Wayne was appointed President of our siding and accessories subsidiaries in January 2002. Mr. Wayne joined our company in 1998, and prior to his appointment to President had been Vice President of Sales and Marketing for our Variform and Napco siding and accessories subsidiaries. Prior to joining us, Mr. Wayne worked for Armstrong World Industries, Inc. from 1985 to 1998, holding a variety of sales management positions, including Vice President of Sales. Mr. Wayne graduated from the University of Wisconsin in 1984 with a BBA in Finance and Marketing. Mr. Wayne is currently the Vice Chairman of the VSI, the Chairman of the VSI Code and Regulatory Committee, and Chairman of the VSI Steering Committee.

Shawn Poe — Chief Financial Officer

      Since the Acquisition, Mr. Poe has served as our Vice President and Chief Financial Officer. Mr. Poe was appointed Vice President of Finance of our siding and accessories subsidiaries in March 2000. Prior to joining our company, Mr. Poe held the position of Corporate Controller and various other accounting positions at Nordyne, Inc., joining the company in 1990. In addition, Mr. Poe held various accounting positions with Federal Mogul Corporation from 1984 to 1990. Mr. Poe graduated from Southeast Missouri State University in 1984 with a BBS in Accounting. Mr. Poe graduated from Font Bonne College in 1994 with an MBA.

Mark Watson — President, Great Lakes Window Group

      Mr. Watson was appointed President of our Great Lakes Window Group in January 2003. Prior to becoming President, Mr. Watson was the Vice President of Sales and Marketing for our siding and accessories subsidiaries. Mr. Watson originally joined our company in 1996 as National Sales Manager of the Georgia-Pacific product line. Prior to joining us, Mr. Watson held the position of National Marketing manager with Norco Windows. Mr. Watson graduated from Western Michigan University in 1985 with a BBA in Marketing. He is also an active participant in the activities and various committees of the Window and Door Manufacturers Association.

Bryan Sveinson — President, CWD Windows & Doors

      Mr. Sveinson joined CWD Windows & Doors in 1993 as Controller, and has held successive positions as Vice President of Finance, Vice President of Business Development, and is currently the President. Prior to joining CWD Windows & Doors, Mr. Sveinson held senior finance positions with a commercial printing company and a soft drink manufacturing and distribution company. Mr. Sveinson received a Bachelor of Management Degree from the University of Calgary in 1981 and is a professional accountant, having achieved a Certified Management Accountant designation in 1991. Mr. Sveinson is also a director of the Canadian Window and Door Manufacturing Association.

David S. McCready — President, Fencing, Railing and Decking

      Mr. McCready was appointed President of our fencing, railing and decking subsidiary on January 5, 2004, after more than 20 years of experience in the building products industry. Prior to joining our company, Mr. McCready held the position of General Manager, Architectural Products at The Building Solutions division of Boise Cascade Corporation, joining the company in 2001. In addition to that, Mr. McCready held various marketing and sales positions with Armstrong World Industries, Inc., where he was employed from 1983 to 2000. Mr. McCready received a BS in Business Administration from the University of Delaware in 1983.

Robert A. Ferris — Chairman of the Executive Committee and Director

      Since the Acquisition, Robert A. Ferris has served as Chairman of our Executive Committee and director. Mr. Ferris is a Managing Director of Caxton-Iseman Capital, and has been employed by Caxton-Iseman Capital since March 1998. From 1981 to February 1998, Mr. Ferris was a General Partner of Sequoia Associates (a private investment firm headquartered in Menlo Park, California). Prior to founding Sequoia Associates, Mr. Ferris was a Vice President of Arcata Corporation, a New York Stock Exchange-listed company. Mr. Ferris is a director of Anteon International Corporation and Buffets Holdings, Inc.

Steven M. Lefkowitz — Director

      Since the Acquisition, Steven M. Lefkowitz has served as a director. Mr. Lefkowitz is a Managing Director of Caxton-Iseman Capital and has been employed by Caxton-Iseman Capital since 1993. From 1988 to 1993, Mr. Lefkowitz was employed by Mancuso & Company, a private investment firm, and served in several positions including as Vice President and as a Partner of Mancuso Equity Partners. Mr. Lefkowitz is a director of Anteon International Corporation and Buffets Holdings, Inc.

John D. Roach — Director

      Since the Acquisition, Mr. Roach has served as a director. Mr. Roach is Chairman of the Board and Chief Executive Officer of Stonegate International, a private investment and advisory services company, and has been employed by Stonegate International since 2001. Mr. Roach served as Chairman of the Board, President and Chief Executive Officer of Builders FirstSource, Inc. from 1998 to 2001; and as Chairman of the Board, President and Chief Executive Officer of Fibreboard Corporation from 1991 to 1997. Mr. Roach is also Executive Chairman of the Board of Unidare US Inc., a leading wholesale supplier of products to the industrial, welding and safety markets, a director of Kaiser Aluminum Corporation and its subsidiary, Kaiser Aluminum & Chemical Corporation, a director of Material Sciences Corp., a provider of materials-based solutions, a director of URS Corporation, an engineering firm, and a director of PMI Group, Inc., a provider of credit enhancement products and lender services.

Executive Compensation

      The following table sets forth information on the compensation awarded to, earned by or paid to our President and Chief Executive Officer, Lee D. Meyer, and our four other most highly compensated executive officers whose individual compensation exceeded $100,000 during the twelve months ended December 31, 2003 for services rendered in all capacities to us.

	Annual Compensation					Long-term Compensation Awards

						Number of Shares
				Other Annual		Underlying Stock	All Other
Name and Principal Position	Salary	Bonus		Compensation		Options	Compensation

	(In dollars)
Lee D. Meyer	$300,664	$267,750		$1,025,652	(1)	50,000	$13,000	(2)
President & Chief Executive Officer
John Wayne	224,635	134,178		121,271		20,000	13,000	(3)
President, Siding and Accessories
John Forbis(4)	240,660	1,109,443	(5)	284,607	(6)	35,000	9,000	(7)
Mark Watson	163,385	69,875		84,453	(8)	7,000	12,974	(9)
President, Great Lakes Window Group
Shawn Poe	132,332	63,807		20,113		7,000	11,910	(10)
Vice President and Chief Financial Officer

(1)	Includes a dividend payment of $1,004,788 in respect of stock options held by Mr. Meyer in connection with the Nortek Recapitalization.

(2)	Includes a $7,000 profit sharing contribution and a $6,000 matching contribution to Mr. Meyer’s account under the Variform, Inc. 401(k) Savings Plan.

(3)	Includes a $7,000 profit sharing contribution and a $6,000 matching contribution to Mr. Wayne’s account under the Variform, Inc. 401(k) Savings Plan.

(4)	Mr. Forbis, formerly President and Chief Executive Officer of our fencing, railing and decking products subsidiary, left his position with us effective January 5, 2004, and is now a paid consultant to us.

(5)	Includes a payment of a $1,000,000 retention bonus earned by Mr. Forbis by remaining employed by us through September 9, 2003 pursuant to his Retention Bonus Letter Agreement dated September 9, 1999.

(6)	Includes a dividend payment of $277,500 in respect of stock options held by Mr. Forbis in connection with the Nortek Recapitalization.

(7)	Includes a $3,000 profit sharing contribution and a $6,000 matching contribution to Mr. Forbis’ account under the Kroy Building Products 401(k) Profit Sharing Plan.

(8)	Includes a $73,070 payment in respect of Mr. Watson’s relocation.

(9)	Includes a $6,201 profit sharing contribution and a $6,373 matching contribution to Mr. Watson’s account under the Great Lakes Window, Inc. 401(k) Savings Plan.

(10)	Includes a $6,180 profit sharing contribution and a $5,730 matching contribution to Mr. Poe’s account under the Variform, Inc. 401(k) Savings Plan.

Option Grants in 2003

      The table below sets forth certain options to purchase stock of Nortek Holdings, our former indirect parent, granted to our named executive officers by Nortek Holdings in 2003.

			Individual Grants

	Number of Shares		% of Total Options
	Underlying Options		Granted to Nortek	Exercise or Base	Expiration
Name	Granted		Employees in 2003	Price Per Share	Date

Lee D. Meyer	50,000	(1)	3.9%	$46.00	1/9/13
John Wayne	20,000	(2)	1.6%	46.00	1/9/13
John Forbis(3)	35,000	(4)	2.7%	46.00	1/9/13
Mark Watson	7,000	(5)	Less than 1%	46.00	1/9/13
Shawn Poe	7,000	(6)	Less than 1%	46.00	1/9/13

(1)	Includes 16,667 Class A options and 33,333 Class B options which were granted to Mr. Meyer on January 9, 2003 pursuant to the Nortek Holdings, Inc. 2002 Stock Option Plan. Mr. Meyer’s Class A options initially vested quarterly over the three-year period following grant and his Class B options vest upon the satisfaction of certain performance criteria set forth in the Plan. The exercise price of these options was reduced to $11.00 per share in connection with a dividend declared by Nortek Holdings, effective November 26, 2003. Nortek Holdings determined that Mr. Meyer’s Class A options fully vested in connection with the Acquisition and that his Class B options will survive, subject to performance criteria, as if Mr. Meyer’s employment with Nortek Holdings did not terminate upon the Acquisition. Mr. Meyer’s Class A options were cancelled in connection with, and at the closing of, the Acquisition.

(2)	Includes 6,667 Class A options and 13,333 Class B options which were granted to Mr. Wayne on January 9, 2003 pursuant to the Nortek Holdings 2002 Stock Option Plan. Mr. Wayne’s Class A options initially vested quarterly over the three-year period following grant and his Class B options vest upon the satisfaction of certain performance criteria set forth in the Plan. The exercise price of these options was reduced to $11.00 per share in connection with a dividend declared by Nortek Holdings, effective November 26, 2003. Nortek Holdings has determined that Mr. Wayne’s Class A options will fully vest in connection with the Acquisition and that his Class B options will survive, subject to performance criteria, as if Mr. Wayne’s employment with Nortek Holdings did not terminate upon the Acquisition. Mr. Wayne’s Class A options were cancelled in connection with, and at the closing of, the Acquisition.

(3)	Mr. Forbis, formerly President and Chief Executive Officer of our fencing, railing and decking products subsidiary, left his position with us effective January 5, 2004, and is now a paid consultant to us.

(4)	Includes 11,667 Class A options and 23,333 Class B options which were granted to Mr. Forbis on January 9, 2003 pursuant to the Nortek Holdings Inc. 2002 Stock Option Plan. Mr. Forbis’ Class A options initially vested quarterly over the three-year period following grant and his Class B options vest upon the satisfaction of certain performance criteria set forth in the Plan. The exercise price of these options was reduced to $11.00 per share in connection with a dividend declared by Nortek Holdings, effective November 26, 2003. Nortek Holdings has determined that Mr. Forbis’ Class A options will fully vest in connection with the Acquisition and that his Class B options will survive, subject to performance criteria, as if Mr. Forbis’ employment with Nortek Holdings did not terminate upon the Acquisition.

(5)	Includes 2,333 Class A options and 4,667 Class B options which were granted to Mr. Watson on January 9, 2003 pursuant to the Nortek Holdings Inc. 2002 Stock Option Plan. Mr. Watson’s Class A options initially vested quarterly over the three-year period following grant and his Class B options vest upon the satisfaction of certain performance criteria set forth in the Plan. The exercise price of these options was reduced to $11.00 per share in connection with a dividend declared by Nortek Holdings, effective November 26, 2003. Nortek Holdings has determined that Mr. Watson’s Class A options will fully vest in connection with the Acquisition and that his Class B options will survive, subject to performance criteria, as if Mr. Watson’s employment with Nortek Holdings did not terminate upon the Acquisition. Mr. Watson’s Class A options were cancelled in connection with, and at the closing of, the Acquisition.

(6)	Includes 2,333 Class A options and 4,667 Class B options which were granted to Mr. Poe on January 9, 2003 pursuant to the Nortek Holdings Inc. 2002 Stock Option Plan. Mr. Poe’s Class A options initially vested quarterly over the three-year period following grant and his Class B options vest upon the satisfaction of certain performance criteria set forth in the Plan. The exercise price of these options was reduced to $11.00 per share in connection with a dividend declared by Nortek Holdings, effective November 26, 2003. Nortek Holdings has determined that Mr. Poe’s Class A options will fully vest in connection with the Acquisition and that his Class B options will survive, subject to performance criteria, as if Mr. Poe’s employment with Nortek Holdings did not terminate upon the Acquisition. Mr. Poe’s Class A options were cancelled in connection with, and at the closing of, the Acquisition.

Aggregated Option Exercises in 2003 and Fiscal Year-End Option Values

      The following table sets forth certain information with respect to options to purchase stock of Nortek Holdings, our former indirect parent, held at the end of fiscal 2003 by each of our named executive officers:

	Individual Grants

			Number of Shares
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2003		December 31, 2003
	Acquired on	Value
Name	Exercise(s)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable(1)

Lee D. Meyer	—	—	49,167	45,833	$2,886,478	$2,669,773
John Wayne	5,000	$110,113	1,667	18,333	97,103	1,067,898
John Forbis(2)	—	—	17,917	32,083	1,051,166	1,868,835
Mark Watson	—	—	583	6,417	33,960	373,791
Shawn Poe	500	12,188	583	6,417	33,960	373,791

(1)	The value of Nortek Holdings common stock as of December 31, 2003 used for this chart is $69.25, the value attributed to the Nortek Holdings common stock in connection with the Acquisition.

(2)	Mr. Forbis, formerly President and Chief Executive Officer of our fencing, railing and decking products subsidiary, left his position with us effective January 5, 2004, and is now a paid consultant to us.

Phantom Stock Unit Plan

      Upon completion of the Acquisition, each of Messrs. Meyer, Wayne, Watson and Poe were granted awards under the Ply Gem Investment Holdings Phantom Stock Plan. This Plan is generally designed to provide non-qualified deferred compensation to participants. Each participant’s interest in the plan is recorded in a bookkeeping account and these accounts are deemed invested in Ply Gem Investment Holdings’ stock. No stock will initially be issued under the plan, but, upon liquidation and payment of a participant’s account under the plan, the value of the account generally may be paid to the participant either in shares of Ply Gem

Investment Holdings’ stock having a market value equal to the account balance or in cash, in the discretion of Ply Gem Investment Holdings. When valuing a participant’s account for payment purposes, the following rules generally apply: if Ply Gem Investment Holdings’ stock becomes publicly traded through an initial public offering, the stock market will dictate the value of the account; if an event which triggers either “tag-along” or “drag-along” rights under the stockholders’ agreement to which the stockholders of Ply Gem Investment Holdings are parties occurs, or a “Triggering Event,” the amount paid to shareholders will dictate the value of the account; and in the event that a participant’s employment with us terminates and if neither a Triggering Event nor an initial public offering occurs prior to the time the participant is paid the value of his or her account, certain formulas described in the plan dictate the value of the account (which value differs depending upon the length of time a participant has been employed with us, the circumstances surrounding the termination of employment, and our performance). Following an initial public offering, each participant will generally be paid out five years thereafter, subject to further deferral opportunities and the right of Ply Gem Investment Holdings to accelerate such payment, with earlier payment upon a Triggering Event or a termination of employment.

      Messrs. Meyer, Wayne, Watson and Poe were granted 112,800, 38,835, 13,590 and 13,590 Phantom Incentive Units (as defined in the plan) under the plan, respectively, and Mr. Meyer was granted 44,472 Phantom Additional Units (as defined in the plan) under the plan. Each Phantom Incentive Unit represents one share of Ply Gem Investment Holdings common stock, and each Phantom Additional Unit represents one share of Ply Gem Investment Holdings common stock and 0.4591 shares of Ply Gem Investment Holdings senior preferred stock.

Ply Gem Investment Holdings Stock Option Plan

      In connection with the Acquisition, we adopted and obtained shareholder approval of the Ply Gem Investment Holdings 2004 Stock Option Plan, which provides for the grant of incentive and non-qualified stock options to our management and key employees. Stock options may be granted under the plan in respect of up to 1,410,000 common shares of Ply Gem Investment Holdings. Options awarded under the plan may have vesting conditions based on either an optionee’s continuing provision of services to us or the achievement of performance goals, in each case, as set forth in the applicable grant agreement.

Change of Control Arrangements

      Each of Messrs. Meyer, Wayne, Watson and Poe and certain other members of our management team, participates in our Change in Control Severance Benefit Plan. This plan generally provides that if, during the 24 months following a Change in Control (as defined in the plan) in respect of Messrs. Wayne, Watson and Poe, or during the 36 months following a Change in Control in respect of Mr. Meyer, we terminate a participant’s employment without “Cause” (as defined in the plan) or there is a “material adverse change” (as defined in the plan) in the terms of the participant’s employment with us, the participant will be entitled to certain severance benefits. The Acquisition constituted a Change in Control under the plan. The plan provides for severance payments during the 24-month period following a termination described above at an annual rate equal to the sum of the participant’s 2003 base salary and performance incentive bonus. In addition, a participant entitled to severance payments will also receive continuing medical and dental insurance coverage during the severance period, subject to the participant’s payment of any contributions required of active employees.

Incentive Bonus Agreements

      Pursuant to an October 31, 2003 letter agreement with Nortek, each of Messrs. Meyer, Wayne, Forbis, Watson and Poe received a payment of $1,000,000, $400,000, $400,000, $300,000 and $200,000 respectively for their continued employment, or, in the case of Mr. Forbis, provision of consulting services, through the Acquisition. These payments were made simultaneously with the completion of the Acquisition.

Separation Agreement with Mr. Forbis

      On January 5, 2004, John Forbis entered into a Separation, Consulting and Noncompetition Agreement with Kroy Building Products, Inc., our fencing, railing and decking products subsidiary. Pursuant to this agreement, Mr. Forbis will provide consulting services to us through December 31, 2005, earning a consulting fee of $21,500 per month. Pursuant to this agreement, Mr. Forbis agreed not to compete with us for three years after the earlier of December 31, 2005 or termination of the consulting period and released us from any claims he may have had against us as of January 19, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Ply Gem Holdings is the sole holder of all 100 issued and outstanding shares of our common stock. Ply Gem Investment Holdings is the sole holder of all 100 issued and outstanding shares of common stock of Ply Gem Holdings.

      The following table sets forth the number and percentage of the outstanding shares of common stock of Ply Gem Investment Holdings beneficially owned by:

•	each named executive officer;

•	each of our directors;

•	each person known to us to be the beneficial owner of more than 5% of the common stock of Ply Gem Investment Holdings; and

•	all of our executive officers and directors as a group.

      Unless otherwise noted below, the address of each beneficial owner listed on the table below is c/o Ply Gem Industries, Inc., 303 West Major Street, Kearney, Missouri 64060.

	Shares Beneficially
	Owned(1)

	Common
Name of Beneficial Owner	Shares(2)%

Caxton-Iseman (Ply Gem), L.P.(3)(4)	2,437,841	93.9%
Frederick Iseman(3)(4)(5)	2,437,841	93.9%
Robert A. Ferris(3)	—	*
Steven M. Lefkowitz(3)	—	*
Lee D. Meyer(6)	—	*
John Wayne(7)	17,565	*
Shawn Poe(8)	28,710	1.1%
Mark Watson(9)	28,710	1.1%
Brian Sveinson	23,406	*
John D. Roach(10)	3,577	*
David S. McCready(4)	35,250	1.4%
All Directors and Executive Officers as a Group	2,575,059	99.2%

*	Less than 1%.

(1)	Determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	Ply Gem Investment Holdings also has a series of non-voting senior preferred stock.

(3)	Address is c/o Caxton-Iseman Capital, Inc., 667 Madison Avenue, New York, New York 10021.

(4)	In connection with the Acquisition, Caxton-Iseman (Ply Gem), L.P. entered into an option agreement with Mr. McCready entitling him, subject to certain conditions, to purchase 30,000 of the shares of common stock held by Caxton-Iseman (Ply Gem), L.P. This number of shares is included in the number of shares shown in this table to be beneficially owned by Caxton-Iseman (Ply Gem) L.P. and Mr. McCready.

(5)	By virtue of his indirect control of Caxton-Iseman (Ply Gem) L.P., Mr. Iseman is deemed to beneficially own the 2,437,841 shares of common stock held by that entity.

(6)	In connection with the Acquisition, Mr. Meyer received phantom incentive stock units representing 157,272 shares of common stock, and 20,419 shares of senior preferred stock.

(7)	In connection with the Acquisition, Mr. Wayne received phantom incentive stock units representing 38,835 shares of common stock.

(8)	In connection with the Acquisition, Mr. Poe received phantom incentive stock units representing 13,590 shares of common stock.

(9)	In connection with the Acquisition, Mr. Watson received phantom incentive stock units representing 13,590 shares of common stock.

(10)	Address is c/o Stonegate International, 100 Crescent Court, Dallas, Texas 75201.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Acquisition

      In connection with the Acquisition, certain members of our management, including Messrs. Poe, Wayne, Watson, Sveinson and McCready contributed cash to Ply Gem Investment Holdings, and in return received shares of common stock of Ply Gem Investment Holdings. In addition, Messrs. Meyer, Poe, Wayne and Watson were awarded phantom stock units of Ply Gem Investment Holdings. Members of our management who received shares or phantom units also entered into a stockholders’ agreement with Ply Gem Investment Holdings and affiliates of Caxton-Iseman Capital, under the terms of which their shares of common stock are subject to customary transfer restrictions, including rights of first refusal, tag-along and drag-along rights, and put and call provisions. Their shares are also subject to certain pre-emptive rights, and they are subject to non-compete and non-solicit provisions. See “The Acquisition” and “Management — Phantom Stock Unit Plan.”

Caxton-Iseman Arrangements

      Upon the completion of the Transactions, our management and an investor group led by Caxton-Iseman Capital and its affiliates, through Ply Gem Investment Holdings, acquired all of our outstanding shares which they hold through our parent, Ply Gem Holdings.

      Ply Gem Investment Holdings obtained the funds required for the acquisition of our shares by issuing shares of common and preferred stock and subordinated notes to affiliates of Caxton-Iseman Capital and by issuing common stock to certain members of our management. The boards of directors of Ply Gem Investment Holdings and Ply Gem Holdings are identical to ours, and include, among others, affiliates of Caxton-Iseman Capital, Mr. Frederick Iseman, Mr. Robert Ferris and Mr. Steven Lefkowitz. As a result, Caxton-Iseman Capital and its affiliates control Ply Gem Holdings and our company.

      Upon consummation of the Transactions, we entered into two advisory agreements with one of Caxton-Iseman Capital’s affiliates, or the “Caxton-Iseman Party,” which we refer to as the “Debt Financing Advisory Agreement” and the “General Advisory Agreement.”

Debt Financing Advisory Agreement

      In accordance with the Debt Financing Advisory Agreement, we paid the Caxton-Iseman Party a debt financing arrangement and advisory fee upon the successful consummation of the Bank Financing and the offering of initial notes, equal to 2.375% of the aggregate amount of such financing ($11.4 million).

General Advisory Agreement

      Under the General Advisory Agreement, the Caxton-Iseman Party will provide us with acquisition and financial advisory services as our Board of Directors shall reasonably request. In consideration of these services, we will pay the Caxton-Iseman Party (1) an annual fee equal to 2% of our EBITDA, as defined in such agreement, (2) a transaction fee, payable upon the completion by us of any acquisitions, of 2% of the sale price, (3) a transaction fee, payable upon the completion by us of any divestitures, of 1% of the sale price, and (4) a transaction fee, payable upon the completion of the sale of our company, of 1% of the sale price.

      The Caxton-Iseman Party will not be entitled to the annual fee for 2004 unless (i) our debt-to-EBITDA ratio for the last twelve months then ended is less than 5.2:1 or (ii) our EBITDA for the last twelve months then ended is at least $85.7 million. In addition, the annual fee payable in any year may not exceed the amounts permitted under our new senior credit facilities or the indenture governing the notes, and the Caxton-Iseman Party will be obligated to return any portion of the annual fee that has been prepaid if an event of default has occurred and is continuing under either our new senior credit facilities or the indenture governing the notes.

      The initial term of the General Advisory Agreement is 10 years, and will be automatically renewable for consecutive one-year extensions, unless we or the Caxton-Iseman Party provide notice of termination. In addition, the General Advisory Agreement may be terminated by the Caxton-Iseman Party at any time, upon the occurrence of specified change of control transactions or upon an initial public offering of our shares or shares of any of our parent companies. If the General Advisory Agreement is terminated for any reason prior to the end of the initial term, we will pay to the Caxton-Iseman Party an amount equal to the present value of the annual advisory fees that would have been payable through the end of the initial term, based on our cost of funds to borrow amounts under our new senior credit facilities.

Tax Sharing Agreement

      As a result of the Acquisition, Ply Gem Investment Holdings is the common parent of an affiliated group of corporations that includes Ply Gem Holdings, Ply Gem Industries and their subsidiaries. Ply Gem Investment Holdings will elect to file consolidated federal income tax returns on behalf of the group. Accordingly, Ply Gem Investment Holdings, Ply Gem Industries and Ply Gem Holdings have entered into a Tax Sharing Agreement, under which Ply Gem Industries and Ply Gem Holdings will make payments to Ply Gem Investment Holdings. These payments will not be in excess of the tax liabilities of Ply Gem Industries, Ply Gem Holdings, and their respective subsidiaries, if such tax liabilities had been computed on a stand-alone basis.

Pre-Acquisition Nortek Management Fee and Parent Company Corporate Charges

      As a result of the Acquisition, we are no longer a division of Nortek, but have become a stand-alone company. Prior to the Acquisition, we had a fee arrangement with our former parent, Nortek, under which we reimbursed Nortek for certain parent company corporate charges and have accounted for those charges in accordance with SEC Staff Accounting Bulletin No. 55. For the fiscal years ended December 31, 2001, 2002 and 2003, our fees to Nortek for these corporate charges were $5.4 million, $10.2 million and $7.2 million, respectively. This fee arrangement was terminated in connection with the Acquisition. In addition, prior to the Acquisition, we paid an allocation of corporate expenses to Nortek based upon the specific identification method. For the fiscal years ended December 31, 2001, 2002, and 2003, Nortek’s allocations of these corporate expenses were $(0.3) million, $3.5 million, and $3.4 million, respectively. We estimate that in our first year as a stand-alone company, we will incur approximately $2.4 million of incremental operating expenses to pay for services, including accounting, tax, legal, insurance and treasury, which we previously received from Nortek under these arrangements. These incremental operating expenses are included in our pro forma unaudited statements of operations included elsewhere in this prospectus, but are not reflected in any of our historical results or the results of operations discussion as set forth below. Incremental operating expenses may differ from our estimates, and increase, in subsequent years. See “Unaudited pro forma financial information” and note 1 to the notes to our combined financial statements included elsewhere in this prospectus.

Intercompany Loans

      As of December 31, 2003, we had approximately $394.7 million of outstanding intercompany debt, owed to our former parent, Nortek, and its wholly-owned subsidiaries. This debt consisted of notes, mortgage notes and obligations payable, and included notes payable to a subsidiary of Nortek, relating to dividends payable to Nortek declared during prior years of approximately $360.8 million, and borrowings related to our acquisition of our subsidiary, Kroy Building Products, Inc., in 1999 of approximately $33.9 million. These notes were payable on demand and carried interest rates of 8% for a $280 million note and 9% for the other notes totaling $114.7 million. Pursuant to the terms of the Stock Purchase Agreement, all such intercompany loans to which we were a party were cancelled prior to the Acquisition.

DESCRIPTION OF OTHER INDEBTEDNESS

Our New Senior Credit Facilities

      In connection with the Transactions, we entered into new senior credit facilities with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of our new senior credit facilities.

      Our new senior credit facilities provide for senior secured financing of up to $255.0 million, consisting of $190.0 million of term loan facilities with a maturity of seven years that were drawn in full in connection with the consummation of the Acquisition and a $65.0 million revolving loan facility, including a letter of credit subfacility and a $10.0 million swingline subfacility, with a maturity of five years. The term loan facilities have two tranches, a $160.0 million tranche under which Ply Gem is the borrower, and a $30.0 million tranche under which our Canadian subsidiary, CWD Windows and Doors, Inc., is the borrower. The new senior credit facilities permit us to incur up to $50.0 million in additional term loans under the term loan facilities (including through additional tranches of term loans) which will have the benefit of the guarantees, and the collateral, described below. Such an increase in the term loan facilities will occur at our option if certain conditions are satisfied, including meeting our financial covenants, a senior leverage ratio on a pro forma basis and receipt of commitments from lenders for such additional amount.

      All borrowings under our new senior credit facilities are subject to the satisfaction of customary conditions, including absence of a default and material accuracy of representations and warranties.

      Proceeds of the term loans, together with $3.0 million of the revolving loan facility and the other sources of funds described under “Use of proceeds,” were used to finance the Acquisition and pay related fees and expenses. Proceeds of revolving loans will be used after the closing date of the Acquisition to provide financing for working capital and general corporate purposes, potentially including acquisitions.

      Subsequent to the Transactions, we amended and restated our new senior credit facilities on March 3, 2004, to increase our U.S. term loan facility from $160.0 million to $170.0 million and reduce our revolving credit facility from $65.0 million to $55.0 million. We intend to use the additional $10.0 million to pay down a like amount of existing indebtedness under our municipal loan agreements.

Interest and Fees

      The interest rates per annum applicable to loans under our new senior credit facilities will be, at our option, equal to either a base rate plus an applicable interest margin, or an adjusted LIBOR rate plus an applicable interest margin.

      The base rate will be the greater of the (1) federal funds effective rate as published by the Federal Reserve Bank of New York plus 0.5% and (2) corporate base rate of UBS AG, as established from time to time at its Stamford Branch. The adjusted LIBOR rate will be determined by reference to the London Interbank Offered Rate for corresponding deposits of U.S. dollars at the start of each interest period and will be fixed through each period. The applicable margin percentage will initially be a percentage per annum equal to (1) no more than 1.50% for base rate term loans, (2) no more than 2.50% for adjusted LIBOR rate term loans, (3) 1.50% for base rate revolving loans and (4) 2.50% for adjusted LIBOR rate revolving loans. Commencing with the delivery of our quarterly financial statements for the first fiscal quarter ending at least six months after the Acquisition, the applicable interest margins for the revolving loan facility will be determined pursuant to a grid based on our total leverage ratio.

      On the last business day of each calendar quarter and on the date the revolving commitments terminate, we will be required to pay each lender a 0.50% per annum commitment fee in respect of the average daily unused commitments of such lender under the revolving loan facility, subject to adjustment based on our total leverage ratio, commencing with the delivery of our quarterly financial statements for the first fiscal quarter ending at least six months after the Acquisition.

      We are also required to pay participation and fronting fees in connection with letters of credit as well as a yearly fee to the Administrative Agent.

Prepayments

      Subject to exceptions, our new senior credit facilities require mandatory prepayments of the term loan in amounts equal to: (1) 100% of the net cash proceeds from asset sales by our parent or any of its subsidiaries, (2) 100% of the net cash proceeds from the issuance of debt or preferred equity securities by our parent or any of its subsidiaries, (3) 50% of the net cash proceeds from the issuance of common equity securities by, or equity contributions to, our parent or Ply Gem Investment Holdings, (4) 100% of all casualty and condemnation net cash proceeds received by our parent or any of its subsidiaries in excess of amounts reinvested within specific periods, and (5) 50% of our excess cash flow. There are certain limits on the amount of its term loans the Canadian Borrower is required to prepay in the first 5 years from the closing date. If the term loan facilities have been repaid in full, any additional repayments shall be applied to reduce commitments under the revolving credit facility. Asset sale, debt issuance and casualty and condemnation proceeds received by the Canadian borrower or its subsidiaries will first be used to prepay loans to such borrower and such proceeds received by us or our other subsidiaries will first be used to prepay loans of the U.S. borrower.

      Voluntary prepayments of loans under our new senior credit facilities and voluntary reductions of revolving loan commitments are permitted, in whole or in part, with prior notice but without premium or penalty (except LIBOR breakage costs) and including accrued and unpaid interest in minimum amounts as set forth in the credit agreement.

Amortization of Principal

      Our new senior credit facilities (following their amendment and restatement) require scheduled quarterly payments on the term loan facilities of $500,000 beginning in the quarter ending June 30, 2004 and for the next 23 calendar quarters thereafter, and payments of $47,000,000 on June 30, 2010, September 30, 2010, December 30, 2010 and on the maturity date, allocated pro rata between the two tranches.

Collateral and Guarantors

      The indebtedness of the U.S. borrower under our new senior credit facilities is guaranteed by our parent, Ply Gem Holdings, and all of our existing and future direct and indirect subsidiaries, subject to exceptions for foreign subsidiary guarantees of the U.S. borrower’s obligations to the extent such guarantees are prohibited by applicable law or would result in materially adverse tax consequences and other exceptions. The indebtedness of the Canadian borrower under our new senior credit facilities is guaranteed by Ply Gem Holdings, the U.S. borrower and all of the Canadian borrower’s future direct and indirect subsidiaries and is effectively guaranteed by all subsidiaries guaranteeing the U.S. borrower’s obligations under our new senior credit facilities. All indebtedness under our new senior credit facilities is secured, subject to certain exceptions, by a perfected first priority pledge of all of our equity interests and those of our direct and indirect subsidiaries, and, subject to certain exceptions, perfected first priority security interests in, and mortgages on, all tangible and intangible assets (including, without limitation, accounts receivable, inventory, equipment, general intangibles, intercompany notes, insurance policies, investment property, intellectual property, certain real property, cash and proceeds of the foregoing); provided that all tangible and intangible assets of the Canadian borrower and its subsidiaries are pledged to secure debt only of the Canadian borrower.

Restrictive Covenants and Other Matters

      Our new senior credit facilities require that we comply on a quarterly basis with certain financial covenants, including a minimum interest coverage ratio test, a maximum leverage ratio test and a maximum capital expenditures level. In addition, our new senior credit facilities include negative covenants, subject to exceptions, restricting or limiting our ability and the ability of our parent and our subsidiaries, to, among other things: sell assets, alter the business that we conduct, engage in mergers, acquisitions and other business combinations, declare dividends, make payments or redeem or repurchase our or our parent’s equity interests, incur additional indebtedness or guarantees, issue preferred stock of our subsidiaries or disqualified preferred stock of our parent, make loans and investments, incur liens, transact with affiliates, engage in sale and leaseback transactions, lease property, amend or prepay subordinated debt, and modify or waive material agreements in any manner that is adverse in any material respect to the lenders.

      Our new senior credit facilities contain certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy and insolvency, certain events under ERISA, material judgments, invalidity of any guaranty or security document supporting our new senior credit facilities and change of control. If such an event of default occurs, the lenders under our new senior credit facilities would be entitled to take various actions, including the acceleration of amounts due under our new senior credit facilities and all actions commonly permitted to be taken by a secured creditor.

Municipal Loan Agreements

      We are party to several municipal loan agreements used to finance the development of some of our project facilities. We have entered into most of these municipal loan agreements pursuant to industrial/ economic revenue bond, or “IRB,” arrangements where a municipality issued IRBs and, pursuant to a loan agreement, loaned us the proceeds from such issuance. Our loan agreements provide for variable interest rates or interest rates that are currently fixed at various rates between 2.90% to 7.71%. The loan agreements typically allow us to prepay the outstanding principal amount at any time, and are secured by the fixed assets, real estate or facilities from the particular projects financed. As of December 31, 2003, we had approximately $29.6 million of principal and accrued interest outstanding under such loan agreements which will be due at various times from 2005 to 2025.

THE EXCHANGE OFFER

Terms of the Exchange Offer

      We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

      The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of the Notes.”

      We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

      This exchange offer will expire at 5:00 p.m., New York City time, on                     , 2004, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.

      We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under ” — Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

      We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

      To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1) Regular Delivery Procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2) Book-entry Delivery Procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “— Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “— Guaranteed Delivery Procedure” below.

      The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

      Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

      If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

(2) a commercial bank or trust company having an office or correspondent in the United States, or

(3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(1) by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at The Depository Trust Company, or

(2) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

      If the letter of transmittal or any bond powers are signed by:

(1) the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2) a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3) a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

      To tender your initial notes in this exchange offer, you must make the following representations:

(1) you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

(2) any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

(3) you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

(4) you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(5) if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

(6) if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

      You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.

      To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

      Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

      A delivery of initial notes through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “— Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

      If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

      Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

      We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

      All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

      We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

      If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “— Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

      We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

      If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

      By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “— Exchange Agent” and before acceptance of your tendered notes for exchange by us.

      Any notice of withdrawal must:

(1) specify the name of the person having tendered the initial notes to be withdrawn,

(2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

(5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

      We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

      The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly withdrawal, rejection of tender or expiration or termination of this exchange offer.

      You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “— Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

      We will complete this exchange offer only if:

•	the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Commission,

•	no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us, and

•	all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the exchange offer.

      These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

      If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

•	refuse to accept and return to their holders any initial notes that have been tendered,

•	extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

•	waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “— Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

      We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

      We have appointed U.S. Bank National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail or hand/overnight delivery:

U.S. Bank National Association
EP-MN-WS2N
60 Livingston Avenue
St. Paul, MN 55107

Facsimile Transmission:

U.S. Bank National Association
(651) 495-8158

Confirm by Telephone: (800) 934-6802

Attention: Specialized Finance Department

Fees and Expenses

      We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

      We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

      We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

•	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

•	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

      If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

      The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will not necessarily be able to obligate us to register the initial notes under the Securities Act.

      In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1) changes in law or the applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer,

(2) for any reason the exchange offer is not consummated within 210 days of the date of the issuance of the initial notes,

(3) any holder notifies us prior to the 30th day following consummation of this exchange offer that it is prohibited by law or applicable interpretations of the staff of the Commission from participating in the exchange offer,

(4) in the case of any holder who participates in the exchange offer, such holder notifies us prior to the 30th day following the consummation of the exchange offer that it did not receive exchange notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act), or

(5) any initial purchaser so requests with respect to initial notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution.

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

      Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF THE NOTES

      The initial notes were issued and the exchange notes will be issued under the indenture, dated as of February 12, 2004, among us, our parent, Ply Gem Holdings, our domestic subsidiaries and U.S. Bank National Association, as trustee (the “Indenture”). When we refer to the notes in this “Description of Notes,” we mean the initial notes and the exchange notes.

      The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the notes and the Indenture. We urge you to read the Indenture and the form of the notes, which you may obtain from us upon request. As used in this description, all references to “our company,” “we,” “us” or “our” mean Ply Gem Industries, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

Principal, Maturity and Interest

      The Notes will mature on February 15, 2012. The Notes will bear interest at the rate shown on the cover page of this prospectus, payable on February 15 and August 15 of each year, commencing on August 15, 2004, to Holders of record at the close of business on February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

      The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

      An aggregate principal amount of Notes equal to $225.0 million is being issued in this offering. The Issuer may issue additional Notes having identical terms and conditions to the Notes being issued in this offering, except for issue date, issue price and first interest payment date, in an unlimited aggregate principal amount (the “Additional Notes”), subject to compliance with the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness.” Any Additional Notes will be part of the same issue as the Notes being issued in this offering and will be treated as one class with the Notes being issued in this offering, including for purposes of voting, redemptions and offers to purchase. For purposes of this “Description of the Notes,” except for the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness,” references to the Notes include Additional Notes, if any.

Methods of Receiving Payments on the Notes

      If a Holder has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Subordination of Notes

      The payment of all Obligations on or relating to the Notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt of the Issuer, including all Obligations with respect to the Credit Facilities, whether outstanding on the Issue Date or incurred after that date.

      The holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt before the Holders of Notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes (other than Permitted Junior Securities) in the event of any distribution to creditors of the Issuer:

•	in a total or partial liquidation, dissolution or winding up of the Issuer;

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its assets;

•	in an assignment for the benefit of creditors; or

•	in any marshalling of the Issuer’s assets and liabilities.

      In addition, the Issuer may not make any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes or acquire any Notes for cash or assets or otherwise (other than, in either case, Permitted Junior Securities), if:

•	a payment default on any Senior Debt occurs and is continuing; or

•	any other default occurs and is continuing on any Designated Senior Debt that permits holders of such Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of such Designated Senior Debt.

      Payments on and distributions with respect to any Obligations on or with respect to the Notes may and shall be resumed:

•	in the case of a payment default, upon the date on which all payment defaults are cured or waived; and

•	in case of a nonpayment default, the earliest of (1) the date on which all such nonpayment defaults are cured or waived, (2) 179 days after the date on which the applicable Payment Blockage Notice is received or (3) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

      No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for this purpose.

      Notwithstanding anything to the contrary, payments and distributions made from the trusts established pursuant to the provisions described under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge” will be permitted and will not be subordinated so long as the payments into the trusts were made in accordance with the requirements described under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge” and did not violate the subordination provisions when they were made.

      The Issuer must promptly notify the Representative of the Designated Senior Debt if payment of the Notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of the Issuer, Holders of the Notes may recover less ratably than creditors of the Issuer who are holders of Senior Debt. See “Risk Factors — Risks Associated with the Offering — Your right to receive payment on the notes and guarantees is subordinated to our and the guarantors’ senior debt.”

      As of December 31, 2003, on a pro forma basis, the Issuer would have had approximately $222.6 million aggregate principal amount of Senior Debt and approximately $32.5 million would have been available for borrowing as additional Senior Debt under the revolving portion of the Credit Agreement.

Subordination of Guarantees

      Each Guarantee will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt.

Note Guarantees

      The Issuer’s obligations under the Notes and the Indenture will be jointly and severally guaranteed on a senior subordinated basis (the “Note Guarantees”) by (1) Parent, (2) each Restricted Subsidiary that guarantees any Indebtedness under any Credit Facility (other than any Foreign Subsidiary that guarantees Indebtedness of only other Foreign Subsidiaries under any such Credit Facility) and (3) each other Restricted Subsidiary that the Issuer shall otherwise cause to become a Guarantor pursuant to the terms of the Indenture.

      Not all of our Subsidiaries will guarantee the Notes. Unrestricted Subsidiaries and Foreign Subsidiaries will not be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. For the twelve months ended December 31, 2003, on a pro forma basis, our Canadian subsidiary represented approximately 9.2% of our net sales, 32.4% of our net earnings and 11.7% of our EBITDA. In addition, as of December 31, 2003, on a pro forma basis, it would have held 4.3% of our combined assets and had $31.5 million of liabilities (including trade payables), to which the Notes would have been effectively subordinated, including term loans of $30.0 million under the Credit Agreement, which are guaranteed by the Issuer and therefore constitute Senior Debt.

      As of the date of the Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Unrestricted Subsidiaries,” the Issuer will be permitted to designate some of our Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

      The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Credit Agreement permitted under clause (1) of “— Certain Covenants — Limitations on Additional Indebtedness”) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment for distribution under its Note Guarantee will be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on adjusted net assets of each Subsidiary Guarantor.

      A Subsidiary Guarantor shall be released from its obligations under its Note Guarantee:

(1) in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Subsidiary Guarantor then held by the Issuer and the Restricted Subsidiaries;

(2) if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(3) if such Subsidiary Guarantor shall not guarantee any Indebtedness under any Credit Facility (other than if such Subsidiary Guarantor no longer guarantees any Indebtedness under any Credit Facility as a result of payment under any guarantee of any such Indebtedness by any Subsidiary Guarantor); provided that a Subsidiary Guarantor shall not be permitted to be released from its Note Guarantee if it is an obligor with respect to Indebtedness that would not, under “— Certain Covenants — Limitations on Additional Indebtedness,” be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor.

Optional Redemption

      Except as set forth below, the Notes may not be redeemed prior to February 15, 2008 (the “First Call Date”). At any time on or after the First Call Date, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the date of redemption, if redeemed during the 12-month period beginning February 15 of the years indicated:

Optional
Year	Redemption Price

2008	104.50%
2009	102.25%
2010 and thereafter	100.00%

Redemption with Proceeds from Equity Offerings

      At any time prior to February 15, 2007, the Issuer may redeem at its option on any one or more occasions up to 35% of the aggregate principal amount of the Notes issued under the Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 109% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

Redemption upon a Change of Control

      At any time prior to First Call Date, the Notes may also be redeemed, in whole but not in part, at the Issuer’s option, upon the occurrence of a Change of Control, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the date of redemption (but in no event more than 90 days after the occurrence of such Change of Control). The Issuer may provide in such notice that payment of such price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the occurrence of the related Change of Control, and any such redemption or notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of the related Change of Control.

      “Applicable Premium” means, with respect to a Note at any redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess of:

(a) the present value at such redemption date of (1) the redemption price of such Note on the First Call Date (such redemption price being that described in the first paragraph of this “Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on such Note through the First Call Date, other than accrued interest to such redemption date, computed using a discount rate equal to the Treasury Rate plus 75 basis points per annum, discounted on a semi-annual bond equivalent basis, over

(b) the principal amount of such Note on such redemption date.

      Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

      “Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the First Call Date; provided, however, that if the period from such redemption date to the First Call Date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to the First Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Redemption Following a Change of Control Offer

      At any time prior to the First Call Date, after the completion of a Change of Control Offer that was accepted by Holders of not less than 75% of the aggregate principal amount of Notes then outstanding, the Issuer may redeem all, but not less than all, of the Notes not validly tendered in the Change of Control Offer, at a redemption price equal to 101% of the principal amount, and accrued and unpaid interest, if any, to the date of redemption; provided that such redemption occurs within 90 days after the completion of such Change of Control Offer.

      The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice of Redemption

      In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described under “— Optional Redemption — Redemption with Proceeds from Equity Offerings,” selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

      Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Change of Control

      Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer purchase that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

      Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the Holders a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3) describing the procedures that Holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

      The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

      The agreements governing our outstanding Senior Debt currently prohibit us from purchasing any Notes, and also provide that some change of control events with respect to us would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of our senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If the Issuer does not obtain a consent or repay the borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, our failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Debt. In these circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

      If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer.

      The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

      The Issuer’s obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

      With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes.

      The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

Certain Covenants

      The Indenture will contain, among others, the following covenants:

Limitations on Additional Indebtedness

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Guarantor may incur additional Indebtedness, and any Restricted Subsidiary may incur Acquired Indebtedness, in each case, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

      Notwithstanding the above, each of the following shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer or any Guarantor under the Credit Facilities in an aggregate amount at any time outstanding not to exceed the greater of (a) $250.0 million less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Facilities in accordance with the covenant described under “— Limitations on Asset Sales” (provided that the amount under this clause (a) shall in no event be reduced to below $65.0 million) and (b) the amount that is 2.5 times Consolidated Cash Flow for the Four-Quarter Period;

(2) the Notes issued on the Issue Date and the Note Guarantees and the Exchange Notes and the Note Guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement;

(3) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the Notes);

(4) Indebtedness under Hedging Obligations of the Company or any Restricted Subsidiary not for the purpose of speculation; provided that if such Hedging Obligations are of the type described in clause (1) of the definition thereof, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that upon any such

Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6) Indebtedness in respect of bid, performance, surety bonds and workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety bonds and workers’ compensation claims, self-insurance obligations and bankers acceptances;

(7) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $25.0 million;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception, clause (2), (3), (11)(B) or (13)(B) of this paragraph or this clause (10);

(11) (A) Acquired Indebtedness of the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed $20.0 million at any time outstanding and (B) Acquired Indebtedness of the Issuer or any Restricted Subsidiary assumed or acquired in connection with a transaction governed by, and effected in accordance with, the first paragraph of the covenant described under “— Limitations on Mergers, Consolidations, Etc.”;

(12) indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing any such acquisition; provided that the maximum aggregate liability in respect of all such obligations outstanding under this clause (12) shall at no time exceed (a) in the case of an acquisition, $10.0 million (provided that the amount of such liability shall be deemed to be the amount thereof, if any, reflected on the balance sheet of the Issuer or any Restricted Subsidiary (e.g., the amount of such liability shall be deemed to be zero if no amount is reflected on such balance sheet)) and (b) in the case of a disposition, the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(13) (A) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $30.0 million at any time outstanding and (B) Indebtedness of Foreign Subsidiaries if, after giving effect thereto the Consolidated Interest Coverage Ratio (with the references to the Issuer and the Restricted Subsidiaries in the definitions used in the calculation thereof being to Foreign Subsidiaries (other than Unrestricted Subsidiaries)) of all Foreign Subsidiaries would be at least 2.00 to 1.00; provided that Indebtedness under this clause (13) may be incurred under any Credit Facility;

(14) Indebtedness of the Issuer or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers in an aggregate amount, together with the aggregate amount of Investments under clause (13) of the definition of “Permitted Investments,” not to exceed $5.0 million at any time outstanding; and

(15) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $25.0 million at any time outstanding.

      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall classify and may reclassify, in its sole discretion, such item of Indebtedness and may divide, classify and reclassify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Facilities on the Issue Date shall be deemed to have been incurred under clause (1) above. In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Limitations on Layering Indebtedness

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) senior in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary and subordinated in right of payment to any other Indebtedness of the Issuer or of such Restricted Subsidiary, as the case may be.

      For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Restricted Subsidiary solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitations on Restricted Payments

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (7), (8) or (9) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Issuer and 100% of the Fair Market Value at the time of receipt of assets other than cash, if any, received by the Issuer, either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than (A) any such proceeds which are used to redeem Notes in accordance with the second paragraph under “— Optional Redemption — Redemption with Proceeds from Equity Offerings” or (B) any such proceeds or assets received from a Subsidiary of the Issuer, plus

(c) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer)

into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(d) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, plus

(e) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

      The foregoing provisions will not prohibit:

(1) the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3) the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests, (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “Limitations on Additional Indebtedness” covenant and the other terms of the Indenture or (c) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have complied with the covenants described under “— Change of Control” and “— Limitations on Asset Sales” and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness;

(4) payments by the Issuer or to Parent to permit Parent or Holdings, and which are used by Parent or Holdings, to redeem Equity Interests of the Issuer, Parent or Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed the sum of (A) $5.0 million during any calendar year (with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests of Holdings, Parent or the Issuer to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (4), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (4);

(5) payments to Parent permitted pursuant to clauses (3) and (4) of the covenant described under “— Limitations on Transactions with Affiliates”;

(6) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof;

(7) to the extent that the Net Available Proceeds (without duplication of any amount that increased the Restricted Payments Basket) of any Permitted Sale and Leaseback Transaction exceed the Permitted Sale and Leaseback Transaction Amount, payments of such excess amount to Parent to permit Parent or Holdings, and the subsequent use of such payments by Parent or Holdings, to pay a dividend to the holders of Equity Interests of Parent or Holdings or a distribution to the holders of Indebtedness of Parent or Holdings;

(8) distributions to Parent in order to enable Parent or Holdings to pay customary and reasonable costs and expenses of an offering of securities of Parent or Holdings that is not consummated; or

(9) additional Restricted Payments of $20.0 million;

provided that (a) in the case of any Restricted Payment pursuant to clause (3)(c) or (7) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests pursuant to clause (2), (3) or (4)(B) above shall increase the Restricted Payments Basket.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Issuer or any other Restricted Subsidiary;

      except for:

(1) encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(2) encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

(3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4) encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Facilities) as in effect on that date;

(5) restrictions relating to any Lien permitted under the Indenture imposed by the holder of such Lien;

(6) restrictions imposed under any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

(7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(8) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(9) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10) Purchase Money Indebtedness incurred in compliance with the covenant described under “— Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired;

(11) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(12) encumbrances or restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of assets subject to such security agreements or mortgages;

(13) encumbrances or restrictions contained in Indebtedness of Foreign Subsidiaries, or municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds, permitted to be incurred under the Indenture; provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and do not, in the good faith judgment of the Board of Directors of the Issuer, materially impair the Issuer’s ability to make payment on the Notes when due; and

(14) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2) the Issuer delivers to the Trustee:

(a) with respect to any Affiliate Transaction involving aggregate value in excess of $5.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and (x) a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the directors of the Issuer who are disinterested with respect to such Affiliate Transaction, approving such Affiliate Transaction or (y) if there are no such disinterested directors, a written opinion described in clause (b) below; and

(b) with respect to any Affiliate Transaction involving aggregate value of $20.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Issuer.

      The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2) reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans), indemnification arrangements, compensation, employment and severance agreements, in each case approved by the Board of Directors;

(3) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4) payments by the Issuer to or on behalf of Parent in an amount sufficient to pay out-of-pocket legal, accounting and filing and other general corporate overhead costs of Parent actually incurred by Parent, in any case in an aggregate amount not to exceed $500,000 in any calendar year;

(5) loans and advances permitted by clause (3) of the definition of “Permitted Investments”;

(6) payments to Sponsor or an Affiliate or Related Party thereof in respect of management and consulting services rendered to the Issuer and the Restricted Subsidiaries in the amounts and at the times specified or permitted in the Advisory Agreement, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Holders in any material respect than such agreement as it was in effect on the Issue Date; provided that no Default described in clause (1), (2), (3), (7) or (8) of the definition of “Event of Default” shall have occurred and be continuing or occur as a consequence thereof;

(7) any Restricted Payments which are made in accordance with the covenant described under “— Limitations on Restricted Payments”;

(8) entering into an agreement that provides registration rights to the shareholders of the Issuer, Parent or Holdings or amending any such agreement with shareholders of the Issuer, Parent or Holdings and the performance of such agreements;

(9) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity;

(10) any merger, consolidation or reorganization of the Issuer with an Affiliate, solely for the purposes of (a) reorganizing to facilitate an initial public offering of securities of the Issuer, Parent, Holdings or other holding company, (b) forming a holding company or (c) reincorporating the Issuer in a new jurisdiction;

(11) (a) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests;

(12) (a) any agreement in effect on the Issue Date (other than the Advisory Agreement) and disclosed in this prospectus, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Holders in any material respect than such agreement as it was in effect on the Issue Date or (b) any transaction pursuant to any agreement referred to in the immediately preceding clause (a); or

(13) any Investment in an Unrestricted Subsidiary; provided that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such Unrestricted Subsidiary.

Limitations on Liens

      The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue

Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom securing any Indebtedness (other than Permitted Liens), unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on Asset Sales

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale (other than a Permitted Sale and Leaseback Transaction) unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2) either (x) at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents or (y) the cash or Cash Equivalents portion (without giving effect to clause (c) of the next paragraph) of the total consideration received in such Asset Sale shall be no less than an amount equal to the product of (A) 5.25 and (B) the portion of Consolidated Cash Flow for the Four-Quarter Period directly attributable to the assets included in such Asset Sale.

      For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(b) the amount of any obligations received from such transferee that are within 90 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(c) the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in the Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

      If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to clause (b) above in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

      If the Issuer or any Restricted Subsidiary engages in an Asset Sale (other than a Permitted Sale and Leaseback Transaction), the Issuer or such Restricted Subsidiary shall, by no later than 12 months following the later of the consummation thereof and the Issuer’s or Restricted Subsidiary’s receipt of the Net Available Proceeds, have applied all or any of the Net Available Proceeds therefrom to:

(1) repay Senior Debt or Guarantor Senior Debt, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(2) repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

(3) (A) invest in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (B) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); provided that the Issuer or such Restricted Subsidiary shall be deemed to have applied Net Available Proceeds in accordance with this clause (3) within such 12-month period if, within such 12-month period, it has entered into a binding commitment or agreement to invest such Net Available Proceeds and continues to use all reasonable efforts to so apply such Net Available Proceeds as soon as practicable thereafter; provided, further, that upon any abandonment or termination of such commitment or agreement, the Net Available Proceeds not applied will constitute Excess Proceeds (as defined below). In addition, following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof, cash (whether or not actual Net Available Proceeds of such Asset Sale) used for the purposes described in subclause (A), (B) and (C) of this clause (3) that are designated as uses in accordance with this clause (3), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Available Proceeds applied in accordance with this clause (3).

      The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

      When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1) the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3) if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

      To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

      In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under “— Limitations on Mergers, Consolidations, Etc.,” other than a transaction meeting the requirements of clause (3)(b) of the first paragraph of such covenant, the successor shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

      The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitations on Asset Sales” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Limitations on Asset Sales” provisions of the Indenture by virtue of this compliance.

Limitations on Designation of Unrestricted Subsidiaries

      The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) either (A) the Subsidiary to be so Designated has total assets of $1,000 or less; or (B) the Issuer would be permitted to make, at the time of such Designation, (x) a Permitted Investment or (y) an Investment pursuant to the first paragraph of “— Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

      No Subsidiary shall be Designated as an “Unrestricted Subsidiary” if such Subsidiary or any of its Subsidiaries owns (i) any Equity Interests (other than Qualified Equity Interests) of the Issuer or (ii) any Equity Interests of any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so Designated.

      If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “— Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “— Limitations on Liens,” the Issuer shall be in default of the applicable covenant.

      The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

      All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee, certifying compliance with the foregoing provisions.

Limitations on the Issuance or Sale of Equity Interests of Restricted Subsidiaries

      The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Equity Interests of any Restricted Subsidiary except (1) to the Issuer, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis, (2) to the extent such shares represent directors’ qualifying shares or shares required by applicable law to be held by a Person other than the

Issuer or a Wholly-Owned Restricted Subsidiary, or (3) if immediately after giving effect to such sale or issuance, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary. The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this covenant but is subject to the covenant described under “— Limitations on Asset Sales.” Notwithstanding the foregoing, this covenant shall not prohibit the issuance or sale of Equity Interests of any Restricted Subsidiary in connection with (a) the formation or capitalization of a Restricted Subsidiary or (b) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of the Issuer by reason of acquisition of securities or assets from another Person; provided that following the consummation of any transaction or transactions contemplated by clause (a) or (b), the ownership of the Equity Interests of the relevant Restricted Subsidiary or Restricted Subsidiaries shall be as if this covenant had been complied with at all times.

Limitations on Mergers, Consolidations, Etc.

      The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person (other than a merger with an Affiliate solely for the purpose of and with the effect of changing the Issuer’s jurisdiction of incorporation to another State of the United States or forming a holding company for the Issuer), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

(1) either:

(a) the Issuer will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement;

(2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

(3) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (b) the Consolidated Interest Coverage Ratio of the Issuer or the Successor, as the case may be, would be not less than the Consolidated Coverage Ratio of the Issuer immediately prior to such transaction.

      For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

      Parent will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of Parent and its Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

(1) either:

(a) Parent will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Parent Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Parent Successor (unless the Parent Successor is the Issuer) expressly assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of Parent under the Notes, the Indenture and the Registration Rights Agreement; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

      Except as provided in the fifth paragraph under the caption “— Note Guarantees,” no Guarantor (other than Parent) may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(1) either:

(a) such Guarantor will be the surviving or continuing Person; or

(b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture and the Registration Rights Agreement, and, in the case of a consolidation or merger with Parent, is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer or Parent, as the case may be.

      Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer or Parent in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

      Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary.

Additional Note Guarantees

      If, after the Issue Date, (a) any Restricted Subsidiary (including any newly formed, newly acquired or newly Designated Restricted Subsidiary) guarantees any Indebtedness under any Credit Facility (other than any Foreign Subsidiary that guarantees Indebtedness of only other Foreign Subsidiaries under any such Credit Facility) or (b) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:

(1) execute and deliver to the Trustee (a) a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

(2) deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Reports

      Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods that would be applicable to the Issuer if it were subject to Section 13(a) or 15(d) of the Exchange Act:

(1) all quarterly and annual financial and other information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

      In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request.

      Notwithstanding anything to the contrary, the Issuer will be deemed to have complied with its obligations in the preceding two paragraphs following the filing of the Exchange Offer Registration Statement and prior to the effectiveness thereof if the Exchange Offer Registration Statement includes the information specified in clause (1) above at the times it would otherwise be required to file such Forms. If Parent has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Notes, or filed electronically with the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the reports described herein with respect to Parent (including any financial information required by Regulation S-X relating to the Issuer and the Subsidiary Guarantors), the Issuer shall be deemed to be in compliance with the provisions of this covenant.

      The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

      Each of the following is an “Event of Default”:

(1) failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(2) failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise (whether or not such payment is prohibited by the subordination provisions of the Indenture);

(3) failure by the Issuer to comply with any of its agreements or covenants described above under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.,” or in respect of its obligations to make a Change of Control Offer as described above under “— Change of Control” (whether or not such compliance is prohibited by the subordination provisions of the Indenture);

(4) failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) principal on such Indebtedness within the applicable express grace period,

(b) results in the acceleration of such Indebtedness prior to its express final maturity or

(c) results in the judicial authorization to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $20.0 million or more;

(6) one or more judgments or orders that exceed $20.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b) appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c) orders the liquidation of the Issuer or any Significant Subsidiary,

      and the order or decree remains unstayed and in effect for 60 days; or

(9) any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guaran-

tee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

      If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable (a) if there is no Indebtedness outstanding under any Credit Facility at such time, immediately and (b) if otherwise, upon the earlier of (x) the final maturity (after giving effect to any applicable grace period or extensions thereof) or an acceleration of any Indebtedness under any Credit Facility prior to the express final stated maturity thereof and (y) five business days after the Representative under each Credit Facility receives the acceleration declaration, but, in the case of this clause (b) only, if such Event of Default is then continuing; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

      The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

      No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2) has been offered indemnity satisfactory to it in its reasonable judgment; and

(3) has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

      However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “— Events of Default” section).

      The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

      The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

(1) rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer’s obligation in connection therewith, and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes,

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

(a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1)

through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

      If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable, will become due and payable, or may be called for redemption, within one year or have been called for redemption pursuant to the provisions described under “— Optional Redemption,” and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(b) the Issuer has paid all sums payable by it under the Indenture, and

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

      In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

      A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

      The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver

      Subject to certain exceptions, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding; provided that without the consent of each Holder affected, no amendment or waiver may:

(1) reduce, or change the maturity, of the principal of any Note;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce any premium payable upon optional redemption of the Notes or change the date on, or the circumstances under, which any Notes are subject to redemption (other than provisions relating to the purchase of Notes described above under “— Change of Control” and “— Certain Covenants — Limitations on Asset Sales,” except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) modify or change any provision of the Indenture or the related definitions affecting the subordination of the Notes or any Note Guarantee in a manner that adversely affects the Holders;

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7) waive a default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(8) impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any such payment on the Notes;

(9) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(10) make any change in these amendment and waiver provisions.

      Notwithstanding the foregoing, the Issuer and the Trustee may amend the Indenture, the Note Guarantees or the Notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuer’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.,” to add any Subsidiary of the Issuer as a Guarantor, to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture), to make any change that does not materially adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

      No amendment of, or supplement or waiver to, the Indenture shall adversely affect the rights of any holder of Senior Debt or Guarantor Senior Debt under the subordination provisions of the Indenture, without the consent of such holder or, in accordance with the terms of such Senior Debt or Guarantor Senior Debt, the consent of the agent or representative of such holder or the requisite holders of such Senior Debt or Designated Senior Debt.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee

      U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

      The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

      The Indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

      “Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

      “Acquisition” means the acquisition on the Issue Date of all of the outstanding Equity Interests of the Issuer by Parent pursuant to the Stock Purchase Agreement, dated as of December 19, 2003, as amended on January 23, 2004, by and among Holdings, Nortek, Inc. and WDS LLC.

      “Additional Interest” has the meaning set forth in the Registration Rights Agreement.

      “Advisory Agreement” means the advisory agreement to be entered into between the Issuer and Sponsor or an Affiliate or Related Party thereof in connection with the Acquisition.

      “Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under “— Certain Covenants — Limitations on Transactions with Affiliates” only, Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns 10% or more of any class of the Voting Stock of the referent Person or (2) of which 10% or more of the Voting Stock is beneficially owned by the referenced Person. For purposes of this definition and the definition of “Permitted Holder”, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      “amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

      “asset” means any asset or property.

      “Asset Acquisition” means

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

      “Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a sale and leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “— Certain Covenants — Limitations on Mergers, Consolidations, Etc.”;

(3) Permitted Investments and Restricted Payments permitted under the covenant described under “— Certain Covenants — Limitations on Restricted Payments”;

(4) the creation or realization of any Lien permitted under the Indenture;

(5) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(6) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of Issuer and the Restricted Subsidiaries; and

(7) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $2.5 million.

      “Bank Financing” means the Issuer’s entry into the Credit Agreement on or about the Issue Date and its initial borrowings thereunder in connection with the funding of the Acquisition.

      “Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

      “Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

      “Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

      “Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

      “Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

      “Cash Equivalents” means:

(1) marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within 360 days of the date of acquisition thereof;

(2) demand and time deposits and certificates of deposit or acceptances, maturing within 360 days of the date of acquisition thereof, of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(3) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

      “Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, except that in no event shall the parties to the Stockholders’ Agreement be deemed a “group” solely by virtue of being parties to the Stockholders’ Agreement), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of the Issuer; provided, however, that such event shall not be deemed to be a Change of Control so long as one or more of the Permitted Holders have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Issuer;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

(3) (a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into the Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Issuer immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; provided that it shall not constitute a Change of Control under this clause (3)(b) if, after giving effect to such transaction, one or more of the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing (i) 35% or more of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person in such transaction immediately after such transaction and (ii) a greater percentage of the total voting power of the Voting Stock of the Issuer than any other “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

(4) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

      For purposes of this definition, (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Equity Interests of Parent or the Issuer shall not itself be considered a “person” or “group” for purposes of clause (1) or (3) above.

      “Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary (other than any Foreign Subsidiary) only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements (other than any municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense,

(e) Restructuring Expenses,

(f) payments pursuant to the Advisory Agreement, and

(g) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

      in each case determined on a consolidated basis in accordance with GAAP, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period, plus or minus

(4) without duplication of amounts included as Restructuring Expenses, with respect to any part of a Four-Quarter Period covered by the section “Summary historical and pro forma financial information” in this prospectus, the pro forma adjustments to net earnings and the adjustments to “EBITDA” to derive “Adjusted EBITDA” set forth in such section.

      “Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

      “Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of determination (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any Pro Forma Cost Savings) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

      In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

      “Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense (less interest income) of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1) imputed interest on Capitalized Lease Obligations,

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) the net costs associated with Hedging Obligations,

(4) the interest portion of any deferred payment obligations,

(5) all other non-cash interest expense,

(6) capitalized interest,

(7) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(8) all interest payable with respect to discontinued operations, and

(9) all interest on any Indebtedness described in clause (7) or (8) of the definition of “Indebtedness”; provided that such interest shall be included in Consolidated Interest Expense only to the extent that the amount of the related Indebtedness is reflected on the balance sheet of the Issuer or any Restricted Subsidiary, less, to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the Transactions and (B) the amortization during such period of other capitalized financing costs; provided, however, that, in the case of clause (B), the aggregate amount of amortization relating to such capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise thereto.

      Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.

      “Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary (other than any Foreign Subsidiary) during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement (other than any municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon

(a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7) unrealized gains and losses with respect to Hedging Obligations;

(8) the cumulative effect of any change in accounting principles;

(9) any amortization or write-offs of debt issuance or deferred financing costs, premiums and prepayment penalties, and other costs and expenses, in each case, paid during such period to the extent attributable to the Transactions and the Exchange Offer pursuant to the Registration Rights Agreement;

(10) gains and losses realized upon the refinancing of any Indebtedness of the Issuer or any Restricted Subsidiary;

(11) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Issuer or any Restricted Subsidiary during such period;

(12) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of Equity Interests or other equity-based awards or any amendment or substitution of any such Equity Interests or other equity-based awards;

(13) any non-cash goodwill or non-cash asset impairment charges subsequent to the Issue Date;

(14) any expenses or reserves for liabilities to the extent that the Issuer or any Restricted Subsidiary is entitled to indemnification therefor under binding agreements; provided that any liabilities for which the Issuer or such Restricted Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that the Issuer or such Restricted Subsidiary will not be indemnified; and

(15) so long as the Issuer and the Restricted Subsidiaries file a consolidated tax return, or are part of a consolidated group for tax purposes, with Parent, Holdings or any other holding company, the excess of (a) the Consolidated Income Tax Expense for such period over (b) all tax payments payable for such period by the Issuer and the Restricted Subsidiaries to Parent, Holdings or such other holding company under a tax sharing agreement or arrangement.

      In addition:

(a) Consolidated Net Income shall be reduced by the amount of any payments to or on behalf of Parent made pursuant to clause (4) of the last paragraph of the covenant described under “— Certain Covenants — Limitations on Transactions with Affiliates”; and

(b) any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “— Certain Covenants — Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (17), (18) or (19) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

      For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means, with respect to any cash gain or loss, any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

      “Consolidated Net Tangible Assets” means the aggregate amount of assets of the Issuer (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than the obligations under the Indenture or cur rent maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Issuer and the Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.

      “Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness.”

      “Credit Agreement” means the Credit Agreement dated on or about the Issue Date by and among the Issuer, as Borrower, UBS AG, Stamford Branch, as administrative and collateral agent, UBS Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers, CIBC World Markets Corp. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-arrangers, Deutsche Bank AG Cayman Islands Branch, as syndication agent, Canadian Imperial Bank of Commerce and Merrill Lynch Capital Corporation, as co-documentation agents, the lenders named therein and the guarantors party thereto, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time.

      “Credit Facilities” means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans, letters of credit, receivables financing, commercial paper or any other form of senior debt securities and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, extended, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

      “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

      “Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

      “Designated Senior Debt” means (1) Senior Debt and Guarantor Senior Debt under or in respect of the Credit Facilities and (2) any other Indebtedness constituting Senior Debt or Guarantor Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt.”

      “Designation” has the meaning given to this term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.”

      “Designation Amount” has the meaning given to this term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.”

      “Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “— Change of Control” and “— Certain Covenants — Limitations on Asset Sales,” respectively, and such Equity Interests provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “— Change of Control” and “— Certain Covenants — Limitations on Asset Sales,” respectively.

      “Equity Contribution” means the contribution of approximately $141.0 million (in cash and management equity awards) by Sponsor, its affiliates and Related Parties, certain other Persons and certain members of the Issuer’s management to Holdings in return for Equity Interests in Holdings, and the contribution of cash by Holdings to Parent in connection with the funding of the Acquisition.

      “Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

      “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

      “Exchange Offer Registration Statement” has the meaning given to such term in the Registration Rights Agreement.

      “Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) in excess of $5.0 million shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee. Fair Market Value (other than of any asset with a public trading market) in excess of $20.0 million shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Board of Directors of the Issuer and delivered to the Trustee.

      “Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which (i) is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

      “Four-Quarter Period” has the meaning given to such term in the definition of “Consolidated Interest Coverage Ratio.”

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

      “guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

      “Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on and all Obligations of any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

      Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations in respect of the Credit Facilities;

in each case whether outstanding on the Issue Date or thereafter incurred.

      Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1) any Indebtedness of such Guarantor to Parent or any of its Subsidiaries;

(2) obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(3) Indebtedness represented by Disqualified Equity Interests;

(4) any liability for taxes owed or owing by such Guarantor;

(5) that portion of any Indebtedness incurred in violation of the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness” (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (5) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(6) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

(7) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

      “Guarantors” means (1) Parent, (2) each Restricted Subsidiary of the Issuer on the Issue Date (other than CWD Windows and Doors, Inc., a Canadian corporation) and (3) each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.

      “Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

      “Holder” means any registered holder, from time to time, of the Notes.

      “Holdings” means Ply Gem Investment Holdings, Inc., a Delaware corporation, and its successors and assigns.

      “incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) the accrual of interest, the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall not be deemed to be an incurrence of Indebtedness.

      “Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5) the amount of all Disqualified Equity Interests of such Person calculated in accordance with GAAP (whether classified as debt, equity or mezzanine);

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(10) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, except trade payables incurred by such Person in the ordinary course of business.

      The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.

      Notwithstanding the foregoing, Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity

      “Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, disinterested and independent with respect to the Issuer and its Affiliates.

      “interest” means, with respect to the Notes, interest and Additional Interest, if any, on the Notes.

      “Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

      Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer, Parent or Holdings shall be deemed not to be Investments.

      “Issue Date” means the date on which the Notes are originally issued.

      “Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

      “Moody’s” means Moody’s Investors Service, Inc. and its successors.

      “Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1) brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants, investment banks, consultants and placement agents) of such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

      “Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

      “Officers’ Certificate” means a certificate signed by two Officers.

      “Offering” means the offering of the Notes by the Issuer pursuant to this prospectus in connection with the funding of the Acquisition.

      “Parent” means Ply Gem Holdings, Inc., a Delaware corporation, and its successors and assigns.

      “Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

      “Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in this prospectus and businesses that are reasonably related thereto, reasonable extensions thereof or necessary or desirable to facilitate any such business, and any unrelated business to the extent that it is not material in size as compared with the Issuer’s business as a whole.

      “Permitted Holders” means (1) Sponsor, Caxton Associates, LLC, Caxton-Iseman (Ply Gem) L.P., Frederick J. Iseman, Lee D. Meyer, John Wayne, Shawn Poe, Mark Watson, Bryan Sveinson, David S. McCready, Robert A. Ferris, Steven M. Lefkowitz and any other Person that is a controlled Affiliate of any of the foregoing and (2) any Related Party of any of the foregoing; provided that in no event shall any operating portfolio company or any holding company for any operating portfolio company (other than the Issuer) shall be a Permitted Holder.

      “Permitted Investment” means:

(1) (i) Investments by the Issuer or any Subsidiary Guarantor in (a) any Restricted Subsidiary that is a Subsidiary Guarantor or (b) any Person that will become immediately after such Investment a Restricted Subsidiary that is a Subsidiary Guarantor or that will merge or consolidate into the Issuer or any Restricted Subsidiary that is a Subsidiary Guarantor and (ii) Investments by any Restricted Subsidiary that is not a Subsidiary Guarantor in any other Restricted Subsidiary;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer, Parent or Holdings not in excess of $5.0 million at any one time outstanding;

(4) Hedging Obligations incurred pursuant to the covenant described under “— Certain Covenants — Limitations on Additional Indebtedness”;

(5) cash and Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received upon foreclosure or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “— Certain Covenants — Limitations on Asset Sales”;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(12) guarantees of Indebtedness permitted to be incurred under the Indenture;

(13) loans and advances to suppliers, licensees, franchisees or customers of the Issuer or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount, together with the aggregate amount of Indebtedness under clause (14) of the definition of “Permitted Indebtedness,” not to exceed $5.0 million at any time outstanding;

(14) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as operating expenses for accounting purposes and that are made in the ordinary course of business;

(15) Investments in existence on the Issue Date;

(16) prepaid expenses, negotiable instruments held for collection and workers’ compensation, performance and other similar deposits in the ordinary course of business;

(17) Investments in an aggregate amount not to exceed, at any one time outstanding, the greater of (a) $20.0 million and (b) 7.0% of Consolidated Net Tangible Assets at such time (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(18) Investments in Subsidiaries that are not Guarantors or Foreign Subsidiaries in an aggregate amount not to exceed $10.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); and

(19) Investments in Foreign Subsidiaries in an aggregate amount not to exceed, at any one time outstanding, the greater of (a) $10.0 million and (b) 3.5% of Consolidated Net Tangible Assets at such time (with each Investment being valued as of the date made and without regard to subsequent changes in value).

      The amount of Investments outstanding at any time pursuant to clause (17), (18) or (19) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (17), (18) or (19) above, as the case may be, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (17), (18) or (19) above, as the case may be.

      “Permitted Junior Securities” means:

(1) Equity Interests in the Issuer or any Guarantor; or

(2) debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to (a) all Senior Debt and Guarantor Senior Debt and (b) any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt and Guarantor Senior Debt under the Indenture.

      “Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12) Liens securing all of the Notes and Liens securing any Note Guarantee;

(13) Liens securing Senior Debt or Guarantor Senior Debt;

(14) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(15) Liens in favor of the Issuer or a Guarantor;

(16) Liens securing Indebtedness under the Credit Facilities;

(17) Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(18) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(19) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(20) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12), (14), (16), (17), (18) and (19); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (14), (17), (18) and (19), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(21) Liens securing Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor permitted to be incurred under the Indenture; provided that such Lien extends only to the assets and Equity Interests of such Restricted Subsidiary;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(23) Liens with respect to obligations that do not in the aggregate exceed $5.0 million at any one time outstanding.

      “Permitted Sale and Leaseback Transaction” means a refinancing by the Issuer or one of its Subsidiaries following the date of the Indenture of all or a portion of the Indebtedness outstanding on the Issue Date in an aggregate principal amount of up to $29.8 million with respect to municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds, with the proceeds of one or more Sale and Leaseback Transactions effected as operating leases involving the applicable properties securing such debt; provided that (i) the Issuer or such Subsidiary receives consideration at the time of such Permitted Sale and Leaseback Transaction at least equal to the Fair Market Value of the applicable property included in such Permitted Sale and Leaseback Transaction; (ii) at the time of and immediately after giving effect to such Permitted Sale and Leaseback Transaction and the application of the proceeds thereof, no Default shall have occurred and be continuing and (iii) the proceeds of at least 525% of the aggregate operating lease payments in respect of such Permitted Sale and Leaseback Transaction (such amount, the “Permitted Sale and Leaseback Transaction Amount”) are received in the form of cash or Cash Equivalents and used to repay Senior Debt or Guarantor Senior Debt.

      “Permitted Sale and Leaseback Transaction Amount” shall have the meaning assigned to such term in the definition of “Permitted Sale and Leaseback Transaction.”

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

      “Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

      “Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

      “principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

      “Pro Forma Cost Savings” means, with respect to any period, the reductions in costs that occurred during the Four-Quarter Period that are (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (2) implemented, committed to be implemented or the commencement of implementation of which has begun in good faith by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during the Four-Quarter Period in order to achieve such reduction in costs.

      “Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof, and the payment of any sales or other taxes associated therewith; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and payment and (2) such Indebtedness shall be incurred within one year after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

      “Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

      “Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests by the Issuer or Equity Interests by Parent or Holdings; provided, however, that in the case of an issuance or sale of Equity Interests of Parent or Holdings, cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any Notes to be redeemed are received by the Issuer as a capital contribution or consideration for the issuance and sale of Qualified Equity Interests immediately prior to such redemption.

      “redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of “— Optional Redemption.”

      “Redesignation” has the meaning given to such term in the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries.”

      “refinance” means to refinance, repay, prepay, replace, renew, refund, redeem, defease or retire.

      “Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness, and if the Refinanced Indebtedness was pari passu with the Notes or the Note Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the Notes or the Note Guarantees, as the case may be;

(4) the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes; and

(5) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes.

      “Registration Rights Agreement” means (i) the Registration Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors and UBS Securities LLC, Deutsche Bank Securities Inc., CIBC World Markets Corp. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

      “Related Party” means, with respect to any Person, (1) any controlling stockholder, controlling member, general partner, Subsidiary, or spouse or immediate family member (in the case of an individual), of such Person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.

      “Representative” means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

      “Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, or any equity holder of the Issuer, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3) any Investment other than a Permitted Investment; or

(4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

      “Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “— Certain Covenants — Limitations on Restricted Payments.”

      “Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

      “Restructuring Expenses” means losses, expenses and charges incurred in connection with restructuring within the Issuer and/or one or more Restricted Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of businesses and relocation or consolidation of facilities, including severance, lease termination and other non-ordinary-course, non-operating costs and expenses in connection therewith.

      “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

      “Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

      “SEC” means the U.S. Securities and Exchange Commission.

      “Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

      “Securities Act” means the U.S. Securities Act of 1933, as amended.

      “Senior Debt” means the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on and all Obligations of any Indebtedness of the Issuer, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

      Without limiting the generality of the foregoing, “Senior Debt” shall include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(1) all monetary obligations of every nature under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations in respect of the Credit Facilities;

           in each case whether outstanding on the Issue Date or thereafter incurred.

      Notwithstanding the foregoing, “Senior Debt” shall not include:

(1) any Indebtedness of the Issuer to Parent or any of its Subsidiaries;

(2) obligations to trade creditors and other amounts incurred (but not under the Credit Facilities) in connection with obtaining goods, materials or services;

(3) Indebtedness represented by Disqualified Equity Interests;

(4) any liability for taxes owed or owing by the Issuer;

(5) that portion of any Indebtedness incurred in violation of the “Limitations on Additional Indebtedness” covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an Officers’ Certificate of the Issuer to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

(6) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Issuer; and

(7) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Issuer.

      “Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “— Events of Default” has occurred and is continuing, or which are being released from their Note Guarantees (in the case of clause (9) > of the provisions described under “Amendment, Supplement and Waiver”), would constitute a Significant Subsidiary under clause (1) of this definition.

      “Sponsor” means Caxton-Iseman Capital, Inc.

      “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of the Issue Date, by and among Ply Gem Investment Holdings, Inc., Caxton-Iseman (Ply Gem), L.P. and certain members of our management and other parties thereto.

      “Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Note Guarantees, respectively.

      “Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

      Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

      “Subsidiary Guarantor” means any Guarantor other than Parent.

      “Transactions” means (i) the Acquisition; (ii) the Equity Contribution; (iii) the Bank Financing; and (iv) the Offering.

      “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

      “Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

      “U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

      “Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

      “Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

Book-Entry, Delivery and Form of Securities

      The Notes will be represented by one or more global notes (the “Global Notes”) in definitive form. The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”). The Global Notes will be subject to certain restrictions on transfer and will bear the legend regarding these restrictions set forth under the heading “Notice to Investors.” DTC will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

      DTC has advised the Issuer as follows:

      DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the initial purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

      So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder of outstanding Notes represented by such Global Notes under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. None of the Issuer, the Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

      Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer, any Guarantor and the Trustee may treat the persons in whose names any Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer, any Guarantor nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). The Issuer believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

      Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the Trustee is required to register such Notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such Notes would be issued in fully registered form and would be subject to the legal requirements described in this prospectus under the caption “Notice to Investors.” In addition, if (1) the Depositary notifies the Issuer in writing that DTC is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related Notes.

      Neither the Issuer, any Guarantor nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Issuer, any Guarantor and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion presents the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain material U.S. federal income tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer, as well as the ownership and disposition of the exchange notes by U.S. holders and non-U.S. holders (each as defined below) who acquire exchange notes in the exchange offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations, and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect) and any such change may result in U.S. federal income tax consequences to a holder that are materially different from those described herein. We have not obtained and do not intend to obtain a ruling from the U.S. Internal Revenue Service (“IRS”) regarding the classification of the initial notes or the exchange notes for U.S. federal income tax purposes or for any other aspect of the tax consequences described below. We cannot assure you that the IRS will not disagree with any of the tax consequences described in this summary.

      The following discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of such holder’s particular circumstances, nor does it discuss U.S. federal tax laws applicable to special classes of taxpayers (such as insurance companies, dealers in securities or currencies, tax exempt organizations, banks or other financial institutions, persons that hold notes as part of a “straddle,” “hedge,” “integrated transaction,” or “conversion transaction,” persons that have a functional currency other than the U.S. dollar, persons that own notes through a partnership or other pass through entity, U.S. expatriates and, except to the extent indicated under “Non-U.S. holders” below, foreign corporations, non-resident alien individuals and other persons not subject to U.S. federal income tax on their worldwide income). In addition, the discussion does not consider the effect of any foreign, state, local, or other tax laws that may be applicable to a particular holder. This discussion assumes that holders will (except as otherwise indicated) hold the exchange notes as capital assets within the meaning of Section 1221 of the Code.

      As used in this section, a “U.S. holder” means a beneficial owner of an exchange note who is, for U.S. federal income tax purposes: (i) a citizen or resident of the U.S., (ii) a corporation created or organized under the laws of the U.S. or any political subdivision thereof, (iii) an estate or trust the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons has the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. As used in this section, the term “non-U.S. holder” means a beneficial owner of an exchange note who is not a U.S. holder. Holders that are partnerships or who would hold exchange notes through a partnership or similar pass-through entity should consult their tax advisors regarding the U.S. federal income tax consequences to them of holding such notes.

      BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, PERSONS CONSIDERING THE ACQUISITION OF EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY TAX TREATY.

Tax Considerations for U.S. Holders

The Exchange Offer

      The exchange of initial notes for exchange notes pursuant to the exchange offer will not be treated as an exchange or otherwise as a taxable event to U.S. holders. Consequently, (1) a U.S. holder should not recognize a taxable gain or loss as a result of exchanging such holder’s initial notes for exchange notes; (2) the holding period of the exchange notes will include the holding period of the initial notes; and (3) the adjusted tax basis of exchange notes will be the same as the adjusted tax basis of the initial notes exchanged therefor immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of an exchange note generally should be the same as the U.S. federal income tax consequences of holding and disposing of an initial note.

Payments of Interest on Exchange Notes

      Stated interest on a note will generally be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of additional interest pursuant to the registration rights provisions or the potential payment of a premium pursuant to the optional redemption or change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a U.S. holder might be required to accrue income on its notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. holder. If we pay additional interest on the notes pursuant to the registration rights provisions or a premium pursuant to the optional redemption or change of control provisions, U.S. holders will be required to recognize such amounts as income.

Market Discount and Bond Premium

      If a U.S. holder purchased an initial note prior to this exchange offer for an amount that is less than its principal amount, then, subject to a statutory de minimis rule, the difference generally will be treated as market discount. If a U.S. holder exchanges an initial note, with respect to which there is market discount, for an exchange note pursuant to the exchange offer, the market discount applicable to the initial note should carry over to the exchange note so received. In that case, any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of (including dispositions which are nonrecognition transactions under certain provisions of the Code), the exchange note will be included in gross income and characterized as ordinary income to the extent of the market discount that (1) has not previously been included in income and (2) is treated as having accrued on the exchange note prior to the payment or disposition. Market discount generally accrues on a straight-line basis over the remaining term of the exchange note. Upon an irrevocable election, however, market discount will accrue on a constant yield basis. A U.S. holder might be required to defer all or a portion of the interest expense on indebtedness incurred or continued to purchase or carry an exchange note. A U.S. holder may elect to include market discount in gross income currently as it accrues. If such an election is made, the preceding rules relating to the recognition of market discount and deferral of interest expense will not apply. An election made to include market discount in gross income as it accrues will apply to all debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

      If a U.S. holder purchased an initial note prior to this exchange offer for an amount that is in excess of all amounts payable on the initial note after the purchase date, other than payments of qualified stated interest, the excess will be treated as bond premium. If a U.S. holder exchanges an initial note, with respect to which there is a bond premium, for an exchange note pursuant to the exchange offer, the bond premium applicable to the initial note should carry over to the exchange note so received. In general, a U.S. holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the qualified stated interest allocable to the accrual period. If, following the offset determination described in the immediately preceding sentence, there is an excess allocable bond premium remaining, that excess may, in some circumstances, be deducted.

An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. holder and may be revoked only with the consent of the IRS.

Sale, Exchange, or Disposition of Exchange Notes

      Upon the sale, redemption, exchange or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized from such sale, redemption, exchange or other taxable disposition (other than amounts attributable to accrued interest, which amounts would be taxed as interest) and its adjusted basis in such note. Such gain or loss will be long term capital gain or loss if at the time of sale, redemption, exchange or other disposition, the note has been held for more than one year. Otherwise, such gain or loss will be short term capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to payments of interest on, and the proceeds of disposition of, an exchange note made to U.S. holders other than certain exempt recipients such as corporations. In general, backup withholding, at the then applicable rate, will be applicable to a U.S. holder that is not an exempt recipient if such U.S. holder: (1) fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number, furnishes an incorrect TIN, (2) is notified by the IRS that it has failed to properly report payments of interest or dividends, or (3) fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. holder that it is subject to backup withholding. Any amount withheld from payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS. U.S. holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.

Tax Considerations for Non-U.S. Holders

The Exchange Offer

      The exchange of initial notes for exchange notes pursuant to the exchange offer by a non-U.S. holder will not be treated as an exchange or otherwise as a taxable event.

Payments of Interest on Exchange Notes

      Interest paid to a non-U.S. holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate), provided that: (1) such holder does not directly or indirectly, actually or constructively, own a 10% or greater capital or profit interest in us or 10% or more of the total combined voting power of all of our classes of stock, (2) such holder is not a controlled foreign corporation that is related to us through stock ownership, (3)such holder is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and either (a) the non-U.S. holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally on IRS Form W-8 BEN), (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. holder certifies to us or our paying agent under penalties of perjury that it has received from the non-U.S. holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (c) the non-U.S. holder holds its notes through a “qualified intermediary” and certain conditions are satisfied.

      Even if the above conditions are not met, a non-U.S. holder may be entitled to a reduction in, or exemption from, withholding tax on interest under a tax treaty between the U.S. and the non-U.S. holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-U.S. holder must generally complete IRS Form W-8 BEN and claim the reduction or exemption on the form.

      If a non-U.S. holder is engaged in a trade or business in the U.S. and if interest on an exchange note or gain realized on the disposition of an exchange note is effectively connected with the conduct of the trade or business, the non-U.S. holder usually will be subject to regular U.S. federal income tax on the interest or gain in the same manner as if it were a U.S. holder, unless an applicable treaty provides otherwise. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% on its earnings and profits for the taxable year, subject to certain adjustments unless reduced or eliminated by an applicable tax treaty.

Sale, Exchange or Disposition of Exchange Notes

      Subject to the discussion below concerning backup withholding, a non-U.S. holder of an exchange note generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other taxable disposition of such note unless such holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met, the holder is subject to the special rules applicable to certain former citizens or former residents of the U.S., or such gain is effectively connected to a U.S. trade or business, in which case such holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

Information Reporting and Backup Withholding

      Backup withholding and information reporting generally will not apply to payments made by us or our paying agent on an exchange note to a non-U.S. holder if the non-U.S. holder has provided the required certification that it is not a U.S. person as described above. However, certain information reporting may still apply with respect to interest payments even if certification is provided.

      Payments of the proceeds from a disposition by a non-U.S. holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is: (1) a U.S. person, (2) a controlled foreign corporation for U.S. federal income tax purposes, (3) a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, (4) or a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a U.S. person.

      Payments to or through the U.S. office of a broker will be subject to information reporting and possible backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. holder or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

      The Treasury Regulations provide certain presumptions under which a non-U.S. holder will be subject to information reporting and backup withholding unless such holder certifies as to its non-U.S. status or otherwise establishes an exemption. Non-U.S. holders of exchange notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if the required information is furnished to the IRS.

      THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF OWNING, HOLDING, AND DISPOSING OF AN EXCHANGE NOTE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

      Certain legal matters in connection with this exchange offer will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Paul, Weiss, Rifkind, Wharton & Garrison LLP has represented Caxton-Iseman Capital and its related parties from time to time. Certain members of Paul, Weiss, Rifkind, Wharton & Garrison LLP have made investments in Ply Gem Investment Holdings.

EXPERTS

      The combined financial statements of Ply Gem Industries, Inc. and subsidiaries and CWD Windows & Doors, a division of Broan-Nutone Canada, Inc., as of December 31, 2003 and 2002 and for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and for each of the two years in the period ended December 31, 2002 as well as the balance sheet of Ply Gem Holdings, Inc. as of January 23, 2004 (inception) appearing in this prospectus and registration statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

      Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to Ply Gem Industries Inc., 303 West Major Street, Kearney, Missouri 64060 Attn: Chief Financial Officer, (800) 800-2244.

PLY GEM INDUSTRIES, INC.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND

CWD WINDOWS & DOORS, A DIVISION OF BROAN-NUTONE CANADA INC.

REPORT OF INDEPENDENT AUDITORS

To Ply Gem Industries, Inc. and Subsidiaries and CWD Windows & Doors,

a division of Broan-Nutone Canada Inc.:

      We have audited the accompanying combined balance sheets of Ply Gem Industries, Inc. and subsidiaries and CWD Windows & Doors, a division of Broan-Nutone Canada Inc., all subsidiaries of Nortek, Inc., as of December 31, 2003 and 2002 and the related combined statements of operations, parent company (deficit) investment, and cash flows for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the management of Nortek, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Ply Gem Industries, Inc. and subsidiaries and CWD Windows & Doors, a division of Broan-Nutone Canada Inc., all subsidiaries of Nortek, Inc., at December 31, 2003 and 2002 and the combined results of their operations and their cash flows for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 1 to the combined financial statements, in 2003 the Company changed its method of accounting for stock-based compensation, pursuant to the adoption of Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure an Amendment of FASB statement No. 123. As discussed in Note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets, pursuant to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

Ernst & Young, LLP

Boston, Massachusetts

March 26, 2004

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,

A DIVISION OF BROAN-NUTONE CANADA INC.

COMBINED STATEMENT OF OPERATIONS

	Post-
	Recapitalization	Pre-Recapitalization

			For the Years Ended
	For the period	For the period	December 31,
	Jan. 10, 2003 to	Jan. 1, 2003 to
	Dec. 31, 2003	Jan. 9, 2003	2002	2001

	(Amounts in thousands)
Net Sales	$522,565	$8,824	$508,953	$484,973
Costs and Expenses:
Cost of products sold	393,674	7,651	368,802	363,187
Selling, general and administrative Expense	73,933	1,529	79,625	71,943
Amortization of goodwill and intangible Assets	3,837	70	3,118	10,648
	471,444	9,250	451,545	445,778
Operating earnings (loss)	51,121	(426)	57,408	39,195
Interest expense	(33,117)	(976)	(35,031)	(28,657)
Investment income	196	2	1,523	2,462
Earnings (loss) from continuing operations before provision (benefit) for income taxes	18,200	(1,400)	23,900	13,000
Provision (benefit) for income taxes	7,200	(500)	8,100	6,200
Earnings (loss) from continuing Operations	11,000	(900)	15,800	6,800
Earnings (loss) from discontinued Operations	—	—	3,400	(21,800)

Net Earnings (Loss)	$11,000	$(900)	$19,200	$(15,000)

The accompanying notes are an integral part of these combined financial statements.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,

A DIVISION OF BROAN-NUTONE CANADA INC.

COMBINED BALANCE SHEET

	Post-	Pre-
	Recapitalization	Recapitalization

	December 31,

	2003	2002

	(Amounts in thousands)
Assets
Current Assets:
Unrestricted cash and cash equivalents	$8,517	$6,893
Restricted cash and cash equivalents	1,538	1,532
Accounts receivable, less allowances of $8,695 and $7,129	45,236	45,852
Inventories
Raw materials	19,075	20,037
Work in process	3,648	2,876
Finished goods	21,413	20,568

	44,136	43,481

Prepaid expenses and other current assets	5,280	8,198
Prepaid income taxes	8,392	11,100

Total current assets	113,099	117,056

Property and Equipment, at Cost:
Land	7,395	5,876
Buildings and improvements	37,200	48,710
Machinery and equipment	88,745	114,317

	133,340	168,903
Less accumulated depreciation	(10,524)	(45,285)

Total property and equipment, net	122,816	123,618

Other Assets:
Goodwill	219,977	263,998
Intangible assets, less accumulated amortization of $3,837 and $12,929	44,363	66,710
Other	3,113	2,972

	267,453	333,680

	$503,368	$574,354

Liabilities and Parent Company (Deficit) Investment
Current Liabilities:
Current maturities of long-term debt	$1,136	$1,241
Accounts payable	18,876	17,327
Accrued expenses and taxes, net	32,452	36,177

Total current liabilities	52,464	54,745

Deferred income taxes	25,323	31,507
Other long term liabilities	30,119	33,821
Notes, Mortgage Notes And Obligations Payable, Less Current Maturities	423,161	424,521
Commitments and Contingencies (Note 8)
Parent Company (Deficit) Investment	(27,699)	29,760

	$503,368	$574,354

The accompanying notes are an integral part of these combined financial statements.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,

A DIVISION OF BROAN-NUTONE CANADA INC.

COMBINED STATEMENT OF CASH FLOWS

	Post-Recapitalization		Pre-Recapitalization

			For the Years Ended
	For the period	For the period	December 31,
	Jan. 10, 2003 to	Jan. 1, 2003 to
	Dec. 31, 2003	Jan. 9, 2003	2002	2001

	(Amounts in thousands)
Cash flows from operating activities:
Net earnings (loss) from continuing operations	$11,000	$(900)	$15,800	$6,800
Earnings (loss) from discontinued operations	—	—	3,400	(21,800)
Net earnings (loss)	11,000	(900)	19,200	(15,000)
Adjustments to reconcile net earnings (loss) to cash provided by operating activities:
Depreciation and amortization expense	14,702	327	14,071	21,044
Amortization of purchase price allocated to inventory	1,387	—	—	—
Non-cash interest expense (income), net	229	6	(795)	1,849
(Gain) loss on sale of discontinued operations	—	—	(2,400)	34,000
Deferred federal income tax provision from continuing operations	1,500	400	3,400	1,700
Deferred federal income tax credit from discontinued operations	—	—	(1,600)	(3,700)
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable, net	3,133	(1,548)	4,010	(982)
Inventories	(1,492)	1,012	(3,259)	784
Prepaid expenses and other current assets	2,826	190	1,555	(775)
Net assets of discontinued operations	—	—	(1,995)	(2,233)
Accounts payable	(536)	1,736	(2,864)	(9,450)
Accrued expenses and taxes	(5,256)	618	(4,358)	16,625
Long-term assets, liabilities and other, net	(3,288)	12	(818)	56
Net cash provided by operating activities	24,205	1,853	24,147	43,918
Cash flows from investing activities:
Capital expenditures	(7,687)	(349)	(9,397)	(13,819)
Net cash received from businesses sold or discontinued	—	—	29,516	45,000
Proceeds from the sale of investments and marketable securities	—	—	142,509	75,202
Purchases of investments and marketable securities	—	—	(95,143)	(122,568)
Change In Restricted Cash	(7)	1	(21)	(99)
Other, net	(279)	36	(388)	585
Net cash (used in) provided by investing activities	(7,973)	(312)	67,076	(15,699)
Cash flows from financing activities:
Increase in borrowings	—	—	—	5,000
Payment of borrowings	(1,420)	(45)	(11,963)	(21,748)
Net transfers to Nortek, Inc.	(10,023)	(4,661)	(133,030)	(11,690)
Other, net	—	—	—	39
Net cash used in financing activities	(11,443)	(4,706)	(144,993)	(28,399)
Net increase (decrease) in cash and cash equivalents	4,789	(3,165)	(53,770)	(180)
Cash and cash equivalents at the beginning of the period	3,728	6,893	60,663	60,843

Cash and cash equivalents at the end of the period	$8,517	$3,728	$6,893	$60,663

The accompanying notes are an integral part of these combined financial statements.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,

A DIVISION OF BROAN-NUTONE CANADA INC.

COMBINED STATEMENT OF PARENT COMPANY (DEFICIT) INVESTMENT

		Accumulated
		Other	Parent
	Parent	Comprehensive	Company	Comprehensive
	Company	Income	(Deficit)	Income
	Accounts	(Loss)	Investment	(Loss)

	(Amounts in thousands)
Balance, December 31, 2000	$412,704	$(965)	$411,739
Net loss	(15,000)	—	(15,000)	$(15,000)
Dividend to Nortek, Inc.	(280,000)	—	(280,000)	—
Net transfers to Nortek, Inc.	(12,314)	—	(12,314)	—
Currency translation	—	(229)	(229)	(229)
Minimum pension liability, net of $595 tax benefit	—	(1,105)	(1,105)	(1,105)
Unrealized decrease in the value of marketable securities	—	(91)	(91)	(91)

Comprehensive loss				$(16,425)

Balance, December 31, 2001	$105,390	$(2,390)	$103,000
Net earnings	19,200	—	19,200	$19,200
Debt repayment made by Nortek, Inc.	42,742	—	42,742	—
Net transfers to Nortek, Inc.	(132,923)	—	(132,923)	—
Currency translation	—	56	56	56
Minimum pension liability, net of $1,082 tax benefit	—	(2,009)	(2,009)	(2,009)
Unrealized decrease in the value of marketable securities	—	(306)	(306)	(306)

Comprehensive income				$16,941

Balance, December 31, 2002	$34,409	$(4,649)	$29,760
Net loss	(900)	—	(900)	$(900)
Net transfers to Nortek, Inc.	(4,555)	—	(4,555)	—
Currency translation	—	152	152	152

Comprehensive loss				$(748)

Balance, January 9, 2003	$28,954	$(4,497)	$24,457
Effect of Recapitalization	(53,583)	4,497	(49,086)

Balance, January 9, 2003 after Recapitalization	$(24,629)	$—	$(24,629)
Net earnings	11,000	—	11,000	$11,000
Net transfers to Nortek, Inc.	(12,016)	—	(12,016)	—
Reduction to goodwill for purchase accounting revisions	(4,195)	—	(4,195)	—
Employee stock compensation expense	96	—	96	—
Currency translation	—	2,063	2,063	2,063
Minimum pension liability, net of $10 tax benefit	—	(18)	(18)	(18)

Comprehensive income				$13,045

Balance, December 31, 2003	$(29,744)	$2,045	$(27,699)

The accompanying notes are an integral part of these combined financial statements.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,

A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

      The accompanying combined financial statements include the financial position and results of operations for Ply Gem Industries, Inc. and Subsidiaries (“Ply Gem”) and CWD Windows & Doors (“CWD Windows”), a division of Broan-Nutone Canada Inc. (“BNC”) as of December 31, 2003 and 2002 and for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001, respectively. Ply Gem and CWD Windows (collectively, the “Combined Companies”) are diversified manufacturers of residential and commercial building products, which sell, primarily in the United States and Canada, a wide variety of products for the residential and commercial construction, the do-it-yourself and the professional remodeling and renovation markets. Ply Gem is a wholly owned subsidiary of WDS LLC, which is a wholly owned subsidiary of Nortek, Inc. (collectively with subsidiaries “Nortek”). Nortek is a wholly owned subsidiary of Nortek Holdings, Inc. (collectively with subsidiaries “Nortek Holdings”). As of December 31, 2003, CWD Windows was a division of BNC, which is a wholly owned subsidiary of Nortek. In 2004, BNC transferred ownership of CWD Canada to a wholly owned subsidiary of Ply Gem.

      On February 12, 2004, Nortek sold Ply Gem to Ply Gem Investment Holdings, Inc., an affiliate of Caxton-Iseman Capital, Inc., pursuant to the terms of the Stock Purchase Agreement among Ply Gem Investment Holdings, Inc. and Nortek, Inc. and WDS LLC dated as of December 19, 2003, as amended (the “Purchase Agreement”) in a transaction valued at approximately $560,000,000 (the “Acquisition”), including approximately $29.5 million of outstanding debt assumed by Ply Gem Investment Holdings, Inc. and approximately $4.3 million representing the aggregate value of certain management stock options of Nortek held by Ply Gem management that were cancelled or forfeited in connection with the Acquisition.

      On January 9, 2003, Nortek Holdings was acquired by certain affiliates and designees of Kelso & Company L.P. and certain members of Nortek management in accordance with the Agreement and Plan of Recapitalization by and among Nortek, Inc., Nortek Holdings, Inc. and K Holdings, Inc. dated as of June 20, 2002, as amended, in a transaction valued at approximately $1.6 billion, including the assumption of certain indebtedness (the “Recapitalization”).

      The Combined Companies, Nortek and Nortek Holdings have accounted for the Recapitalization as a purchase in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”), which resulted in a new valuation for the assets and liabilities of Nortek Holdings and its subsidiaries based upon fair values as of the date of the Recapitalization. As allowed under SEC Staff Accounting Bulletin No. 54, “Push Down Basis of Accounting Required in Certain Limited Circumstances”, the Combined Companies have reflected certain applicable purchase accounting adjustments recorded by Nortek Holdings in the Combined Companies’ financial statements as of and for all periods subsequent to the date of the Recapitalization (“Push Down Accounting”) (see Note 2).

      In 2002, Ply Gem sold its subsidiaries, Hoover Treated Wood Products, Inc. (“Hoover”) and Richwood Building Products, Inc. (“Richwood”) and in 2001, Ply Gem sold its subsidiaries, Peachtree Doors and Windows, Inc. (“Peachtree”) and SNE Enterprises, Inc. (“SNE”). The sale of these subsidiaries and their related operating results have been excluded from earnings (loss) from continuing operations and are classified as discontinued operations for all periods presented (see Note 3).

Principles of Combination

      The combined financial statements include the accounts of the Combined Companies and all of their subsidiaries, all of which are wholly owned, after elimination of intercompany accounts and transactions.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Accounting Policies and Use of Estimates

      The preparation of these combined financial statements in conformity with accounting principles generally accepted in the United States involves estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expense during the reporting periods. Certain of the Combined Companies’ accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. The Combined Companies periodically evaluate the judgments and estimates used for their critical accounting policies to ensure that such judgments and estimates are reasonable for their interim and year-end reporting requirements. These judgments are based on the Combined Companies’ historical experience, current trends and information available from other sources, as appropriate. If different conditions result from those assumptions used in the Combined Companies’ judgments, the results could be materially different from the Combined Companies’ estimates.

Recognition of Sales and Related Costs, Incentives and Allowances

      The Combined Companies recognize sales upon the shipment of their products net of applicable provisions for discounts and allowances. Allowances for cash discounts, volume rebates and other customer incentive programs, as well as gross customer returns, among others, are recorded as a reduction of sales at the time of sale based upon the estimated future outcome. Cash discounts, volume rebates and other customer incentive programs are based upon certain percentages agreed to with the Combined Companies’ various customers, which are typically earned by the customer over an annual period. The Combined Companies record periodic estimates for these amounts based upon the historical results to date, estimated future results through the end of the contract period and the contractual provisions of the customer agreements. For calendar year customer agreements, the Combined Companies are able to adjust their periodic estimates to actual amounts as of December 31 each year based upon the contractual provisions of the customer agreements. For those customers who have agreements that are not on a calendar year cycle, the Combined Companies record estimates at December 31 consistent with the methodology described above. Customer returns are recorded on an actual basis throughout the year and also include an estimate at the end of each reporting period for future customer returns related to sales recorded prior to the end of the period. The Combined Companies generally estimate customer returns based upon the time lag that historically occurs between the date of the sale and the date of the return while also factoring in any new business conditions that might impact the historical analysis such as new product introduction. The Combined Companies also provide for estimates of warranty, bad debts and shipping costs at the time of sale. Shipping and warranty costs are included in cost of products sold. Bad debt provisions are included in selling, general and administrative expense. The amounts recorded are generally based upon historically derived percentages while also factoring in any new business conditions that might impact the historical analysis such as new product introduction for warranty and bankruptcies of particular customers for bad debts.

Cash, Investments and Marketable Securities

      Cash equivalents consist of short-term highly liquid investments with original maturities of three months or less which are readily convertible into cash.

      The Combined Companies have classified as restricted cash and cash equivalents in the accompanying combined balance sheets certain investments and marketable securities that are not fully available for use in their operations.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Disclosures About Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

      Cash and Cash Equivalents — The carrying amount approximates fair value because of the short maturity of those instruments.

      Long-Term Debt — At December 31, 2003, the fair value of long-term indebtedness approximated the amounts included in the accompanying combined balance sheet (see Note 6).

Inventories

      Inventories in the accompanying combined balance sheet are valued at the lower of cost or market. At December 31, 2003, 2002 and 2001, approximately $10,097,000, $13,282,000 and $13,090,000 of total inventories, respectively, were valued on the last-in, first-out method (“LIFO”). Under the first-in, first-out method (“FIFO”) of accounting, such inventories would have been approximately $402,000 higher at December 31, 2003 and approximately $770,000 and $936,000 lower at December 31, 2002 and 2001, respectively. All other inventories were valued under the FIFO method. In connection with both LIFO and FIFO inventories, the Combined Companies record provisions, as appropriate, to write-down obsolete and excess inventory to estimated net realizable value. The process for evaluating obsolete and excess inventory often requires the Combined Companies to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may cause the actual results to differ from the estimates at the time such inventory is disposed or sold.

Depreciation and Amortization

      Depreciation and amortization of property and equipment are provided on a straight-line basis over estimated useful lives, which are generally as follows:

Buildings and improvements	10-35 years
Machinery and equipment, including leases	3-15 years
Leasehold improvements	term of lease

      Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals and betterments are capitalized. When assets are sold, or otherwise disposed, the cost and related accumulated depreciation are eliminated and the resulting gain or loss is recognized.

Acquisitions

      Acquisitions are accounted for as purchases and, accordingly, have been included in the Combined Companies’ combined results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisition is obtained.

Intangible Assets, Goodwill and Other Long-Lived Assets

      In the third quarter of 2001, the Combined Companies adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets but does not apply to goodwill or intangible assets that are not being amortized and certain other long-lived assets and, as required by the standard, applied this accounting standard as of January 1, 2001. Adoption of this accounting standard did not result in any material

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

changes in net earnings (loss) from accounting standards previously applied. Adoption of this standard did result in the accounting for the gain (loss) on the sale of certain businesses and their related operating results as discontinued operations. The presentation of all periods presented has been reclassified to conform to SFAS No. 144 (see Note 3).

      Subsequent to June 30, 2001, the Combined Companies account for acquired goodwill and intangible assets in accordance with SFAS No. 141. Prior to July 1, 2001, the Combined Companies accounted for acquired goodwill and intangible assets in accordance with APB No. 16, “Business Combinations” (“APB No. 16”). Purchase accounting required by SFAS No. 141 and APB No. 16 involves judgment with respect to the valuation of the acquired assets and liabilities in order to determine the final amount of goodwill. For significant acquisitions, the Combined Companies value items such as property, plant and equipment and acquired intangibles based upon appraisals and determine the value of assets and liabilities associated with pension, supplemental executive retirement and post retirement benefit plans based upon actuarial studies. The Combined Companies believe that the estimates that have been used to record prior acquisitions were reasonable and in accordance with SFAS No. 141 and APB No. 16.

      On January 1, 2002, the Combined Companies adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). This statement applies to goodwill and intangible assets acquired after June 30, 2001, as well as goodwill and intangible assets previously acquired. Under this statement, goodwill and intangible assets determined to have an indefinite useful life are no longer amortized, instead these assets are evaluated for impairment on an annual basis and whenever events or business conditions warrant. All other intangible assets will continue to be amortized over their remaining estimated useful lives and are evaluated for impairment in accordance with the provisions of SFAS No. 144. The adoption of SFAS No. 142 did not result in any material changes to the Combined Companies’ accounting for intangible assets. The Combined Companies evaluated the carrying value of goodwill and determined that no impairment existed and therefore no impairment loss was required to be recorded in the Combined Companies’ combined financial statements as a result of adopting SFAS No. 142.

      In accordance with SFAS No. 144, as of December 31, 2003, the Combined Companies have evaluated the realizability of non-goodwill long-lived assets, which primarily consist of property, plant and equipment and intangible assets (the “SFAS No. 144 Long-Lived Assets”) based on expectations of non-discounted future cash flows for each subsidiary or division having a material amount of SFAS No. 144 Long-Lived Assets. If the sum of the expected non-discounted future cash flows is less than the carrying amount of all assets including SFAS No. 144 Long-Lived Assets, the Combined Companies would recognize an impairment loss. The Combined Companies’ cash flow estimates are based upon historical cash flows, as well as future projected cash flows received from subsidiary or division management in connection with the annual Company wide planning process, and include a terminal valuation for the applicable subsidiary or division based upon a multiple of earnings before interest expense, net, depreciation and amortization expense and income taxes (“EBITDA”). The Combined Companies estimate the EBITDA multiple by reviewing comparable company information and other industry data. The Combined Companies believe that their procedures for estimating gross future cash flows, including the terminal valuation, are reasonable and consistent with market conditions at the time of the valuation. Based on their most recent analysis, the Combined Companies believe that no material impairment of SFAS No. 144 Long-Lived Assets exists at December 31, 2003. Prior to the adoption of SFAS No. 144 and SFAS No. 142, the Combined Companies accounted for the impairment of long-lived assets, including goodwill, in accordance with the then existing accounting standards, which did not result in any impairment losses in prior years.

      Subsequent to the Recapitalization, intangible assets consist principally of patents, trademarks and customer relationships, which are being amortized on a straight-line basis over a weighted average remaining estimated useful life of approximately 13 years (see Note 2). Prior to the Recapitalization, intangible assets

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

consisted principally of patents and trademarks, which were amortized on a straight-line basis over a weighted average remaining estimated useful life of approximately 21 years. Amortization of intangible assets charged to operations amounted to approximately $3,837,000, $70,000, $3,118,000 and $3,091,000 for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001, respectively. The table that follows presents the major components of intangible assets as of December 31, 2003 and 2002:

	Gross Carrying	Accumulated	Net Intangible
	Amount	Amortization	Assets

	(Amounts in thousands)
2003:
Trademarks	$25,200	$(1,689)	$23,511
Patents	13,200	(1,002)	12,198
Customer relationships	9,800	(1,146)	8,654

	$48,200	$(3,837)	$44,363

2002:
Trademarks	$64,641	$(10,028)	$54,613
Patents	14,498	(2,883)	11,615
Other	500	(18)	482

	$79,639	$(12,929)	$66,710

      As of December 31, 2003, the estimated annual intangible asset amortization expense for each of the succeeding five years aggregates approximately $19,740 as follows:

Annual Amortization
Year Ended December 31,	Expense

(Amounts in thousands)
(Unaudited)
2004	$3,948
2005	3,948
2006	3,948
2007	3,948
2008	3,948

      The Combined Companies have classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of companies acquired in purchase transactions (see Note 2). Prior to January 1, 2002, goodwill was amortized on a straight-line basis over 40 years through December 31, 2001. Goodwill amortization was approximately $7,557,000 for the year ended December 31, 2001, as determined under the then applicable accounting principles generally accepted in the United States.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The table that follows presents earnings from continuing operations and net loss for the year ended December 31, 2001, as adjusted to reflect the elimination of goodwill amortization expense and the related income tax impact:

	For the Year Ended
	December 31, 2001

	(Unaudited)
	Earnings from
	Continuing
	Operations	Net Loss

	(Amounts in thousands)
As reported in the accompanying combined statement of operations	$6,800	$(15,000)
Eliminate goodwill amortization expense	7,557	7,557
Eliminate related tax impact	(157)	(157)

As adjusted	$14,200	$(7,600)

      The table that follows presents a summary of the activity in goodwill, prior to the impact of the Push Down Accounting (see Note 2 for a summary of the activity subsequent to the Recapitalization), for the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001:

		For the Years Ended
	Period from	December 31,
	Jan. 1, 2003 to
	Jan. 9, 2003	2002	2001

	(Amounts in thousands)
Beginning balance	$263,998	$267,353	$275,217
Goodwill amortization expense	—	—	(7,557)
Purchase accounting adjustments	—	(3,401)	(380)
Other	74	46	73

Ending balance	$264,072	$263,998	$267,353

      Purchase accounting adjustments relate principally to adjustments to deferred income taxes that impact goodwill. Other relates primarily to foreign currency translation adjustments.

Pensions and Post Retirement Health Benefits

      The Combined Companies account for pension, including supplemental executive retirement plans, and post retirement health benefit liabilities under SFAS No. 87 “Employers’ Accounting for Pensions” (“SFAS No. 87”) and SFAS No. 106, “Employers’ Accounting for Post Retirement Benefits Other Than Pensions” (“SFAS No. 106”). SFAS No. 87 and SFAS No. 106 require the estimating of such items as the long-term average return on plan assets, the discount rate, the rate of compensation increase and the assumed medical cost inflation rate. Such estimates require a significant amount of judgment. As a result, the Combined Companies obtain actuarial calculations of the amounts for pension and post retirement health benefit assets, liabilities, expense and other comprehensive income (loss) required to be recorded in the Combined Companies’ combined financial statements as of year-end in accordance with accounting principles generally accepted in the United States (see Notes 2 and 7).

Insurance Liabilities

      The Combined Companies record insurance liabilities and related expenses for health, workers’ compensation, product and general liability losses and other insurance reserves and expenses in accordance with either the contractual terms of their policies or, if self-insured, the total liabilities that are estimable and

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

probable as of the reporting date. Insurance liabilities are recorded as current liabilities to the extent they are expected to be paid in the succeeding year with the remaining requirements classified as long-term liabilities. The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims and incurred but not reported claims as of the reporting date. The Combined Companies rely heavily on historical trends and, in certain cases, actuarial calculations when determining the appropriate insurance reserves to record in the combined balance sheet for a substantial portion of their workers compensation and general and product liability losses. In certain cases where partial insurance coverage exists, the Combined Companies must estimate the portion of the liability that will be covered by existing insurance policies to arrive at the net expected liability to the Combined Companies.

Income Taxes

      Nortek is responsible for the preparation and filing of all income tax returns and the remittances of federal and state payments on behalf of the Combined Companies and their subsidiaries. Accordingly, for U.S. federal income tax purposes, the Combined Companies’ results of operations are included in the consolidated federal income tax returns of Nortek. The U.S. Combined Companies file unitary, combined and separate state income tax returns. CWD Windows is included in the Canadian income tax return of BNC and transfers to BNC their share of the Canadian income tax due and payable. Federal income taxes are recorded in the Combined Companies’ combined financial statements based upon the Combined Companies’ pro rata share of Nortek’s consolidated federal tax provision determined based upon a ratio of the Combined Companies’ book income on a taxable basis to Nortek’s consolidated book income on a taxable basis. State taxes and foreign taxes are recorded on a separate standalone basis for the Combined Companies.

      The Combined Companies account for deferred income taxes using the liability method in accordance with SFAS No. 109 “Accounting for Income Taxes” (“SFAS No. 109”), which requires that the deferred tax consequences of temporary differences between the amounts recorded in the Combined Companies’ combined financial statements and the amounts included in the Combined Companies’ federal and state income tax returns be recognized in the balance sheet. As the Combined Companies generally do not file their income tax returns until well after the closing process for the December 31 financial statements is complete, the amounts recorded at December 31 reflect estimates of what the final amounts will be when the actual federal, state and foreign income tax returns are filed for that fiscal year. Estimates are required with respect to, among other things, the appropriate state income tax rates to use in the various states that the Combined Companies and their subsidiaries are required to file, the potential utilization of operating and capital loss carry-forwards for both federal and state income tax purposes and valuation allowances required, if any, for tax assets that may not be realizable in the future. SFAS No. 109 requires balance sheet classification of current and long-term deferred income tax assets and liabilities based upon the classification of the underlying asset or liability that gives rise to a temporary difference (see Note 5).

Commitments and Contingencies

      The Combined Companies provide accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued have been estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes (see Note 8).

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Parent Company

      Included in the combined statement of operations in selling, general and administrative expense are parent company corporate charges of approximately $7,100,000, $100,000, $10,200,000 and $5,400,000 for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001, respectively, related to accounting, legal, insurance, treasury and other management services provided by Nortek, which have been allocated based upon a combination of the specific identification method and as a percentage of the Combined Companies’ net sales to Nortek’s consolidated net sales. In the opinion of the Combined Companies’ management, this method of allocating such costs is reasonable. The Combined Companies’ management estimates that, on a pro forma basis, the Combined Companies would have incurred approximately $2.4 million (unaudited) of expenses per year to replace services provided and costs allocated by Nortek for the combined periods from January 10, 2003 to December 31, 2003 and January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001, if the Combined Companies had operated as a standalone company. Included in interest expense is approximately $31,784,000, $942,000, $32,707,000 and $21,507,000 for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001, respectively, related to interest owed to a subsidiary which is wholly owned by Nortek.

      Parent company investment in the accompanying combined balance sheet includes the combined equity, advance accounts with Nortek and its wholly owned subsidiaries and accumulated other comprehensive loss of Ply Gem and CWD Windows. Debt with Nortek and its wholly owned subsidiaries is included in notes, mortgage notes and obligations payable in the accompanying combined balance sheet (see Note 6).

Comprehensive Income (Loss)

      Comprehensive income (loss) includes net earnings (loss) and unrealized gains and losses from marketable securities available for sale and minimum pension liability adjustments, net of tax attributes. The components of the Combined Companies’ comprehensive income (loss) and the effect on net earnings (loss) for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001 are detailed in the accompanying combined statement of parent company (deficit) investment.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The balances of each classification, net of tax attributes, within accumulated other comprehensive income (loss) for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001 are as follows:

		Unrealized Gains	Minimum	Accumulated
	Foreign	(Losses) on	Pension	Other
	Currency	Marketable	Liability	Comprehensive
	Translation	Securities	Adjustment	Income (Loss)

	(Amounts in thousands)
Balance, December 31, 2000	$(31)	$144	$(1,078)	$(965)
Current period change	(229)	(91)	(1,105)	(1,425)

Balance, December 31, 2001	$(260)	$53	$(2,183)	$(2,390)
Current period change	56	(306)	(2,009)	(2,259)

Balance, December 31, 2002	$(204)	$(253)	$(4,192)	$(4,649)
Current period change	152	—	—	152

Balance, January 9, 2003	$(52)	$(253)	$(4,192)	$(4,497)
Recapitalization entries	52	253	4,192	4,497

Balance, January 9, 2003	$—	$—	$—	$—
Current period change	2,063	—	(18)	2,045

Balance, December 31, 2003	$2,063	$—	$(18)	$2,045

Foreign Currency Translation

      The financial statements of entities outside the United States are generally measured using the foreign entity’s local currency as the functional currency. The Combined Companies translate the assets and liabilities of their foreign entities at the exchange rates in effect at year-end. Net sales and expenses are translated using average exchange rates in effect during the year. Gains and losses from foreign currency translation are credited or charged to accumulated other comprehensive loss in the accompanying combined balance sheet. Transaction gains and losses are recorded in selling, general and administrative expense and have not been material during any of the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001.

Derivative Instruments and Hedging Activities

      The Combined Companies account for derivative instruments and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, amended in 1999 by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of SFAS No. 133 — Amendment of SFAS No. 133”, amended in June 2000 by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment to SFAS No. 133” and amended in April 2003 by SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (combined “SFAS No. 133”). SFAS No. 133 requires that every derivative instrument (including certain derivative instruments embedded in other contracts) issued, acquired, or substantially modified after December 31, 1997 be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

      In the first quarter of 2001, the Combined Companies adopted SFAS No. 133 by recording a liability of approximately $800,000 in their unaudited combined balance sheet at March 31, 2001, representing the fair value of Ply Gem’s former interest rate collar agreement at March 31, 2001. The cumulative effect of adopting this accounting method as of January 1, 2001 was not material. Interest expense in the accompanying combined statement of operations for the years ended December 31, 2002 and 2001 includes a non-cash reduction of expense of approximately $1,200,000 and a non-cash charge of approximately $1,200,000, respectively, related to Ply Gem’s former interest rate collar agreement, which was terminated in August 2002 (see Note 6).

Stock Options

      In the fourth quarter of 2003, the Combined Companies adopted the fair value method of accounting for stock-based compensation in accordance with SFAS No. 123 and recorded a pre-tax charge of approximately $96,000. The Combined Companies had previously accounted for stock-based compensation in accordance with APB Opinion No. 25 (“APB 25”) and followed the disclosure only provisions of SFAS No. 123. The Company adopted SFAS No. 123 using the prospective method of transition in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”). The prospective method under SFAS No. 148 required the Company to adopt SFAS No. 123 effective January 1, 2003 for all options issued during 2003. Prior to January 1, 2003, the Combined Companies accounted for stock options granted to employees using the intrinsic value method pursuant to the provisions of APB 25, under which no compensation cost was recognized since the options were granted with exercise prices equal to the fair market value of the common stock at the date of grant. The Company estimates the fair value of each option grant as of the date of the grant using the Black-Scholes option-pricing model.

      The table that follows summarizes the Combined Companies common and special common stock option transactions through the Recapitalization, which were options for shares in Nortek, Inc and Nortek Holdings (“Options”), for the years ended December 31, 2002 and 2001, respectively:

	Number	Option Price Per
	of Shares	Share

Options outstanding at December 31, 2000	110,500	$20.44 — $27.00
Granted	2,500	27.65 — 27.65
Exercised	(23,650)	20.44 — 22.94
Canceled	(13,500)	21.63 — 27.00

Options outstanding at December 31, 2001	75,850	$20.44 — $27.00
Granted	12,500	26.33 — 26.33
Exercised	(7,500)	21.63 — 22.94
Canceled	(2,600)	21.63 — 22.94

Options outstanding at December 31, 2002	78,250	$20.44 — 27.00

      At December 31, 2002, 2001 and 2000, 71,995, 57,841 and 55,735, respectively, of Options to acquire shares of common and special common stock were exercisable.

      Upon completion of the Recapitalization on January 9, 2003, all options became fully vested. 18,250 of Options with option prices ranging from $20.44 to $22.94 were exercised and tendered in connection with the Recapitalization. 60,000 of the Options with option prices ranging from $21.63 to $27.00 were rolled-over and

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

exchanged for stock options to purchase an equal number of shares of Class A Common Stock of Nortek Holdings at the same price per share. Such rolled-over options were to expire on January 9, 2013. On January 9, 2003, employees of the Combined Companies were issued approximately 41,000 Class A Common Stock options of Nortek Holdings at $46 per share, which vest ratably over a three-year period and approximately 83,000 of Class B Common Stock options of Nortek Holdings at $46 per share, which vest upon the attainment of certain performance measures, as defined.

      The $96,000 of employee stock compensation expense for the period from January 10, 2003 to December, 2003 represents the amortization of the fair value of the approximately 41,000 Class A Common Stock options in accordance with the minimum value requirements of FASB 123, which exclude a volatility assumption for non-public companies. The fair value for these options was determined to be $6.86 per share based upon an interest rate of 3.23% and an expected dividend yield of 0%. No employee stock compensation expense has been recognized for the approximately 83,000 of Class B Common Stock options as the vesting is performance-based and it is uncertain when, if ever, these options will vest. Employee stock compensation expense relates only to options issued to employees of the Combined Companies and does not include amortization related to options issued to certain Nortek or Nortek Holdings employees who have provided management services to the Combined Companies.

      No pro-forma information for the period from January 10, 2003 to December 31, 2003 is required under SFAS No. 148 as all options issued prior to January 1, 2003 were fully vested as of January 9, 2003 and the consolidated statement of operations for the period includes the actual stock-based employee compensation for options issued subsequent to January 1, 2003.

      The table that follows presents the pro forma impact for the historical outstanding options issued prior to January 1, 2003 in accordance with the disclosure only requirements of SFAS No. 123. The period from January 1, 2003 to January 9, 2003 reflects the pro forma employee stock compensation expense, net of tax, associated with the accelerated vesting of all of the existing unvested options, which were issued prior to January 1, 2003, in connection with the Recapitalization. The pro forma amortization of stock compensation relates only to options issued to employees of the Combined Companies and does not include amortization related to options issued to certain Nortek or Nortek Holdings employees who have provided management services to the Combined Companies.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Pre-Recapitalization

		For the Years Ended
	For the period	December 31,
	Jan. 1, 2003 to
	Jan. 9, 2003	2002	2001

	(Amounts in thousands)
Pro forma had SFAS No. 123 been applied:
(Loss) earnings from continuing operations, as reported	$(900)	$15,800	$6,800
Pro forma employee stock compensation, net of tax	(100)	(200)	(300)

Pro forma net earnings (loss) from continuing operations	$(1,000)	$15,600	$6,500

Net (loss) earnings, as reported	$(900)	$19,200	$(15,000)
Pro forma employee stock compensation, net of tax	(100)	(200)	(300)

Pro forma net earnings (loss)	$(1,000)	$19,000	$(15,300)

Pro forma weighted average fair value of options as of the grant date	N/A	$10.63	$11.74

Assumptions for options entered into during the period:
Risk-free interest rate	N/A	4.29%	4.87%
Expected life	N/A	5 years	5 years
Expected volatility	N/A	38%	40%
Expected dividend yield	N/A	0%	0%

      In connection with the Acquisition, all of the outstanding Class A Common Stock options were cancelled in exchange for an aggregate payment to the option holders of approximately $4.3 million (see Note 1) and all of the Class B Common Stock options were forfeited.

Other New Accounting Pronouncements

      SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with early adoption permitted. The Combined Companies adopted SFAS No. 143 on January 1, 2003. Adoption of this accounting standard was not material to the results presented in the combined financial statements.

      SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections” (“SFAS No. 145”), was issued in April 2002 and addresses the reporting of gains and losses resulting from the extinguishment of debt, accounting for sale-leaseback transactions and rescinds or amends other existing authoritative pronouncements. SFAS No. 145 requires that any gain or loss on extinguishment of debt that does not meet the criteria of APB 30 for classification as an extraordinary item shall not be classified as extraordinary and shall be included in earnings from continuing operations. The provisions of this statement related to the extinguishment of debt are effective for financial statements issued in fiscal years beginning after May 15, 2002 with early application encouraged. The Combined Companies adopted SFAS No. 145 on January 1, 2003 and adoption of this accounting standard was not material to the results presented in the combined financial statements.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Effective January 1, 2003, the Combined Companies adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), which addresses the accounting and reporting for costs associated with exit or disposal activities, nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”) and substantially nullifies EITF Issue No. 88-10, “Costs Associated with Lease Modification or Termination” (“EITF 88-10”). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on the Combined Companies’ combined financial statements (see Note 10).

      In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). Along with new disclosure requirements, FIN 45 requires guarantors to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. This differs from the current practice to record a liability only when a loss is probable and reasonably estimable. The recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Combined Companies adopted the disclosure provisions of FIN 45 as of December 31, 2002 and adopted the entire interpretation on January 1, 2003. Adoption of FIN 45 was not material to the Combined Companies’ combined financial statements (see Note 8).

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51” (“FIN 46”). FIN 46 clarifies the application of ARB No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003 and for existing variable interest entities no later than the end of the first annual reporting period beginning after December 15, 2003. The Combined Companies do not expect the adoption of FIN 46 to have a material impact on their combined financial statements.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”), which clarifies the financial accounting and reporting proscribed by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) for derivative instruments, including certain derivative instruments embedded in other contracts. Certain provisions of SFAS No. 149 related to implementation issues of SFAS No. 133 are already effective and other provisions related to forward purchases or sales are effective for both existing contracts and new contracts entered into after June 30, 2003. The Combined Companies have previously adopted SFAS No. 133, including the implementation issues addressed in SFAS No. 149, and the adoption of the new provisions of SFAS No. 149 on July 1, 2003 did not have an impact on the Combined Companies’ combined financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”), which addresses the accounting and reporting for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and for all existing financial instruments beginning in the first interim period after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, which are subject to the

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

provisions for the first fiscal period beginning after December 15, 2003. The Combined Companies adopted SFAS No. 150 on July 1, 2003. Adoption of this accounting standard did not have an impact on the combined financial statements.

      In December 2003, the FASB issued the revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“SFAS No. 132”) to require additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The revised SFAS No. 132 provides only for additional disclosures and does not change the accounting for pension and postretirement plans (see Note 7 for pension disclosures).

2.	Push Down Accounting from Recapitalization

      In connection with the Recapitalization and the application of Push Down Accounting, the Combined Companies have reflected certain fair value adjustments, including the deferred tax consequences, to certain assets and liabilities based upon amounts derived from Nortek Holdings’ final purchase price allocations as of December 31, 2003. The following table shows a comparison of the initial allocation of purchase price reflected in the quarter ended April 5, 2003 and the final allocation of purchase price for the year ended December 31, 2003:

	Initial	Final
	Allocation	Allocation

Fair Value Adjustments:
Inventories	$892,000	$892,000
Property, plant and equipment	30,429,000	3,026,000
Intangible assets	(2,429,000)	(18,429,000)
Prepaid and deferred income taxes	(12,972,000)	5,450,000
Goodwill	(11,513,000)	(40,567,000)
Other	90,000	542,000

Total	$4,497,000	$(49,086,000)

Recapitalization Impact on Parent Company (Deficit) Investment as of January 9, 2003:
Eliminate accumulated other comprehensive Loss	$4,497,000	$4,497,000
Intercompany transfer through parent company accounts	—	(53,583,000)

Total	$4,497,000	$(49,086,000)

      The following is a summary of the material adjustments made to the initial allocation of purchase price in the final allocation of purchase price:

•	The change in the allocations to property, plant and equipment and intangible assets reflect adjustments recorded based upon the finalization of the Combined Companies’ asset appraisals for each of the Combined Companies’ significant locations in the fourth quarter of 2003.

•	The change in the allocation to prepaid and deferred income taxes principally reflects the deferred tax consequences of the adjustments made to property, plant and equipment, and intangible assets discussed above.

•	The increase in the reduction to goodwill principally reflects the impact of Nortek Holdings’ allocation of goodwill to its reporting segments based upon their relative fair values as of January 9, 2003, which

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

resulted in a reduction to the Combined Companies’ goodwill of approximately $53,940,000. This reduction was partially offset by the net impact of the changes to property, plant and equipment, intangible assets, prepaid and deferred income taxes and other accounts, which increased goodwill by approximately $24,886,000. Goodwill associated with the Recapitalization will not be deductible for federal, state or foreign income tax purposes.

      The reduction of goodwill of approximately $53,940,000 associated with Nortek’s allocation of goodwill by reporting segment is the principal component of the reduction to parent company (deficit) investment, which is included in the Recapitalization line in the accompanying combined statement of parent company (deficit) investment.

      In the 4th quarter of 2003, Nortek Holdings’ realized the benefit of certain pre-Recapitalization deferred tax assets, which were not recorded as of the Recapitalization due to uncertainty of realization. The increase in the deferred tax assets resulted in a reduction to goodwill, which was allocated to Nortek Holdings’ reportable segments based upon their relative fair values as of January 9, 2003. Accordingly, the Combined Companies recorded a reduction to goodwill of $4,195,000 through an intercompany transfer in the parent company accounts, which is reflected as a separate item in the accompanying combined statement of parent company (deficit) investment.

      During the period from January 10, 2003 to December 31, 2003, the Combined Companies reflected amortization of purchase price allocated to inventory of approximately $1,387,000 in cost of sales related to inventory acquired as part of the Recapitalization. No similar adjustment was required for such inventory in 2002 under the Company’s historical basis of accounting.

      In connection with both the initial and final allocations of purchase price to property, plant and equipment acquired as part of the Recapitalization, the Combined Companies assigned new useful lives based upon the initial estimated and then the final appraised remaining useful lives from the date of the Recapitalization, respectively, in order to determine depreciation expense for all periods subsequent to the Recapitalization. For the period from January 10, 2003 to December 31, 2003, the Combined Companies reflected approximately $500,000 of lower depreciation expense in continuing operations in cost of sales as compared to the Combined Companies’ historical basis of accounting prior to the Recapitalization. The lower depreciation expense reflects the favorable impact of approximately $1,700,000 related to revisions to the remaining useful lives, which was partially offset by the unfavorable impact of approximately $1,200,000 related to the increase in property, plant and equipment related to the allocation of purchase price. Depreciation expense related to property, plant and equipment acquired as part of the Recapitalization was recorded based upon the initial allocation of purchase price and initial estimated useful lives for the period from January 10, 2003 to October 4, 2003 and based upon the final allocation of purchase price and appraised useful lives for the period from October 5, 2003 to December 31, 2003. Depreciation expense would have been approximately $1,800,000 higher for the period from January 10, 2003 to December 31, 2003 if the final allocation of purchase price and appraised remaining useful lives had been used to record depreciation expense for the period from January 10, 2003 to October 4, 2003, primarily due to the appraised remaining useful lives being shorter than the initial estimates, which was partially offset by the reduction in the final purchase price allocation.

      In connection with both the initial and final allocations of purchase price to intangible assets acquired as part of the Recapitalization, the Combined Companies assigned new useful lives based upon the initial estimated and then the final appraised remaining useful lives from the date of the Recapitalization, respectively, in order to determine amortization expense for all periods subsequent to the Recapitalization. For the period from January 10, 2003 to December 31, 2003, the Combined Companies reflected in continuing operations approximately $800,000 of higher amortization of intangible assets as compared to the Combined Companies’ historical basis of accounting prior to the Recapitalization. The higher amortization reflects the

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

combination of the unfavorable impact of approximately $1,500,000 related to revisions to the remaining useful lives and the favorable impact of approximately $700,000 related to the decrease in intangible assets as a result of the allocation of purchase price. Amortization expense related to intangible assets acquired as part of the Recapitalization was recorded based upon the initial allocation of purchase price and estimated useful lives for the period from January 10, 2003 to October 4, 2003 and based upon the final allocation of purchase price and appraised useful lives for the period from October 5, 2003 to December 31, 2003. Amortization expense would have been approximately $100,000 lower for the period from January 10, 2003 to December 31, 2003 if the final allocation of purchase price and appraised remaining useful lives had been used to record amortization expense for the period from January 10, 2003 to October 4, 2003, primarily due to the reduction in the allocation of purchase price, which was partially offset by the appraised remaining useful lives being shorter than the initial estimates.

      A summary of the rollforward of goodwill from January 9, 2003 to December 31, 2003 is presented in the table below:

Balance, January 9, 2003	$264,072,000
Net reduction due to Push Down Accounting	(40,567,000)
Net reduction due to revision to Push Down Accounting	(4,195,000)
Other, net	667,000

Balance, December 31, 2003	$219,977,000

      A summary of acquired intangible assets as of January 9, 2003 after reflecting the impact of Push Down Accounting is as follows:

	Gross Carrying	Weighted Average
	Amount	Useful Lives

Trademarks	$25,200,000	15.00 years
Patents	13,200,000	13.27
Customer relationships	9,800,000	8.60

	$48,200,000	12.64 years

      The following reflects the pro forma effect of the Recapitalization for the period from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002:

	For the
	Period From	For the
	Jan. 1, 2003 to	Year ended
	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)
Net sales	$8,824	$508,953
Operating (loss) earnings	(832)	53,291
(Loss) earnings from continuing operations	(1,100)	13,400

      The unaudited pro forma condensed consolidated summary of operations for the period from January 1, 2003 to January 9, 2003 reflect the actual results for the period as adjusted to give effect to the Recapitalization as if it had occurred on January 1, 2003. The unaudited pro forma condensed consolidated summary of operations for the year ended December 31, 2002 reflect the actual results for the year as adjusted to give effect to the Recapitalization as if it had occurred on January 1, 2002.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

3.	Discontinued Operations

      On November 22, 2002, Ply Gem sold the capital stock of its Richwood subsidiary for approximately $8,500,000 of net cash proceeds and recorded a pre-tax loss of approximately $3,000,000 in the fourth quarter of 2002. As required by SFAS No. 142, Ply Gem allocated $4,200,000 of goodwill to Richwood in connection with the determination of the loss on sale based upon the relative fair value of Richwood to the total fair value of Ply Gem. The related goodwill amortization prior to January 1, 2002 and goodwill have been included in the results of discontinued operations and assets of discontinued operations, respectively, for all periods presented below, as required.

      On April 2, 2002, Ply Gem sold the capital stock of its Hoover subsidiary for approximately $20,000,000 of net cash proceeds and recorded a pre-tax gain of approximately $5,400,000 in the second quarter of 2002. Approximately $8,500,000 of the cash proceeds was used to pay down outstanding debt under Ply Gem’s then existing credit facility in the second quarter of 2002 (see Note 6).

      On September 21, 2001, Ply Gem sold the capital stock of its subsidiaries, Peachtree and SNE for approximately $45,000,000 in cash, and recorded a pre-tax loss on the sale of approximately $34,000,000 in the third quarter of 2001, including the write-off of approximately $11,700,000 of unamortized intangible assets. A portion of the cash proceeds was used to pay down approximately $20,500,000 of outstanding debt under Ply Gem’s then existing credit facility (see Note 6).

      The Combined Companies allocate interest to dispositions that qualify as a discontinued operation for debt instruments, which are entered into specifically and solely with the entity disposed of and from debt, which is paid down with proceeds received from the disposition. Interest allocated to discontinued operations was approximately $100,000 and $700,000 (net of taxes of approximately $500,000) for the years ended December 31, 2002 and 2001, respectively.

      The table that follows presents a summary of the results of discontinued operations for the Combined Companies for the years ended December 31, 2002 and 2001:

	For the Year Ended
	December 31,

	2002	2001

	(Amounts in thousands)
Net sales	$25,500	$305,800

Earnings (loss) before provision (benefit) for income taxes	2,700	(2,600)
Provision (benefit) for income taxes	1,100	(800)

Earnings (loss) from discontinued operations	1,600	(1,800)

Gain (loss) on sale of discontinued operations	2,400	(34,000)
Tax provision (benefit) on sale of discontinued operations	600	(14,000)

	1,800	(20,000)

Earnings (loss) from discontinued operations	$3,400	$(21,800)

Depreciation and amortization expense	$831	$5,247

4.	Cash Flows

      Interest paid, excluding parent company charges, was $1,272,000, $16,000, $3,253,000 and $5,205,000 for the period from January 10, 2003 to December 31, 2003, the period January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001, respectively.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Certain non-cash financing and investing activities have been excluded from the accompanying combined statement of cash flows and include decreases of approximately $306,000 and $91,000 in the fair market value of marketable securities available for the years ended December 31, 2002 and 2001, respectively and dividends paid to Nortek, in the form of notes payable, of $280,000,000 during the year ended December 31, 2001.

5.	Income Taxes

      The table that follows is a summary of domestic and foreign earnings (loss) from continuing operations before provision (benefit) for income taxes included in the accompanying combined statement of operations for the periods indicated:

	Post-
	Recapitalization	Pre-Recapitalization

			For the Years Ended
	For the period	For the period	December 31,
	Jan. 10, 2003 to	Jan. 1, 2003 to
	Dec. 31, 2003	Jan. 9, 2003	2002	2001

	(Amounts in thousands)
Domestic	$10,000	$(1,400)	$18,100	$10,000
Foreign	8,200	—	5,800	3,000

	$18,200	$(1,400)	$23,900	$13,000

      The table that follows is a summary of the provision (benefit) for income taxes from continuing operations included in the accompanying combined statement of operations for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001:

	Post-
	Recapitalization	Pre-Recapitalization

			For the Years
			Ended
	For the period	For the period	December 31,
	Jan. 10, 2003 to	Jan. 1, 2003 to
	Dec. 31, 2003	Jan. 9, 2003	2002	2001

	(Amounts in thousands)
Federal income taxes —
Current	$2,100	$(900)	$2,300	$3,100
Deferred	1,500	400	3,400	1,700
	3,600	(500)	5,700	4,800
State	700	—	400	300
Foreign	2,900	—	2,000	1,100

	$7,200	$(500)	$8,100	$6,200

      As indicated in Note 1, the Combined Companies have recorded federal income taxes using the pro rata allocation method. If federal income taxes were computed assuming the Combined Companies filed a separate federal income tax return, the federal tax provision for the period from January 10, 2003 to December 31, 2003 would have been approximately $200,000 lower and net earnings would have been approximately $200,000 higher and would have been approximately the same for the period from January 1, 2003 to January 9, 2003.

      Income tax payments (refunds), net, were approximately $703,000, $(6,000), $442,000 and $575,000 for the period from January 10, 2003 to December 31, 2003, the period January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001, respectively. In addition, CWD Windows transferred to BNC approximately $3,748,000, $1,091,000 and $891,000 during the period from January 10, 2003 to December 31, 2003 and the years ended December 31, 2002 and 2001, respectively, for their share of the amounts due under

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

BNC’s Canadian income tax returns. No amounts were transferred during the period from January 1, 2003 to January 9, 2003.

      The table that follows reconciles the provision for income taxes from continuing operations at the federal statutory income tax rate of 35% to the provision for income taxes from continuing operations for the periods indicated:

	Post-
	Recapitalization	Pre-Recapitalization

			For the Years Ended
	For the period	For the period	December 31,
	Jan. 10, 2003 to	Jan. 1, 2003 to
	Dec. 31, 2003	Jan. 9, 2003	2002	2001

	(Amounts in thousands)
Income tax provision at the federal statutory rate	$6,370	$(490)	$8,365	$4,550
Net change from statutory rate:
State income taxes, net of federal tax effect	455	—	260	195
Foreign tax provisions	30	—	(30)	50
Amortization not deductible for income tax purposes	—	—	—	2,472
Life insurance proceeds	—	—	—	(1,082)
Other, net	345	(10)	(495)	15

	$7,200	$(500)	$8,100	$6,200

      The tax effect of temporary differences, which gave rise to significant portions of deferred income tax assets and liabilities as of December 31, 2003 and 2002 are as follows:

	December 31,

	2003	2002

	(Amounts in thousands)
Prepaid income tax assets (classified as current) arising from:
Accounts receivable	$3,076	$2,209
Inventories	789	693
Insurance reserves — short-term	1,212	657
Warranty reserves — short-term	854	910
Other reserves and assets, net	2,461	6,631

	$8,392	$11,100

Deferred income tax assets (liabilities)(classified non-current) arising from:
Property and equipment, net	$(21,797)	$(17,239)
Intangible assets, net	(10,134)	(17,037)
Warranty reserves — long-term	2,030	2,041
Capital loss carry-forwards	2,950	5,954
Valuation allowances	(2,950)	(5,954)
Other reserves and assets, net	4,578	728

	$(25,323)	$(31,507)

      The Combined Companies have established valuation allowances related to certain capital loss carry-forwards. At December 31, 2003, Ply Gem has approximately $8.4 million of capital loss carry-forwards, which can be utilized to offset capital gains, if any, in future periods, which expire between 2004 and 2006.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

6.	Notes, Mortgage Notes and Obligations Payable

      Notes, mortgage notes and obligations payable in the accompanying combined balance sheet at December 31, 2003 and 2002 consist of the following:

	December 31,

	2003	2002

	(Amounts in thousands)
Notes payable to a wholly owned subsidiary of Nortek	$394,735	$394,735
Mortgage notes and bonds payable	22,503	23,781
Other	7,059	7,246

	$424,297	$425,762
Less amounts included in current liabilities	1,136	1,241

	$423,161	$424,521

      Ply Gem had a credit facility with a syndicate of banks, which provided Ply Gem with a term loan and a letter of credit facility, which was repaid in full on July 25, 2002 for the remaining amount of approximately $42,742,000. Nortek made the final payment of $42,742,000 on Ply Gem’s behalf utilizing proceeds from the Nortek debt facility described below. Ply Gem subsequently reimbursed Nortek the $42,742,000 through an intercompany cash transfer and the amount is included in net transfers to Nortek, Inc. in the accompanying combined statement of cash flows. Interest on borrowings were at varying rates based, at Ply Gem’s option, on (a) the London Interbank Offered Rate (LIBOR) plus a spread, or (b) the higher of (i) .50% above the federal funds rate or (ii) the bank’s prime rate. PLY GEM paid a facility fee quarterly, which fluctuated between .20% and .30% of the aggregate principal amount available under the facility. The weighted average interest rates on the credit facility for the period from January 1, 2002 through July 25, 2002 and the year ended December 31, 2001 were 2.4% and 4.8%, respectively. The credit facility included customary covenants, including covenants limiting Ply Gem’s ability to pledge assets or incur liens on assets and required Ply Gem to maintain certain financial covenants. Borrowings under this credit facility were collateralized by the common stock, inventory and accounts receivable of Ply Gem’s principal subsidiaries. Average outstanding borrowings under the credit facility for the period from January 1, 2002 through July 25, 2002 and the year ended December 31, 2001 were approximately $50,906,000 and $68,887,000, respectively. Prior to July 25, 2002, Ply Gem made mandatory principal payments of approximately $10,680,000 during 2002. In 2001, Ply Gem made mandatory principal payments of approximately $20,704,000.

      During 1999, Ply Gem entered into a $45,000,000 interest rate collar agreement to lock in the interest rate on a portion of the credit facility between a floor of 5.76% and a cap of 7.00%. The interest rate collar agreement was terminated on August 27, 2002. To the extent that the one-month US Dollar Libor rate was below the collar floor, payment was due from Ply Gem for the difference. To the extent the one-month US Dollar Libor rate was above the collar cap, Ply Gem was entitled to receive the difference.

      During 2002, Nortek entered into a $200,000,000 Senior Secured Credit Facility (the “Nortek Senior Secured Credit Facility”), which was syndicated among several banks. The Nortek Senior Secured Credit Facility is secured by substantially all of Nortek’s accounts receivable and inventory, as well as certain intellectual property rights, including those of the Combined Companies as subsidiaries and divisions of Nortek.

      Notes payable to a subsidiary, which is wholly owned by Nortek, relate to dividends payable to Nortek declared during prior years of approximately $360,797,000 and borrowings related to the acquisition of Kroy Building Products, Inc. during 1999 of approximately $33,938,000. These notes are payable on demand and carry interest rates of 8% for a $280,000,000 note and 9.0% per annum for the other notes totaling

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

$114,735,000. Nortek has provided the Combined Companies with assurances that it will not demand repayment in the foreseeable future; therefore, the notes have been classified as long term.

      Mortgage notes payable of approximately $22,503,000 outstanding at December 31, 2003 include various mortgage notes and other related indebtedness payable in installments through 2025. These notes bear interest at rates ranging from approximately 1.14% to 10.47% and are collateralized by property and equipment with an aggregate net book value of approximately $20,977,000 at December 31, 2003.

      Other obligations of approximately $7,059,000 outstanding at December 31, 2003 principally include borrowings relating to capital leases and other borrowings bearing interest at rates ranging from approximately 1.25% to 8.5%, which mature at various dates through 2017 and are collateralized by property and equipment with an aggregate net book value of approximately $10,701,000 at December 31, 2003.

      The table that follows is a summary of maturities of all of the Combined Companies’ debt obligations due after December 31, 2003:

(Amounts in thousands)

2004	$1,136
2005	1,152
2006	981
2007	1,029
2008	1,093
Thereafter	418,906

$424,297

      Approximately $27,800,000 of letters of credit have been issued under the Nortek Senior Secured Credit Facility and other facilities as additional security for approximately $27,137,000 of industrial revenue bonds and capital leases outstanding (included in mortgage notes payable and other in the table of notes, mortgage notes and obligations payable above) at December 31, 2003 relating to several of the Combined Companies’ manufacturing facilities.

      CWD Windows was allocated interest expense of approximately $89,000 and $401,000 for the years ended December 31, 2002 and 2001, respectively, for its proportionate share of the amounts borrowed under BNC’s then existing credit facilities, which were fully repaid in 2002.

7.	Pension, Retirement and Profit Sharing Plans

      The Combined Companies and their subsidiaries have various pension plans, supplemental retirement plans for certain officers and profit sharing plans requiring contributions to qualified trusts and union administered funds.

      Pension and profit sharing expense charged to operations aggregated approximately $2,082,000, $62,000, $2,069,000 and $1,167,000 for the period from January 10, 2003 to December 31, 2003, the period January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001, respectively. The Combined Companies’ policy is to fund currently the actuarially determined annual contribution of their various qualified defined benefit plans. The Combined Companies expect to contribute approximately $2,200,000 to their defined benefit pension plan during 2004.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      The table that follows provides a reconciliation of benefit obligations, plan assets and funded status of the plans included in the Combined Companies’ combined balance sheet as of December 31, 2003 and 2002:

	December 31,

	2003	2002

	(Amounts in thousands)
Change in benefit obligation
Benefit obligation at October 1,	$14,320	$12,776
Service cost	109	107
Interest cost	888	867
Actuarial loss	69	83
Actuarial loss — assumption changes	461	1,332
Benefits and expenses paid	(1,285)	(845)

Benefit obligation at September 30,	$14,562	$14,320

Change in plan assets
Fair value of plan assets at October 1,	$9,037	$10,668
Actual return on plan assets	1,310	(833)
Employer and participant contributions	186	47
Benefits and expenses paid	(1,285)	(845)

Fair value of plan assets at September 30,	$9,248	$9,037

Funded status and financial position:
Fair value of plan assets at September 30,	$9,248	$9,037
Benefit obligation at September 30,	14,562	14,320

Funded status	(5,314)	(5,283)
Amount contributed during fourth quarter	35	5
Unrecognized actuarial loss	25	6,086

(Accrued) prepaid benefit cost	$(5,254)	$808

Amount recognized in the combined balance sheet consists of:
(a) Accrued benefit liabilities	$(5,282)	$(5,278)
(b) Accumulated other comprehensive loss	28	6,086

Net (accrued) prepaid benefit cost	$(5,254)	$808

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $14,562,000, $14,562,000 and $9,248,000, respectively, as of December 31, 2003 and $14,320,000, $14,320,000 and $9,037,000, respectively, as of December 31, 2002.

      As a result of the Recapitalization, purchase accounting adjustments were made for all defined benefit plans as of the January 10, 2003 transaction date. The purchase accounting adjustments reflect the immediate recognition of all unrecognized actuarial losses and unrecognized prior service costs as well as the reversal of the accumulated other comprehensive loss before tax benefit.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

      Plan assets consist of cash and cash equivalents, common stock, U.S. Government securities, corporate debt and mutual funds, as well as other investments, and include certain commingled funds with some of Nortek’s defined benefit plans. The weighted average rate assumptions used in determining pension costs and the projected benefit obligation for the periods indicated are as follows:

	Post-
	Recapitalization	Pre-Recapitalization

			For the Years
			Ended
	For the period	For the period	December 31,
	Jan. 10, 2003 to	Jan. 1, 2003 to
	Dec. 31, 2003	Jan. 9, 2003	2002	2001

Discount rate for projected benefit obligation	6.00%	6.25%	6.25%	7.00%
Discount rate for pension costs	6.25%	6.25%	7.00%	7.75%
Expected long-term average return on plan Assets	7.75%	7.75%	8.50%	8.50%
Rate of compensation increase	0 to 5%	0 to 5%	0 to 5%	0 to 5%

      The Combined Companies’ net periodic benefit expense (income) for their defined benefit plans for the periods indicated consists of the following components:

	Post-
	Recapitalization	Pre-Recapitalization

			For the Years
			Ended
	For the period	For the period	December 31,
	Jan. 10, 2003 to	Jan. 1, 2003 to
	Dec. 31, 2003	Jan. 9, 2003	2002	2001

Service cost	$106	$3	$107	$160
Interest cost	865	23	867	850
Expected return on plan assets	(678)	(18)	(875)	(1,068)
Recognized actuarial loss	—	8	102	—

Net periodic benefit expense (income)	$293	$16	$201	$(58)

      The Company’s pension plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

	Plan Assets at
	December 31,

Asset Category	2003	2002

Cash and cash equivalents	3.4%	4.4%
Equity securities	56.9	64.9
Fixed income securities	39.2	30.2
Other	0.5	0.5

      Ply Gem’s domestic qualified defined benefit pension plan assets are invested to maximize returns without undue exposure to risk. The investment objectives are also to produce a total return exceeding the median of a universe of portfolios with similar average asset allocation and investment style objectives, and to earn a return, net of fees, greater or equal to the long-term rate of return used in the actuarial computations.

      Risk is controlled by maintaining a portfolio of assets that is diversified across a variety of asset classes, investment styles and investment managers. The plans’ asset allocation policies are consistent with the established investment objectives and risk tolerances. The asset allocation policies are developed by examining the historical relationships of risk and return among asset classes, and are designed to provide the highest

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

probability of meeting or exceeding the return objectives at the lowest possible risk. For 2004, the target allocation is 57% for equity securities, 41% for fixed income securities and 2% for cash.

8.	Commitments and Contingencies

      The Combined Companies provide accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated.

      At December 31, 2003, the Combined Companies and their subsidiaries are obligated under lease agreements for the rental of certain real estate and machinery and equipment used in their operations. Future minimum rental obligations aggregate approximately $9,469,000 at December 31, 2003. The obligations are payable as follows:

(Amounts in thousands)

2004	$4,036
2005	2,682
2006	1,381
2007	802
2008	487
Thereafter	81

      Certain of these lease agreements provide for increased payments based on changes in the consumer price index and may include renewal options. Rental expense charged to operations in the accompanying combined statement of operations was approximately $6,630,000, $143,000, $6,017,000 and $5,365,000 for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001, respectively. Under certain of these lease agreements, the Combined Companies or their subsidiaries are also obligated to pay insurance and taxes.

      Ply Gem has indemnified third parties in certain transactions involving dispositions of former subsidiaries. As of December 31, 2003 and 2002, Ply Gem has recorded liabilities in relation to these indemnifications of approximately $18,200,000 and $23,900,000, respectively consisting of the following:

	2003	2002

Product claim liabilities	$6,602,000	$8,440,000
Long-term lease liabilities	6,226,000	8,427,000
Multiemployer pension plan withdrawal liability	4,337,000	4,478,000
Other indemnification liabilities	1,035,000	2,555,000

	$18,200,000	$23,900,000

      The product claim liabilities of approximately $6,602,000 and $8,440,000 at December 31, 2003 and 2002, respectively, represent the estimated costs to resolve the outstanding matters related to a former subsidiary of Ply Gem, which is a defendant in a number of lawsuits alleging damage caused by alleged defects in certain pressure treated wood products. Ply Gem has indemnified the buyer of the former subsidiary for all known liabilities and future claims relating to such matters and retained the rights to all potential reimbursements related to insurance coverage. Many of the suits have been resolved by dismissal or settlement with amounts being paid out of insurance proceeds or other third party recoveries. Ply Gem and the former subsidiary continue to vigorously defend the remaining suits. Certain defense and indemnity costs are being paid out of insurance proceeds and proceeds from a settlement with suppliers of material used in the

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

production of the treated wood products. Ply Gem and the former subsidiary have engaged in coverage litigation with certain insurers and have settled coverage claims with several of the insurers. The Combined Companies believe that the remaining coverage disputes will be resolved on a satisfactory basis and additional coverage will be available. In reaching this belief, the Combined Companies analyzed insurance coverage and the status of the coverage litigation, considered the history of settlements with primary and excess insurers and consulted with counsel. The Combined Companies have recorded receivables at December 31, 2003 and 2002 of approximately $2,385,000 and $5,011,000, respectively, for the estimated recoveries, which are deemed probable of collection related to insurance litigation matters discussed above. During 2003, the Combined Companies settled certain of the insurance litigation matters and received approximately $4,113,000.

      The long-term lease liabilities of approximately $6,226,000 and $8,427,000 at December 31, 2003 and 2002, respectively relate to the estimated amounts to be paid, net of any estimated recoveries where subleases are in place, primarily in connection with various facility leases where Ply Gem has retained the liability for the lease agreement in connection with the sale of certain former subsidiaries that utilized the facilities. Accrued costs include base rent, additional rent for consumer price index increases as defined in the leases, taxes, utilities, insurance, repairs and maintenance and, if applicable, the estimated settlement costs to terminate the leases prior to the end of their scheduled term. Consistent with generally accepted accounting provisions in the United States prior to December 31, 2002, the Combined Companies have recorded all long-term lease liabilities at the undiscounted gross amount expected to be paid to settle the liabilities in the future. Approximately $2,125,000 of these long-term lease liabilities were settled and paid during fiscal 2003.

      The multiemployer pension liability of approximately $4,337,000 and $4,478,000 at December 31, 2003 and 2002, respectively, relates to liabilities assumed by Ply Gem in 1998 when its former subsidiary, Studley Products, Inc. (“Studley”) was sold. In connection with the sale, Studley ceased making contributions to the Production Service and Sales District Council Pension Fund (the “Pension Fund”) and Ply Gem assumed responsibility for all withdrawal liabilities to be assessed by the Pension Fund. Accordingly, Ply Gem is making quarterly payments of $89,747 to the Pension Fund through 2018 based upon the assessment of withdrawal liability received from the Pension Fund. The multiemployer pension liability represents the present value of the quarterly payment stream using a 6% discount rate as well as an estimate of additional amounts that may be assessed in the future by the Pension Fund under the contractual provisions of the Pension Fund.

      Other indemnification liabilities of approximately $1,035,000 and $2,555,000 at December 31, 2003 and 2002, respectively, principally relate to the estimated amounts of various potential liabilities related to legal, environmental and other matters that may arise in connection with indemnification agreements provided in conjunction with the purchase and sale agreements for various subsidiaries, which Ply Gem has sold over the past several years.

      Ply Gem has guaranteed certain obligations of various third parties that aggregate approximately $27,700,000 at December 31, 2003 related to Ply Gem’s guarantee of rental payments through June 30, 2016 under a facility leased by SNE Enterprises, Inc. (“SNE”), which was sold on September 21, 2001. The buyer of SNE has provided certain indemnifications and other rights to Ply Gem for any payments that it might be required to make pursuant to this guarantee. Should the buyer of SNE cease making payments then Ply Gem may be required to make payments on its guarantees. Ply Gem does not anticipate incurring any loss under these guarantees and accordingly has not recorded any liabilities at December 31, 2003 in the accompanying combined balance sheet in accordance with accounting principles generally accepted in the United States.

      The Combined Companies sell a number of products and offer a number of warranties. The specific terms and conditions of these warranties vary depending on the product sold and country in which the product is sold. The Combined Companies estimate the costs that may be incurred under their warranties and record a liability for such costs at the time of sale. Factors that affect the Combined Companies’ warranty liabilities

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction. The Combined Companies periodically assess the adequacy of the recorded warranty claims and adjust the amounts as necessary.

      Changes in the Combined Companies’ combined short-term and long-term warranty liabilities during the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the year ended December 31, 2002 are as follows:

	Post-
	Recapitalization	Pre-Recapitalization

	Jan. 10, 2003-	Jan. 1, 2003-	Year Ended
	Dec. 31, 2003	Jan. 9, 2003	Dec. 31, 2002

	(Amounts in thousands)

	(Unaudited)
Balance, beginning of period	$9,459	$9,379	$8,690
Warranties provided during period	3,312	91	5,645
Settlements made during period	(3,272)	(11)	(4,956)

Balance, end of period	$9,499	$9,459	$9,379

      The Combined Companies are subject to other contingencies, including legal proceedings and claims arising out of their businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims, product liability, warranty and modification, adjustment or replacement of component parts of units sold, which may include product recalls. Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned. The Combined Companies have used various substances in their products and manufacturing operations, which have been or may be deemed to be hazardous or dangerous, and the extent of their potential liability, if any, under environmental, product liability and workers’ compensation statutes, rules, regulations and case law is unclear. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.

      As of December 31, 2003, the Combined Companies have accrued approximately $1,800,000 to cover the estimated costs of known litigation claims, including the estimated cost of legal services, that the Combined Companies are contesting including certain employment and shareholder litigation related to Ply Gem.

      While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits, the Combined Companies believe that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the combined financial position or results of operations of the Combined Companies. It is possible, however, that future results of operations for any particular future period could be materially affected by changes in the assumptions or strategies related to these contingencies or changes out of the Combined Companies’ control.

      In connection with the Acquisition, Nortek has indemnified Ply Gem for certain liabilities as defined in the Purchase Agreement. In the event, Nortek were unable to satisfy amounts due under the indemnifications then Ply Gem would be liable. Ply Gem believes that Nortek has the financial capacity to honor the indemnifications and therefore does not anticipate incurring any losses related to liabilities indemnified under the Purchase Agreement.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

9.	Accrued Expenses and Taxes, Net and Other Long-Term Liabilities

      Accrued expenses and taxes, net, consist of the following at December 31, 2003 and 2002:

	December 31,

	2003	2002

	(Amounts in thousands)
Insurance	$3,738	$3,745
Employee compensation and benefits	7,370	10,009
Sales and marketing	9,142	7,514
Product warranty	2,844	2,858
Short-term product claim liability	2,189	2,721
Other, net	7,169	9,330

	$32,452	$36,177

      Other long-term liabilities consist of the following at December 31, 2003 and 2002:

	December 31,

	2003	2002

	(Amounts in thousands)
Insurance	$1,842	$1,826
Pension liabilities	9,412	9,536
Product warranty	6,655	6,521
Long-term lease liabilities	6,226	8,427
Long-term product claim liability	4,413	5,719
Other	1,571	1,792

	$30,119	$33,821

10.	Exit and Disposal Activities

      Effective January 1, 2003, the Combined Companies adopted SFAS No. 146 which addresses the accounting and reporting for costs associated with exit or disposal activities, nullifies EITF 94-3 and substantially nullifies EITF 88-10. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on the Combined Companies’ combined financial statements.

      The Combined Companies incurred approximately $600,000 during the period from January 10, 2003 to December 31, 2003 of severance and other costs associated with the closure of a certain manufacturing facility and expect to incur additional future restructuring costs of less than $100,000 related to restructuring plans, which began to be implemented in the first quarter of 2003. The facility to be closed is owned by a subsidiary of the Combined Companies and is expected to be sold in 2004. The facility, which has an estimated fair value of approximately $2.6 million, was transferred to Nortek in the 4th quarter of 2003.

      The following table sets forth restructuring activity in the accompanying combined balance sheet and combined statement of operations for the period from January 10, 2003 to December 31, 2003. There was no

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

material restructuring activity for the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001. The provisions for these costs are included primarily in selling, general and administrative expense, net in the accompanying combined statement of operations.

	Employee		Total
	Separation		Restructuring
	Expenses	Other	Costs

	(Amounts in thousands)
Balance at January 9, 2003	$—	$—	$—
Provisions	427	220	647
Payments and other settlements	(427)	(213)	(640)

Balance at December 31, 2003	$—	$7	$7

      Employee separation expenses are comprised of severance, vacation, outplacement and retention bonus payments.

11.	Operating Information and Concentration of Credit Risk

      The Combined Companies operate in one segment and one customer accounted for approximately 28% of net sales for the combined periods from January 1, 2003 to January 9, 2003 and from January 10, 2003 to December 31, 2003 and 27% and 28% of the Combined Companies’ net sales for the years ended December 31, 2002 and 2001, respectively. The accounts receivable balance related to this customer was approximately $6,324,000 and $3,950,000 at December 31, 2003 and December 31, 2002, respectively.

      For the year ended December 31, 2001, the Combined Companies recorded a non-taxable gain of approximately $3,200,000 from net death benefit insurance proceeds relating to life insurance maintained on former managers as a reduction of selling, general and administrative expense in the accompanying combined statement of operations.

      For the year ended December 31, 2001, the Combined Companies charged approximately $600,000 of fees and expenses associated with Nortek’s material procurement strategy to selling, general and administrative expense in the accompanying combined statement of operations. Costs incurred in 2002 and 2003 were allocated through the management charge.

      Financial instruments, which potentially subject the Combined Companies to concentrations of credit risk, consist principally of temporary cash investments and trade receivables. The Combined Companies place their temporary cash investments with high credit quality financial institutions and limit the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables, with the exception of the significant customer, are limited due to the large number of customers comprising the Combined Companies’ customer base and their dispersion across many different geographical regions.

PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES AND CWD WINDOWS & DOORS,
A DIVISION OF BROAN-NUTONE CANADA INC.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

12.     Summarized Quarterly Financial Data (Unaudited)

      The tables that follow summarize unaudited quarterly financial data for the years ended December 31, 2003 and December 31, 2002:

	For the Quarters Ended

2003	April 5(1)	July 5	October 4	December 31

	(Amounts in thousands)
Net sales	$107,948	$154,474	$156,549	$112,418
Gross profit	20,198	40,810	42,053	27,003
Earnings (loss) from continuing operations	(6,600)	8,400	7,900	400

(1)	The first quarter ended April 5, 2003 represents the combined pre- and post-Recapitalization periods of January 1, 2003 to January 9, 2003 and January 10, 2003 to April 5, 2003, respectively.

	For the Quarters Ended

2002	March 30	June 29	September 28	December 31

	(Amounts in thousands)
Net sales	$100,684	$146,857	$147,726	$113,686
Gross profit	23,918	46,094	41,084	29,055
Earnings (loss) from continuing operations	(3,400)	10,400	7,100	1,700

13.	Subsequent Events

      In 2004, Ply Gem closed its Thermal-Gard, Inc. facilities in Punxatawney, Pennsylvania. The impact of the closure is not expected to have a material impact on the financial statements of the Combined Companies in 2004.

      In connection with the financing of the Acquisition, Ply Gem sold $225 million of 9% Senior Subordinated Notes due 2012 (the “Notes”) and entered into a $255 million of new senior credit facilities consisting of a $65 million revolving credit facility and a $190 million term loan facility. The Notes are secured by guarantees from certain of Ply Gem’s subsidiaries. Accordingly, the following combining financial information is presented as of December 31, 2003 and 2002 and for the period from January 10, 2003 to December 31, 2003, the period from January 1, 2003 to January 9, 2003 and the years ended December 31, 2002 and 2001:

PLY GEM INDUSTRIES, INC.

COMBINING STATEMENT OF OPERATIONS

For the period from January 1, 2003 to January 9, 2003

	Ply Gem	Guarantor			Combined
	Corporate	Subsidiaries	Other	Eliminations	FS

	(In 000’s)
Net sales	—	8,263	561	—	8,824
Cost of products sold	—	7,184	467	—	7,651
Selling, general and administrative expenses	68	1,396	65	—	1,529
Intercompany administrative charges	(480)	449	31	—	—
Amortization of goodwill and intangible assets	—	70	—	—	70

	(412)	9,099	563	—	9,250

Operating income (loss)	412	(836)	(2)	—	(426)
Interest expense	(12)	(963)	(1)	—	(976)
Investment income	—	(1)	3	—	2

Income (loss) before equity in subsidiaries’ losses	400	(1,800)	—	—	(1,400)
Equity in subsidiaries’ losses before taxes	(1,800)	—	—	1,800	—
Income (loss) before provision (benefit) for income taxes	(1,400)	(1,800)	—	1,800	(1,400)
Provision (benefit) for income taxes	(500)	(600)	—	600	(500)

Net income (loss)	(900)	(1,200)	—	1,200	(900)

PLY GEM INDUSTRIES, INC.

COMBINING STATEMENT OF OPERATIONS

For the period from January 10, 2003 to December 31, 2003

	Ply Gem	Guarantor			Combined
	Corporate	Subsidiaries	Other	Eliminations	FS

	(In 000’s)
Net sales	—	474,015	48,550	—	522,565
Cost of products sold	—	360,913	32,761	—	393,674
Selling, general and administrative expenses	2,666	63,688	7,579	—	73,933
Intercompany administrative charges	(7,813)	7,744	69	—	—
Amortization of goodwill and intangible assets	—	3,837	—	—	3,837

	(5,147)	436,182	40,409	—	471,444

Operating income	5,147	37,833	8,141	—	51,121
Interest expense	(465)	(32,653)	1	—	(33,117)
Investment income	18	120	58	—	196

Income before equity in subsidiaries’ earnings	4,700	5,300	8,200	—	18,200
Equity in subsidiaries’ earnings before taxes	5,300	—	—	(5,300)	—

Income (loss) before provision (benefit) for income taxes	10,000	5,300	8,200	(5,300)	18,200
Provision (benefit) for income taxes	4,300	2,200	2,900	(2,200)	7,200

Net income (loss)	5,700	3,100	5,300	(3,100)	11,000

PLY GEM INDUSTRIES, INC.

COMBINING BALANCE SHEET

As of December 31, 2003

	Ply Gem	Guarantor			Combined
	Corporate	Subsidiaries	Other	Eliminations	FS

	(In 000’s)
Assets
Current assets:
Unrestricted cash and cash equivalents	3,851	2,255	2,411	—	8,517
Restricted cash and cash equivalents	—	1,538	—	—	1,538
Accounts and notes receivable less allowances	—	39,555	5,681	—	45,236
Inventories:
Raw materials		16,865	2,210	—	19,075
Work-in-process	—	2,878	770	—	3,648
Finished goods	—	20,012	1,401	—	21,413

Total inventory	—	39,755	4,381	—	44,136

Prepaid expenses and other current assets	138	4,946	196	—	5,280
Prepaid income taxes	1,878	6,514	—	—	8,392

Total current assets	5,867	94,563	12,669	—	113,099

Net property, plant and equipment:
Land and improvements	345	4,648	2,402	—	7,395
Building and improvements	5,650	27,644	3,906	—	37,200
Machinery and equipment	—	85,896	2,849	—	88,745

Gross property, plant and equipment	5,995	118,188	9,157	—	133,340
Less: accumulated depreciation	(225)	(9,884)	(415)	—	(10,524)

Net property, plant and equipment	5,770	108,304	8,742	—	122,816

Other assets: Long-term receivable from (to) subsidiaries	(34,095)	—	—	34,095	—
Goodwill	—	214,819	5,158	—	219,977
Intangible assets	—	44,363	—	—	44,363
Other assets	2,515	598	—	—	3,113

Total other assets	(31,580)	259,780	5,158	34,095	267,453

Total assets	(19,943)	462,647	26,569	34,095	503,368

Liabilities and Parent Company Deficit
Current liabilities:
Current maturities of long-term debt	425	711	—	—	1,136
Accounts payable	123	17,271	1,482	—	18,876
Accrued expenses and taxes	7,925	22,743	1,784	—	32,452

Total current liabilities	8,473	40,725	3,266	—	52,464
Long-term debt	3,212	419,949	—	—	423,161
Deferred taxes	(5,348)	30,164	507		25,323
Other long-term liabilities	23,361	5,904	854	—	30,119

Total liabilities	29,698	496,742	4,627	—	531,067

Parent company investment (deficit)	(49,641)	(34,095)	21,942	34,095	(27,699)

Total liabilities and parent company deficit	(19,943)	462,647	26,569	34,095	503,368

PLY GEM INDUSTRIES, INC.

COMBINING STATEMENT OF CASH FLOWS

For the period from January 1, 2003 to January 9, 2003

	Ply Gem	Guarantor			Combined
	Corporate	Subsidiaries	Other	Eliminations	FS

	(In 000’s)
Cash Flows from operating activities:
Net earnings (loss) from continuing operations	(900)	(1,200)	—	1,200	(900)
Adjustments to reconcile net earnings to cash:
Depreciation and amortization expense	6	303	18	—	327
Non-cash interest (income) expense	—	6	—	—	6
Deferred federal income tax credit from continuing operations	—	400	—	—	400
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable, net	—	(1,771)	223	—	(1,548)
Inventories	—	967	45	—	1,012
Prepaids and other current assets	228	(42)	4	—	190
Accounts payable	(106)	1,456	386	—	1,736
Accrued expenses and taxes	(1,335)	2,274	(321)	—	618
Long-term assets, liabilities and other, net	16	(4)	—	—	12
Total adjustments to net earnings	(1,191)	3,589	355	—	2,753
Net cash used in operating activities	(2,091)	2,389	355	1,200	1,853
Cash Flows from investing activities:
Capital expenditures	—	(349)	—	—	(349)
Change in restricted cash and investments	—	1	—	—	1
Other, net	—	36	—	—	36
Net cash used in investing activities	—	(312)	—	—	(312)
Cash Flows from financing activities:
Payment of borrowings, net	(17)	(28)	—	—	(45)
Net cash transfers (to) from Nortek, Inc.	(725)	(2,639)	(97)	(1,200)	(4,661)

Net cash (used in) provided by financing activities	(742)	(2,667)	(97)	(1,200)	(4,706)

Net increase (decrease) in unrestricted cash and cash equivalents	(2,833)	(590)	258	—	(3,165)
Unrestricted cash and cash equivalents at the beginning of the year	2,703	1,367	2,823	—	6,893

Unrestricted cash and cash equivalents at the end of the year	(130)	777	3,081	—	3,728

PLY GEM INDUSTRIES, INC.

COMBINING STATEMENT OF CASH FLOWS

For the period from January 10, 2003 to December 31, 2003

	Ply Gem	Guarantor			Combined
	Corporate	Subsidiaries	Other	Eliminations	FS

	(In 000’s)
Cash Flows from operating activities:
Net earnings (loss) from continuing operations	5,700	3,100	5,300	(3,100)	11,000
Adjustments to reconcile net earnings to cash:
Depreciation and amortization expense	225	14,077	400		14,702
Amortization of purchase price allocated to inventory	—	1,140	247	—	1,387
Non-cash interest (income) expense	229	—	—	—	229
Deferred federal income tax credit from continuing operations	1,000	500	—	—	1,500
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable, net	—	3,394	(261)	—	3,133
Inventories		(1,164)	(328)	—	(1,492)
Prepaids and other current assets	2,329	512	(15)	—	2,826
Accounts payable	(8)	252	(780)	—	(536)
Accrued expenses and taxes	(3,094)	(2,357)	195		(5,256)
Long-term assets, liabilities and other, net	(3,155)	(189)	56	—	(3,288)

Total adjustments to net earnings	(2,474)	16,165	(486)	—	13,205

Net cash used in operating activities	3,226	19,265	4,814	(3,100)	24,205

Cash Flows from Investing activities:
Capital expenditures	—	(7,401)	(286)	—	(7,687)
Change in restricted cash and investments	—	(7)	—	—	(7)
Other, net	—	(279)	—	—	(279)

Net cash used in investing activities	—	(7,687)	(286)	—	(7,973)

Cash Flows from financing activities:
Increase in borrowings	—	—	—		—
Payment of borrowings, net	(394)	(1,026)	—	—	(1,420)
Net cash transfers (to) from Nortek, Inc.	1,149	(9,074)	(5,198)	3,100	(10,023)

Net cash (used in) provided by financing activities	755	(10,100)	(5,198)	3,100	(11,443)

Net increase (decrease) in unrestricted cash and cash equivalents	3,981	1,478	(670)	—	4,789
Unrestricted cash and cash equivalents at the beginning of the year	(130)	777	3,081	—	3,728

Unrestricted cash and cash equivalents at the end of the year	3,851	2,255	2,411	—	8,517

PLY GEM INDUSTRIES, INC.

COMBINING STATEMENT OF OPERATIONS

For the year ended December 31, 2002

	Ply Gem	Guarantor			Combined
	Corporate	Subsidiaries	Other	Eliminations	FS

	(In 000’s)
Net sales	—	468,961	39,992	—	508,953
Cost of products sold	—	341,105	27,697	—	368,802
Selling, general and administrative expenses	3,019	70,274	6,332	—	79,625
Intercompany administrative charges	(5,041)	4,967	74	—	—
Amortization of goodwill and intangible assets	—	3,118	—	—	3,118

	(2,022)	419,464	34,103	—	451,545

Operating income	2,022	49,497	5,889	—	57,408
Interest expense	601	(35,543)	(89)	—	(35,031)
Investment expense	1,377	146	—	—	1,523

Income from continuing operations before equity in subsidiaries’ earnings	4,000	14,100	5,800	—	23,900
Equity in subsidiaries’ income before taxes	14,100	—	—	(14,100)	—

Income (loss) before provision (benefit) for income taxes	18,100	14,100	5,800	(14,100)	23,900
Provision (benefit) for income taxes	6,100	5,200	2,000	(5,200)	8,100

Income (loss) from continuing operations	12,000	8,900	3,800	(8,900)	15,800
Gain on discontinued operations	3,400	—	—	—	3,400

Net income (loss)	15,400	8,900	3,800	(8,900)	19,200

PLY GEM INDUSTRIES, INC.

COMBINING BALANCE SHEET

As of December 31, 2002

	Ply Gem	Guarantor			Combined
	Corporate	Subsidiaries	Other	Eliminations	FS

	(In 000’s)
ASSETS:
Current assets:
Unrestricted cash and cash equivalents	2,703	1,367	2,823	—	6,893
Restricted cash and cash equivalents	—	1,532	—		1,532
Accounts and notes receivable less allowances	—	41,178	4,674		45,852
Inventories:
Raw materials		18,259	1,778	—	20,037
Work-in-process		2,434	442	—	2,876
Finished goods	—	19,419	1,149	—	20,568

Total inventory	—	40,112	3,369	—	43,481

Prepaid expenses and other current assets	3,055	4,991	152	—	8,198
Prepaid income taxes	6,764	4,336	—	—	11,100

Total current assets	12,522	93,516	11,018		117,056

Net property, plant and equipment:
Land and improvements	301	4,093	1,482		5,876
Building and improvements	6,906	38,465	3,339	—	48,710
Machinery and equipment	680	110,024	3,613	—	114,317

Gross property, plant and equipment	7,887	152,582	8,434	—	168,903
Less: accumulated depreciation	(1,196)	(42,004)	(2,085)	—	(45,285)

Net property, plant and equipment	6,691	110,578	6,349	—	123,618

Other Assets:
Long-term receivable from (to) subsidiaries	31,860	—	—	(31,860)	—
Goodwill	—	259,745	4,253	—	263,998
Intangible assets	—	66,710	—	—	66,710
Other assets	2,566	406	—	—	2,972

Total other assets	34,426	326,861	4,253	(31,860)	333,680

Total assets	53,639	530,955	21,620	(31,860)	574,354

LIABILITIES AND PARENT COMPANY DEFICIT:
Current liabilities:
Current maturities of long-term debt	405	836	—	—	1,241
Accounts payable	237	15,563	1,527	—	17,327
Accrued expenses and taxes	11,918	22,853	1,406	—	36,177

Total current liabilities	12,560	39,252	2,933	—	54,745
Long-term debt	3,643	420,878	—	—	424,521
Deferred taxes	(1,481)	32,954	34		31,507
Other long-term liabilities	27,155	6,011	655	—	33,821

Total liabilities	41,877	499,095	3,622	—	544,594

Parent company investment (deficit)	11,762	31,860	17,998	(31,860)	29,760

Total liabilities and parent company deficit	53,639	530,955	21,620	(31,860)	574,354

PLY GEM INDUSTRIES, INC.

COMBINING STATEMENT OF CASH FLOWS

For the year ended December 31, 2002

	Ply Gem	Guarantor			Combined
	Corporate	Subsidiaries	Other	Eliminations	FS

	(In 000’s)
Cash Flows from operating activities:
Net earnings (loss) from continuing operations	12,000	8,900	3,800	(8,900)	15,800
Earnings (loss) from discontinued operations	3,400	—	—	—	3,400

Net earnings (loss)	15,400	8,900	3,800	(8,900)	19,200

Adjustments to reconcile net earnings to cash:
Depreciation and amortization expense	217	13,214	640	—	14,071
Non-cash interest (income) expense	(795)	—	—	—	(795)
Gain (loss) on sale of discontinued operations	(2,400)	—	—	—	(2,400)
Deferred federal income tax credit from continuing operations	800	2,600		—	3,400
Deferred federal income tax credit from discontinued operations	(1,600)	—	—		(1,600)
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable, net	1,052	3,955	(997)	—	4,010
Inventories	—	(3,316)	57	—	(3,259)
Prepaids and other current assets	(2,696)	4,275	(24)	—	1,555
Net assets of discontinued operations	(1,995)	—	—	—	(1,995)
Accounts payable	79	(2,687)	(256)		(2,864)
Accrued expenses and taxes	4,328	(9,276)	590	—	(4,358)
Long-term assets, liabilities and other, net	(2,944)	2,429	(303)	—	(818)

Total adjustments to net earnings	(5,954)	11,194	(293)	—	4,947

Net cash used in operating activities	9,446	20,094	3,507	(8,900)	24,147

Cash Flows from Investing activities:
Capital expenditures	—	(8,821)	(576)	—	(9,397)
Net cash received from Businesses sold or discontinued	29,516	—	—	—	29,516
Proceeds from the sale of investments and marketable securities	142,509	—	—	—	142,509
Purchase of investments and marketable securities	(95,143)	—	—	—	(95,143)
Change in restricted cash and investments	—	(21)		—	(21)
Other, net		(412)	24	—	(388)

Net cash used in investing activities	76,882	(9,254)	(552)	—	67,076

Cash Flows from financing activities:
Payment of borrowings, net	(372)	(11,591)	—	—	(11,963)
Net cash transfers (to) from Nortek, Inc.	(131,607)	(4,395)	(5,928)	8,900	(133,030)

Net cash (used in) provided by financing activities	(131,979)	(15,986)	(5,928)	8,900	(144,993)

Net increase (decrease) in unrestricted cash and cash equivalents	(45,651)	(5,146)	(2,973)	—	(53,770)

Unrestricted cash and cash equivalents at the beginning of the year	48,354	6,513	5,796	—	60,663

Unrestricted cash and cash equivalents at the end of the year	2,703	1,367	2,823	—	6,893

PLY GEM INDUSTRIES, INC.

COMBINING STATEMENT OF OPERATIONS

For the year ended December 31, 2001

	Ply Gem	Guarantor			Combined
	Corporate	Subsidiaries	Other	Eliminations	FS

	(In 000’s)
Net sales	—	450,877	34,096	—	484,973
Cost of products sold	—	338,747	24,440	—	363,187
Selling, general and administrative expenses	(36)	65,831	6,148	—	71,943
Intercompany administrative charges	(4,331)	4,331	—	—	—
Amortization of goodwill and intangible assets	—	10,541	107	—	10,648

	(4,367)	419,450	30,695	—	445,778

Operating income	4,367	31,427	3,401	—	39,195
Interest expense	(2,195)	(26,061)	(401)	—	(28,657)
Investment income	2,128	334	—	—	2,462

Income from continuing operations before equity in subsidiaries’ losses	4,300	5,700	3,000		13,000
Equity in subsidiaries’ income before provision (benefit) for income taxes	5,700	—	—	(5,700)	—

Income (loss) from continuing operations before provision (benefit) for income taxes	10,000	5,700	3,000	(5,700)	13,000
Provision (benefit) for income taxes	5,100	3,400	1,100	(3,400)	6,200

Income (loss) from continuing operations	4,900	2,300	1,900	(2,300)	6,800
Loss on discontinued operations	(21,800)	—	—	—	(21,800)

Net income (loss)	(16,900)	2,300	1,900	(2,300)	(15,000)

PLY GEM INDUSTRIES, INC.

COMBINING STATEMENT OF CASH FLOWS

For the year ended December 31, 2001

	Ply Gem	Guarantor			Combined
	Corporate	Subsidiaries	Other	Eliminations	FS

	(In 000’s)
Cash Flows from operating activities:
Net earnings (loss) from continuing operations	4,900	2,300	1,900	(2,300)	6,800
Earnings (loss) from discontinued operations	(21,800)	—	—	—	(21,800)

Net earnings (loss)	(16,900)	2,300	1,900	(2,300)	(15,000)

Adjustments to reconcile net earnings to cash:
Depreciation and amortization expense	238	20,071	735	—	21,044
Non-cash interest (income) expense	1,849	—	—	—	1,849
Gain (loss) on sale of discontinued operations	34,000	—	—	—	34,000
Deferred federal income tax credit from continuing operations	(500)	2,200	—	—	1,700
Deferred federal income tax credit from discontinued operations	(3,700)	—	—	—	(3,700)
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable, net	(1,052)	129	(59)	—	(982)
Inventories	—	1,002	(218)	—	784
Prepaids and other current assets	(52)	(676)	(47)	—	(775)
Net assets of discontinued operations	(2,233)	—	—	—	(2,233)
Accounts payable	189	(9,369)	(270)	—	(9,450)
Accrued expenses and taxes	5,528	10,902	195	—	16,625
Long-term assets, liabilities and other, net	(118)	37	137	—	56

Total adjustments to net earnings	34,149	24,296	473	—	58,918

Net cash used in operating activities	17,249	26,596	2,373	(2,300)	43,918

Cash Flows from Investing activities:
Capital expenditures	—	(13,596)	(223)	—	(13,819)
Net cash received from Businesses sold or discontinued	45,000	—	—	—	45,000
Proceeds from the sale of investments and marketable securities	75,202	—	—	—	75,202
Purchase of investments and marketable securities	(122,568)	—	—	—	(122,568)
Change in restricted cash and investments	—	(99)	—	—	(99)
Other, net	(21)	574	32	—	585

Net cash used in investing activities	(2,387)	(13,121)	(191)	—	(15,699)

Cash Flows from financing activities:
Increase in borrowings	—	5,000	—	—	5,000
Payment of borrowings, net	(384)	(21,364)	—	—	(21,748)
Net cash transfers (to) from Nortek, Inc.	(22,189)	8,209	(10)	2,300	(11,690)
Other, net	—	39	—	—	39

Net cash (used in) provided by financing activities	(22,573)	(8,116)	(10)	2,300	(28,399)

Net increase (decrease) in unrestricted cash and cash equivalents	(7,711)	5,359	2,172	—	(180)
Unrestricted cash and cash equivalents at the beginning of the year	56,065	1,154	3,624	—	60,843

Unrestricted cash and cash equivalents at the end of the year	48,354	6,513	5,796	—	60,663

PLY GEM HOLDINGS, INC.

INDEX TO BALANCE SHEET

Page

Audited Financial Statement
Report of Independent Auditors	F-47
Balance Sheet, as of January 23, 2004 (inception)	F-48
Notes to Balance Sheet	F-49

REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Ply Gem Holdings, Inc.

      We have audited the accompanying balance sheet of Ply Gem Holdings, Inc. as of January 23, 2004 (Inception). This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Ply Gem Holdings, Inc. as of January 23, 2004 (Inception), in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Kansas City, Missouri

March 26, 2004

PLY GEM HOLDINGS, INC.

BALANCE SHEET

January 23,
2004

(Inception)
ASSETS
Current assets:
Cash	$1

Total current assets	1

Total assets	$1

SHAREHOLDER’S EQUITY
Shareholder’s equity:
Preferred stock $.01 par, 100 shares authorized, none issued and outstanding	$—
Common stock $.01 par, 100 shares authorized, issued and outstanding	1
Additional paid-in capital	—
Retained earnings	—

Total shareholder’s equity	$1

See accompanying notes.

PLY GEM HOLDINGS, INC.

NOTES TO BALANCE SHEET

January 23, 2004 (Inception)

1.     Nature of Business and Summary of Significant Accounting Policies

Business

      Ply Gem Holdings, Inc. (Holdings) is a wholly owned subsidiary of Ply Gem Investment Holdings, Inc. Holdings was incorporated on January 23, 2004 to act as a holding company and for the purpose of acquiring Ply Gem Industries, Inc. Holdings has no other operations.

Use of Estimates

      The preparation of a balance sheet in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Recently Issued Accounting Standards

      In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51” (FIN 46). FIN 46 clarifies the application of ARB No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003 and for existing variable interest entities no later than the end of the first annual reporting period beginning after December 15, 2003.

      The adoption of FIN 46 is not expected to have a material impact on the Company’s results of operations or financial condition.

2.     Preferred and Common Stock

      Holdings is authorized to issue up to 200 shares of capital stock, 100 shares each, of preferred and common stock. The board of directors is vested with the authority to designate the rights and limitations of the capital stock, including the dividend rate, the conversion rights, the redemption price, or liquidation preferences of the preferred shares at the time of their issuance. At January 23, 2004, no shares of preferred stock had been issued.

      Shares of common stock are subordinated to shares of the preferred stock with respect to distributions upon liquidation.

3.     Subsequent Event

      On February 12, 2004, Holdings acquired all of the outstanding interests of Ply Gem Industries, Inc. in accordance with a stock purchase agreement entered into among Holdings, Nortek, and WDS LLC for an aggregate consideration of cash and assumed indebtedness of approximately $560 million. Transaction costs and expenses were approximately $30 million. In connection with the financing of the acquisition, Ply Gem Industries, Inc. sold $225 million of 9% Senior Subordinated Notes (Notes) due 2012 and entered into $255 million of new senior credit facilities consisting of a $65 million revolving credit facility and a $190 million term loan facility. The Notes are secured by guarantees from certain of Ply Gem Industries, Inc.’s subsidiaries and Holdings.

Ply Gem Industries, Inc.

Exchange Offer for

$225,000,000

9% Senior Subordinated Notes

due 2012

       No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Interline since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

      Until                     , 2004, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the “DGCL”) grants a Delaware corporation the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys’ fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

      Article 7 of our amended and restated certificate of incorporation provides that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Notwithstanding the preceding sentence, we shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the commencement of such proceeding (or part thereof) was authorized by our board of directors.

      Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

      Article 7 of our amended and restated certificate of incorporation limits the personal liability of our directors to the fullest extent permitted by the DGCL.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      We maintain directors’ and officers’ liability insurance for our officers and directors.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	The following exhibits are being filed with this Registration Statement on Form S-4:

Exhibit
Number		Description

2.1		Stock Purchase Agreement, dated as of December 19, 2003, among Ply Gem Investment
Holdings, Inc., (f/k/a CI Investment Holdings, Inc.), Nortek, Inc. and WDS LLC.
3.1		Amended and Restated Certificate of Incorporation of Ply Gem Industries, Inc.
3.2		Amended Bylaws of Ply Gem Industries, Inc.
3.3		Certificate of Incorporation of Ply Gem Holdings, Inc.
3.4		Bylaws of Ply Gem Holdings, Inc.
3.5		Articles of Incorporation of Great Lakes Window, Inc. (f/k/a GLW Acquisition Corp.).
3.6		Certificate of Amendment to Articles of Great Lakes Window, Inc.
(f/k/a GLW Acquisition Corp.).
3.7		By-laws of Great Lakes Window, Inc.
3.8		Restated Certificate of Incorporation of Kroy Building Products, Inc.
3.9		By-laws of Kroy Building Products, Inc. (f/k/a KBP Acquisition Corp.).
3.10		Certificate of Incorporation of Napco, Inc. (f/k/a PGI Investments, Inc.).
3.11		Certificate of Amendment of the Certificate of Incorporation of Napco, Inc.
(f/k/a/ PGI Investments, Inc.).
3.12		Certificate of Merger, merging Napco, Inc. and NVP, Inc. with and into 2001 Investments, Inc., under the name Napco, Inc.
3.13		By-laws of Napco, Inc. (f/k/a 2001 Investments, Inc.).
3.14		Articles of Incorporation of Thermal-Gard, Inc. (f/k/a Caradon Thermal-Gard, Inc.).
3.15		By-laws of Thermal-Gard, Inc.
3.16		Articles of Incorporation of Variform, Inc.(f/k/a Variform Plastics, Inc.).
3.17		Certificate of Merger, and Articles of Merger, merging Ayers Plastics Company, Inc. into Variform Plastics, Inc.
3.18		Certificate of Amendment of the Articles of Incorporation of Variform, Inc.
(f/k/a Variform Plastics, Inc.).
3.19		Certificate of Amendment of the Articles of Incorporation of Variform, Inc.
(f/k/a Varifrom Plastics, Inc.).
3.20		By-laws of Variform, Inc.
3.21		Certificate of Incorporation of Napco Window Systems, Inc.
3.22		By-laws of Napco Window Systems, Inc.
4.1		Indenture, dated as of February 12, 2004, among Ply Gem Industries, Inc., the Guarantors thereto and U.S. Bank National Association, as Trustee.
4.2		Form of Exchange Note (included as Exhibit A of Exhibit 4.1 of this Registration Statement).
4.3		Registration Rights Agreement, dated as of February 12, 2004, among Ply Gem Industries, Inc., the Guarantors, UBS Securities LLC, Deutsche Bank Securities Inc., CIBC World Markets Corp., and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
5	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
5	.2*	Opinion of Lathrop & Gage L.C.
5	.3*	Opinion of Marshall & Melhorn LLC.

Exhibit
Number		Description

5	.4*	Opinion of Saul Ewing LLP.
8	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
10.1		Amended and Restated Credit Agreement dated as of February 12, 2004, amended and restated as of March 3, 2004, among Ply Gem Industries, Inc., as U.S. borrower, CWD Windows and Doors, Inc. as Canadian borrower, Ply Gem Holdings, Inc. and the other guarantors party thereto, as guarantors, the lenders party thereto, and UBS Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and bookrunners.
10.2		Credit Agreement dated as of February 12, 2004, among Ply Gem Industries, Inc., as U.S. Borrower, CWD Windows and Doors, Inc. as Canadian borrower, Ply Gem Holdings, Inc. and the other guarantors party thereto, as guarantors, the lenders party thereto, and UBS Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and bookrunners.
10.3		U.S. Security Agreement, dated February 12, 2003, among by Ply Gem Industries, Inc., as U.S. borrower and the guarantors party thereto and UBS AG, Stamford Branch, as Collateral Agent.
10.4		Ply Gem Investment Holdings Phantom Stock Plan.
10.5		Ply Gem Investment Holdings 2004 Stock Option Plan.
10.6		Change in Control Severance Benefit Plan.
10.7		Letter from Richard L. Bready to Lee Meyer, dated October 31, 2003, regarding key employee incentive program.
10.8		Letter from Richard L. Bready to Shawn Poe, dated October 31, 2003, regarding key employee incentive program.
10.9		Letter from Richard L. Bready to John Wayne, dated October 31, 2003, regarding key employee incentive program.
10.10		Letter from Richard L. Bready to Mark Watson, dated October 31, 2003, regarding key employee incentive program.
10.11		Letter from Richard L. Bready to Bryan Sveinson, dated October 31, 2003, regarding key employee incentive program.
10.12		Separation, Consulting and Noncompetition Agreement, dated as of January 5, 2004, between John T. Forbis and Kroy Building Products, Inc.
10.13		Debt Financing Advisory Agreement dated as of February 12, 2004, between Ply Gem Industries, Inc. and CxCIC LLC.
10.14		General Advisory Agreement dated as of February 12, 2004, between Ply Gem Industries, Inc. and CxCIC LLC.
10.15		Tax Sharing Agreement dated as of February 12, 2004, between Ply Gem Investment Holdings, Inc., Ply Gem Holdings Inc. and Ply Gem Industries, Inc.
10.16		Transition Services Agreement dated as of February 12, 2004 by and between Nortek, Inc., and Ply Gem Industries, Inc.
10.17		Stock Purchase Agreement, dated as of April 2, 2002, between Hoover FRT Acquisition Co. and Ply Gem Industries, Inc.
10.18		Stock Purchase Agreement, dated as of November 22, 2002, between Alcoa Building Products, Inc., Ply Gem Industries, Inc. and Nortek, Inc.
12.1		Statement of Computation of Ratios of Earnings and Fixed Charges.
21.1		List of Subsidiaries of Ply Gem Industries, Inc.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Ernst & Young LLP.

Exhibit
Number		Description

23	.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibits 5.2 and 8.1 to this Registration Statement).
24.1		Powers of Attorney (included on signature pages of this Part II).
25.1		Form T-1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.

*	To be filed by amendment.

      (b) Financial statement schedules furnished:

Valuation and Qualifying Accounts

Ply Gem Industries, Inc.
December 31, 2003
(In Thousands)

	Balance at	Charged to		Deductions	Balance at
	Beginning	Costs and	Charged to	from	End of
	of Year	Expenses	Other Accounts	Reserves	Year

Year Ended December 31, 2003
Allowance for doubtful accounts and sales allowances	(7,129)	(3,255)	(74)	1,763	(8,695)

Year Ended December 31, 2002
Allowance for doubtful accounts and sales allowances	(5,580)	(3,623)	(115)	2,189	(7,129)

Year Ended December 31, 2001
Allowance for doubtful accounts and sales allowances	(3,906)	(3,126)	(101)	1,553	(5,580)

Report of Independent Auditors

      We have audited the combined financial statements of Ply Gem Industries, Inc. and subsidiaries and CWD Windows & Doors, a division of Broan-Nutone Canada Inc. as of December 31, 2003 and 2002, and for the period January 10, 2003 to December 31, 2003, January 1, 2003 to January 9, 2003, and for each of the two years in the period ended December 31, 2002, and have issued our report thereon dated March 26, 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21b of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

      In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Ernst & Young, LLP

Boston, Massachusetts

March 26, 2004

Item 22.	Undertakings.

      (a) The undersigned registrants hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

      (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (e) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kearney, State of Missouri, on March 30, 2004.

PLY GEM INDUSTRIES, INC.

By:	/s/ LEE D. MEYER

Name: Lee D. Meyer
Title: President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Lee D. Meyer or Shawn K. Poe or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LEE D. MEYER Lee D. Meyer	President, Chief Executive Officer and Director (Principal Executive Officer)	March 30, 2004

/s/ SHAWN K. POE Shawn K. Poe	Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	March 30, 2004

/s/ FREDERICK ISEMAN Frederick Iseman	Chairman of the Board and Director	March 30, 2004

/s/ ROBERT A. FERRIS Robert A. Ferris	Chairman of the Executive Committee and Director	March 30, 2004

Signature	Title	Date

/s/ STEVEN M. LEFKOWITZ Steven M. Lefkowitz	Director	March 30, 2004

/s/ JOHN D. ROACH John D. Roach	Director	March 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kearney, State of Missouri, on March 30, 2004.

PLY GEM HOLDINGS, INC.

By:	/s/ LEE D. MEYER

Name: Lee D. Meyer
Title: President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Lee D. Meyer or Shawn K. Poe or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LEE D. MEYER Lee D. Meyer	President, Chief Executive Officer and Director (Principal Executive Officer)	March 30, 2004

/s/ SHAWN K. POE Shawn K. Poe	Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	March 30, 2004

/s/ FREDERICK ISEMAN Frederick Iseman	Chairman of the Board and Director	March 30, 2004

/s/ ROBERT A. FERRIS Robert A. Ferris	Chairman of the Executive Committee and Director	March 30, 2004

Signature	Title	Date

/s/ STEVEN M. LEFKOWITZ Steven M. Lefkowitz	Director	March 30, 2004

/s/ JOHN D. ROACH John D. Roach	Director	March 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kearney, State of Missouri, on March 30, 2004.

GREAT LAKES WINDOW, INC.

By:	/s/ MARK WATSON

Name: Mark Watson
Title: President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Lee D. Meyer or Shawn K. Poe or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK WATSON Mark Watson	President (Principal Executive Officer)	March 30, 2004

/s/ SHAWN K. POE Shawn K. Poe	Vice President, Treasurer, Secretary and Director (Principal Financial and Accounting Officer)	March 30, 2004

/s/ LEE D. MEYER Lee D. Meyer	Director	March 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kearney, State of Missouri, on March 30, 2004.

KROY BUILDING PRODUCTS, INC.

By:	/s/ DAVID MCCREADY

Name: David McCready
Title: President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Lee D. Meyer or Shawn K. Poe or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID S. MCCREADY David S. McCready	President (Principal Executive Officer)	March 30, 2004

/s/ SHAWN K. POE Shawn K. Poe	Vice President, Treasurer, Secretary and Director (Principal Financial and Accounting Officer)	March 30, 2004

/s/ LEE D. MEYER Lee D. Meyer	Director	March 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kearney, State of Missouri, on March 30, 2004.

NAPCO, INC.

By:	/s/ JOHN C. WAYNE

Name: John C. Wayne
Title: President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Lee D. Meyer or Shawn K. Poe or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN C. WAYNE John C. Wayne	President (Principal Executive Officer)	March 30, 2004

/s/ SHAWN K. POE Shawn K. Poe	Vice President, Finance, Treasurer, Secretary and Director (Principal Financial and Accounting Officer)	March 30, 2004

/s/ LEE D. MEYER Lee D. Meyer	Director	March 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kearney, State of Missouri, on March 30, 2004.

THERMAL-GARD, INC.

By:	/s/ MARK WATSON

Name: Mark Watson
Title: President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Lee D. Meyer or Shawn K. Poe or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK WATSON Mark Watson	President (Principal Executive Officer)	March 30, 2004

/s/ SHAWN K. POE Shawn K. Poe	Vice President, Treasurer, Secretary and Director (Principal Financial and Accounting Officer)	March 30, 2004

/s/ LEE D. MEYER Lee D. Meyer	Director	March 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kearney, State of Missouri, on March 30, 2004.

VARIFORM, INC.

By:	/s/ JOHN C. WAYNE

Name: John C. Wayne
Title: President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Lee D. Meyer or Shawn K. Poe or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN C. WAYNE John C. Wayne	President (Principal Executive Officer)	March 30, 2004

/s/ SHAWN K. POE Shawn K. Poe	Vice President, Finance, Treasurer, Secretary and Director (Principal Financial and Accounting Officer)	March 30, 2004

/s/ LEE D. MEYER Lee D. Meyer	Director	March 30, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kearney, State of Missouri, on March 30, 2004.

NAPCO WINDOW SYSTEMS, INC.

By:	/s/ MARK WATSON

Name: Mark Watson
Title: President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Lee D. Meyer or Shawn K. Poe or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK WATSON Mark Watson	President (Principal Executive Officer)	March 30, 2004

/s/ SHAWN K. POE Shawn K. Poe	Vice President, Finance, Treasurer, Secretary and Director (Principal Financial and Accounting Officer)	March 30, 2004

/s/ LEE D. MEYER Lee D. Meyer	Director	March 30, 2004

EXHIBIT INDEX

Exhibit
Number		Description

2.1		Stock Purchase Agreement, dated as of December 19, 2003, among Ply Gem Investment Holdings, Inc., (f/k/a CI Investment Holdings, Inc.), Nortek, Inc. and WDS LLC.
3.1		Amended and Restated Certificate of Incorporation of Ply Gem Industries, Inc.
3.2		Amended Bylaws of Ply Gem Industries, Inc.
3.3		Certificate of Incorporation of Ply Gem Holdings, Inc.
3.4		Bylaws of Ply Gem Holdings, Inc.
3.5		Articles of Incorporation of Great Lakes Window, Inc. (f/k/a GLW Acquisition Corp.).
3.6		Certificate of Amendment to Articles of Great Lakes Window, Inc. (f/k/a GLW Acquisition Corp.).
3.7		By-laws of Great Lakes Window, Inc.
3.8		Restated Certificate of Incorporation of Kroy Building Products, Inc.
3.9		By-laws of Kroy Building Products, Inc. (f/k/a KBP Acquisition Corp.).
3.10		Certificate of Incorporation of Napco, Inc. (f/k/a PGI Investments, Inc.).
3.11		Certificate of Amendment of the Certificate of Incorporation of Napco, Inc. (f/k/a/ PGI Investments, Inc.).
3.12		Certificate of Merger, merging Napco, Inc. and NVP, Inc. with and into 2001 Investments, Inc., under the name Napco, Inc.
3.13		By-laws of Napco, Inc. (f/k/a 2001 Investments, Inc.).
3.14		Articles of Incorporation of Thermal-Gard, Inc. (f/k/a Caradon Thermal-Gard, Inc.).
3.15		By-laws of Thermal-Gard, Inc.
3.16		Articles of Incorporation of Variform, Inc. (f/k/a Variform Plastics, Inc.).
3.17		Certificate of Merger, and Articles of Merger, merging Ayers Plastics Company, Inc. into Variform Plastics, Inc.
3.18		Certificate of Amendment of the Articles of Incorporation of Variform, Inc. (f/k/a Variform Plastics, Inc.).
3.19		Certificate of Amendment of the Articles of Incorporation of Variform, Inc. (f/k/a Varifrom Plastics, Inc.).
3.20		By-laws of Variform, Inc.
3.21		Certificate of Incorporation of Napco Window Systems, Inc.
3.22		By-laws of Napco Window Systems, Inc.
4.1		Indenture, dated as of February 12, 2004, among Ply Gem Industries, Inc., the Guarantors thereto and U.S. Bank National Association, as Trustee.
4.2		Form of Exchange Note (included as Exhibit A of Exhibit 4.1 of this Registration Statement).
4.3		Registration Rights Agreement, dated as of February 12, 2004, among Ply Gem Industries, Inc., the Guarantors, UBS Securities LLC, Deutsche Bank Securities Inc., CIBC World Markets Corp., and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
5	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
5	.2*	Opinion of Lathrop & Gage L.C.
5	.3*	Opinion of Marshall & Melhorn LLC.
5	.4*	Opinion of Saul Ewing LLP.
8	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
10.1		Amended and Restated Credit Agreement dated as of February 12, 2004, amended and restated as of March 3, 2004, among Ply Gem Industries, Inc., as U.S. borrower, CWD Windows and Doors, Inc. as Canadian borrower, Ply Gem Holdings, Inc. and the other guarantors party thereto, as guarantors, the lenders party thereto, and UBS Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and bookrunners.

Exhibit
Number		Description

10.2		Credit Agreement dated as of February 12, 2004, among Ply Gem Industries, Inc., as U.S. Borrower, CWD Windows and Doors, Inc. as Canadian borrower, Ply Gem Holdings, Inc. and the other guarantors party thereto, as guarantors, the lenders party thereto, and UBS Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and bookrunners.
10.3		U.S. Security Agreement, dated February 12, 2003, among by Ply Gem Industries, Inc., as U.S. borrower and the guarantors party thereto and UBS AG, Stamford Branch, as Collateral Agent.
10.4		Ply Gem Investment Holdings Phantom Stock Plan.
10.5		Ply Gem Investment Holdings 2004 Stock Option Plan.
10.6		Change in Control Severance Benefit Plan.
10.7		Letter from Richard L. Bready to Lee Meyer, dated October 31, 2003, regarding key employee incentive program.
10.8		Letter from Richard L. Bready to Shawn Poe, dated October 31, 2003, regarding key employee incentive program.
10.9		Letter from Richard L. Bready to John Wayne, dated October 31, 2003, regarding key employee incentive program.
10.10		Letter from Richard L. Bready to Mark Watson, dated October 31, 2003, regarding key employee incentive program.
10.11		Letter from Richard L. Bready to Bryan Sveinson, dated October 31, 2003, regarding key employee incentive program.
10.12		Separation, Consulting and Noncompetition Agreement, dated as of January 5, 2004, between John T. Forbis and Kroy Building Products, Inc.
10.13		Debt Financing Advisory Agreement dated as of February 12, 2004, between Ply Gem Industries, Inc. and CxCIC LLC.
10.14		General Advisory Agreement dated as of February 12, 2004, between Ply Gem Industries, Inc. and CxCIC LLC.
10.15		Tax Sharing Agreement dated as of February 12, 2004, between Ply Gem Investment Holdings, Inc., Ply Gem Holdings Inc. and Ply Gem Industries, Inc.
10.16		Transition Services Agreement dated as of February 12, 2004 by and between Nortek, Inc., and Ply Gem Industries, Inc.
10.17		Stock Purchase Agreement, dated as of April 2, 2002, between Hoover FRT Acquisition Co. and Ply Gem Industries, Inc.
10.18		Stock Purchase Agreement, dated as of November 22, 2002, between Alcoa Building Products, Inc., Ply Gem Industries, Inc. and Nortek, Inc.
12.1		Statement of Computation of Ratios of Earnings and Fixed Charges.
21.1		List of Subsidiaries of Ply Gem Industries, Inc.
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Ernst & Young LLP
23	.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibits 5.2 and 8.1 to this Registration Statement).
24.1		Powers of Attorney (included on signature pages of this Part II).
25.1		Form T-1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.

*	To be filed by amendment.